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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 12, 2015

Registration No. 333-203082

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Landmark Infrastructure Partners LP
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6519 (Primary Standard Industrial Classification Code Number)	61-1742322 (I.R.S. Employer Identification Number)

2141 Rosecrans Avenue, Suite 2100
P.O. Box 3429
El Segundo, CA 90245
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

George P. Doyle
Chief Financial Officer and Treasurer
2141 Rosecrans Avenue, Suite 2100
El Segundo, CA 90245
(310) 598-3173
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
William N. Finnegan IV John M. Greer William J. Cernius Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	G. Michael O'Leary William J. Cooper Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common units representing limited partner interests	2,875,000	$17.88	$51,405,000	$5,974

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Calculated in accordance with Rule 457(c) on the basis of the high and low sales prices of the common units on May 8, 2015.

(3)
The total registration fee includes $3,341 that was previously paid for the registration of $28,750,000 of proposed maximum aggregate offering price in the filing of the Registration Statement on March 27, 2015 and $2,633 for the registration of an additional $22,655,000 of proposed maximum aggregate offering price registered hereby.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 12, 2015

Landmark Infrastructure Partners LP

2,500,000 Common Units

Representing Limited Partner Interests

        We are selling 2,500,000 common units representing limited partner interests of Landmark Infrastructure Partners LP. The last reported sales price for our common units on May 8, 2015 was $17.86 per unit. Our common units trade on the NASDAQ Global Market under the symbol "LMRK".

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. Please read "Risk Factors" and "Prospectus Summary—Emerging Growth Company Status."

        Investing in our common units involves a high degree of risk. Before buying any common units, you should carefully read the discussion of material risks of investing in our common units in "Risk Factors" beginning on page 18.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price
Underwriting discounts and commissions
Proceeds to Landmark Infrastructure Partners LP, before expenses

        We have granted the underwriters an option to purchase up to an additional 375,000 common units at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.

        The underwriters are offering the common units as set forth under "Underwriting." The underwriters expect to deliver the common units on or about                  , 2015 through the book-entry facilities of the Depository Trust Company.

Joint Book-Running Managers
Raymond James	Baird	RBC Capital Markets

Co-Managers
Wunderlich	Janney Montgomery Scott

                           , 2015

i

        You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus and any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common units in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Risk Factors" and "Forward-Looking Statements."

        Through and including                      , 2015 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Industry and Market Data

        When we make statements in this prospectus about our position in the wireless communication ground lease industry, the outdoor advertising ground lease industry, the renewable power generation ground lease industry or any sector of those industries, or about our market share, we are making those statements based on our belief as to their accuracy. This belief is based on data regarding those industries, including trends in such markets and our position and the position of our competitors within those industries, derived from a variety of sources, including independent industry publications, government publications, information obtained from customers, tenants, subtenants, trade and business organizations and other publicly available information (including the reports and other information our competitors, tenants and subtenants file with the U.S. Securities and Exchange Commission ("SEC"), which we did not participate in preparing and as to which we make no representation), as well as our good faith estimates, which have been derived from management's knowledge and experience in the areas in which our business operates. Estimates of market size and relative positions in a market are difficult to develop and inherently uncertain. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus.

        In this prospectus, we rely on and refer to information regarding the wireless communication industry, the outdoor advertising industry and related forecasts from SNL Kagan, a media and communications research and consulting division of SNL Financial LC ("SNL Kagan"). Unless otherwise indicated, the information set forth in the "Industry" section of this prospectus regarding the wireless communication industry and the outdoor advertising industry is derived from information provided by SNL Kagan as of March 26, 2015 and is included in this prospectus in reliance upon the authority of SNL Kagan as experts on the wireless communication industry and the outdoor advertising industry. SNL Kagan is not affiliated with us. SNL Kagan has consented to being named in this prospectus.

        We do not have any knowledge that the market and industry data and forecasts provided to us from third party sources are inaccurate in any material respect. However, we have been advised that certain information provided to us from third party sources is derived from estimates or subjective judgments, and while such third party sources have assured us that they have taken reasonable care in the compilation of such information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures. We believe that, notwithstanding such qualification by such third party sources, the market and industry data provided in this prospectus is accurate in all material respects.

        Our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled "Risk Factors."

v

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" and the historical consolidated and combined financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their option to purchase additional common units. You should read "Risk Factors" beginning on page 18 for more information about important factors that you should consider before purchasing our common units.

        Unless the context otherwise requires, references in this prospectus to "Landmark Infrastructure Partners LP," "our partnership," "we," "our," "us," or like terms, for periods prior to our initial public offering, or "IPO," refer to Landmark Infrastructure Partners Predecessor, which we sometimes refer to as our "Predecessor." For periods after our IPO, these terms refer to Landmark Infrastructure Partners LP and its subsidiaries. References to "our general partner" refer to Landmark Infrastructure Partners GP LLC. References to "Landmark" refer collectively to Landmark Dividend LLC and its subsidiaries, other than us, our subsidiaries and our general partner. References to "Fund A" refer to Landmark Dividend Growth Fund-A LLC and references to "Fund D" refer to Landmark Dividend Growth Fund-D LLC. References to "the Contributing Landmark Funds" refer to Fund A and Fund D, collectively and references to "the Remaining Landmark Funds," which have granted us a right of first offer on their assets, refer to Landmark Dividend Growth Fund-C LLC, Landmark Dividend Growth Fund-E LLC, Landmark Dividend Growth Fund-F LLC, Landmark Dividend Growth Fund-G LLC and Landmark Dividend Growth Fund-H LLC, collectively. Our Partnership succeeded our Predecessor, which includes substantially all the assets and liabilities that were contributed to us in connection with our IPO by the Contributing Landmark Funds. Our Predecessor includes the results of such assets during any period they were previously owned by Landmark or any of its affiliates. On April 8, 2015 we acquired 73 tenant sites and related real property interests from an affiliate of Landmark. See "Recent Developments." Unless the context otherwise requires, the operational data provided in this prospectus do not reflect this acquisition. We have provided definitions for some of the real property and other industry terms used in this prospectus in the Glossary of Terms, attached to this prospectus as Appendix A.

Landmark Infrastructure Partners LP

Overview

        We are a growth-oriented master limited partnership formed by Landmark to acquire, own and manage a portfolio of real property interests that we lease to companies in the wireless communication, outdoor advertising and renewable power generation industries.

        Our real property interests underlie our tenants' infrastructure assets, which include cellular towers, rooftop wireless sites, billboards and wind turbines. These assets are essential to the operations and profitability of our tenants. We seek to acquire real property interests subject to tenant lease arrangements that are effectively triple net, containing contractual rent increase clauses, or "rent escalators," which we believe provide us with stable, predictable and growing cash flow.

        Our real property interests consist of a diversified portfolio of long-term and perpetual easements, tenant lease assignments and, to a lesser extent, fee simple properties located in 43 states and the District of Columbia. These real property interests entitle us to receive rental payments from leases on our 776 tenant sites. Approximately 87% of our leased tenant sites are occupied by large, publicly traded companies (or their affiliates) that have a national footprint. These tenants (and their affiliates), which we refer to as our "Tier 1" tenants, are comprised of AT&T Mobility, Sprint, T-Mobile and Verizon in the wireless carrier industry, American Tower, Crown Castle and SBA Communications in the cellular tower industry and Clear Channel Outdoor, Lamar Advertising and OUTFRONT Media (formerly CBS Outdoor) in the outdoor advertising industry.

        We believe the terms of our tenant lease arrangements provide us with stable, predictable and growing cash flow that will support consistent, growing distributions to our unitholders. Substantially all of our tenant lease arrangements are effectively triple net, meaning that our tenants or the underlying property owners are contractually responsible for property-level operating expenses, including maintenance capital expenditures, property taxes and insurance. Substantially all of our tenant leases have contractual rent escalators, and some of our tenant leases contain revenue-sharing provisions in addition to the base monthly or annual rental payments. In addition, we believe the infrastructure assets at our tenant sites are essential to the ongoing operations and profitability of our tenants. When combined with the challenges and costs of relocating those assets and the key strategic locations of our real property interests, we expect continued high tenant retention and occupancy rates. As of March 31, 2015, we had a 99% occupancy rate, with 766 of our 776 total available tenant sites leased.

        For the year ended December 31, 2014, we had revenue of $14.4 million, net income of $0.6 million and Adjusted EBITDA of $12.6 million, respectively, and for the three months ended March 31, 2015, we had revenue of $4.0 million, net loss of $3.2 million and Adjusted EBITDA of $3.6 million. Please read "Selected Historical Combined Financial Data" for the definition of the term Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").

        We benefit significantly from our relationship with Landmark, our sponsor. Landmark, a private company formed in 2010, is one of the largest acquirers of real property interests underlying operationally essential infrastructure assets in the wireless communication, outdoor advertising and renewable power generation industries. Our initial assets and liabilities were contributed to us from Fund A and Fund D, two private investment funds formerly sponsored, managed and controlled by Landmark. As of March 31, 2015, Landmark controlled 994 additional tenant sites through the Remaining Landmark Funds. The Remaining Landmark Funds have granted us a right of first offer on real property interests that they currently own or acquire in the future before selling or transferring those assets to any third party. We refer to these real property interests as the "right of first offer assets." We believe Landmark's asset acquisition and management platform benefits us by providing us with dropdown acquisition opportunities from Landmark's substantial and growing acquisition pipeline, as well as the capability to make direct acquisitions from third parties. Please read "Our Relationship with Landmark."

Recent Developments

Dropdown Acquisition

        On April 8, 2015, we acquired a portfolio of real property interests at 73 tenant sites from an affiliate of Landmark in exchange for approximately $22.1 million. The portfolio of tenant sites (i) consists of wireless communication and outdoor advertising sites, (ii) is subject to effectively triple net lease arrangements, (iii) has a 100% occupancy rate and (iv) has an average remaining real property interest and lease term of approximately 82 years and 18 years (including remaining renewal options), respectively. The purchase price was funded with borrowings under our revolving credit facility. Our management has recommended that our board of directors increase our second quarter 2015 cash distribution (which will be paid in August 2015) to $0.3075 per unit, which represents an approximate 7.0% increase over our minimum quarterly distribution.

First Quarter Distribution

        On April 23, 2015, the board of directors of our general partner announced a cash distribution for the first quarter of 2015 of $0.2975 per common and subordinated unit. The cash distribution will be paid on May 14, 2015 to our unitholders of record at the close of business on May 5, 2015. Any units purchased in this offering will not be entitled to the cash distribution for the first quarter of 2015.

Business Strategies

        Our primary business objectives are to generate stable and predictable cash flow and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

  •
  Grow Through Additional Acquisitions.  We intend to pursue acquisitions of real property interests from Landmark and its affiliates, such as our recent acquisition on April 8, 2015, as well as those real property interests subject to our right of first offer. We also intend to pursue acquisitions of real property interests from third parties, utilizing the expertise of our management and other Landmark employees to identify and assess potential acquisitions, for which we would pay Landmark mutually agreed reasonable fees. When acquiring real property interests, we target infrastructure locations that are essential to the ongoing operations and profitability of our tenants, which we expect will result in continued high tenant occupancy and enhance our cash flow stability. We expect the vast majority of our acquisitions will include leases with our Tier 1 tenants or tenants whose sub-tenants are Tier 1 companies. In addition, we believe the ability to also offer our limited partner interests as consideration for assets will provide property owners with multiple benefits including tax-efficiency and diversification, allowing us to increase our acquisition volume and accelerate our growth. Further, we intend to grow our renewable power generation portfolio and expand into other fragmented asset classes and may pursue acquisitions internationally.

  •
  Increase Cash Flow Without Additional Capital Investment.  We will seek to organically grow our cash flow without additional capital investment through (i) contractual fixed-rate or CPI-based rent escalators, (ii) rent increases based on equipment, technology or site modification upgrades at our infrastructure locations and (iii) revenue sharing arrangements based on tenant performance.

  •
  Generate Stable Cash Flow through Effectively Triple Net Lease Arrangements and Portfolio Diversification. We intend to focus on the acquisition and management of tenant sites with effectively triple net lease arrangements. We believe our focus on effectively triple net lease arrangements enhances our profitability and minimizes volatility in our cash flow. As of March 31, 2015, substantially all of our leased tenant sites were subject to effectively triple net lease arrangements. We will seek to further diversify our portfolio to avoid dependence on any single real property interest or geographic region, and enhance our diversification across structure types, tenants and industries over time.

  •
  Maintain a Conservative Capital Structure.  We target a leverage profile of less than 50% total debt to total market capitalization, which we define as the market value of our limited partner interests and the principal amount of our debt. In addition, we actively manage our balance sheet to address interest rate risk and preserve flexibility. We believe our secured revolving credit facility provides us with an attractive capital structure and significant capacity to execute our acquisition growth plans.

Business Strengths

        We believe we are well-positioned to execute our business strategies based on the following characteristics and strengths:

  •
  Strategic Relationship with Landmark.  We have a significant strategic relationship with our sponsor, Landmark, which we believe will enable us to rapidly grow our portfolio of real property interests. Members of Landmark's management team have significant experience and have overseen the acquisition of over 5,000 real property interests in our initial target industries. We believe Landmark's acquisition practices and the scalability of its proprietary technology platform should permit Landmark to substantially increase its acquisition volumes in the existing target market of several hundred thousand real property interests. We believe that we will have opportunities to purchase additional real property interests through the right of first offer assets, as well as other assets that Landmark owns or may identify for future acquisition. For example, we acquired a portfolio of real property interests at 73 tenant sites from an affiliate of Landmark for approximately $22.1 million on April 8, 2015.

  •
  Stable Cash Flow with Contracted Growth.  As of March 31, 2015, our portfolio includes 776 tenant sites with an average remaining tenant lease term of 17 years including renewal options and an average remaining tenant lease term of four years excluding renewal options. In Landmark's five-year history, including assets that Landmark contributed to us in connection with the closing of the IPO, as well as assets held by the Remaining Landmark Funds, it has had 576 tenant sites come up for renewal and 572 (over 99%) have been renewed. Substantially all of our tenant lease arrangements are effectively triple net and require payment of fixed monthly or annual rent. For the three months ended March 31, 2015, we had no property operating expenses or maintenance capital expenditures, enhancing our cash flow stability. Furthermore, under the omnibus agreement that we entered into at the closing of the IPO, Landmark agreed to cap certain of our general and administrative expenses for a period of up to five years from the closing of the IPO. As of March 31, 2015, 95% of our tenant sites contained contractual rent escalators, 88% of which were fixed-rate (with an average annual escalation rate of approximately 2.6%) and 7% of which were tied to CPI.

  •
  Strategic Locations Highly Desired by Tier 1 Tenants.  We believe our portfolio of assets consists of attractive real property interests underlying infrastructure assets in strategically-desirable locations that are essential to the operations and profitability of our tenants.

  •
  Long Lived, Established Infrastructure Assets.    Our real property interests underlie infrastructure assets that are essential to our tenants' core businesses. We believe the substantial majority of our real property interests are in difficult-to-replicate locations or underlie essential infrastructure assets in which our tenants have made significant investments of capital and committed considerable resources. Additionally, operators of these infrastructure assets would incur substantial time and costs relocating equipment and structures, decommissioning an existing site and returning it to its former condition, and permitting, constructing and installing equipment and structures at a new site.

    •
    Nationally Recognized Tenants.    Approximately 87% of our leased tenant sites are leased to Tier 1 tenants, who we believe carefully selected these sites based on their specific business preferences and requirements.

    •
    Large Presence in Highly Populated Markets and Well-Trafficked Locations.    Approximately 54% of our tenant sites are located in Top 20-ranked Basic Trading Areas, or "BTAs." We believe our locations in these major metropolitan areas are highly desirable for our tenants in the wireless communication and outdoor advertising industries seeking to reach a large customer base.

    •
    Low Concentration Risk from a Geographically Diversified Portfolio.    Our portfolio of 776 tenant sites is located in 43 states and the District of Columbia, with no state accounting for more than 15% of our total tenant sites. In addition, for the three months ended March 31, 2015, our largest tenant lease generated less than 1.5% of our revenue. We believe our diversification substantially mitigates the risk of any single event resulting in a material decrease in our cash flow.

    •
    Opportunities to Increase Rent and Share Revenue Without Additional Capital Investment.    We expect to organically increase the rental revenue from our real property interests without additional capital investment by capturing additional rent from our tenants as they grow. For example, we expect to receive increased rent as our tenants request lease amendments (to accommodate equipment upgrades, increase tenant co-location or extend their leases) and share in incremental revenue from revenue sharing agreements at certain tenant sites.

    •
    Attractive Cost of Capital.    We believe that as a publicly traded partnership, we have a cost of capital advantage over our private competitors seeking to acquire real property interests in our target asset classes. We believe that our ability to make acquisitions with both cash and limited partner interests will expand our universe of potential acquisition opportunities and help us pursue further accretive growth for our unitholders.

Our Portfolio of Real Property Interests

        Our portfolio of real property interests consists primarily of (i) long-term and perpetual easements combined with lease assignment contracts, which we refer to as our "lease assignments," (ii) lease assignments without easements and (iii) to a lesser extent, properties we own in fee simple. In connection with each real property interest, we have also acquired the rights to receive payment under pre-existing ground leases from property owners, which we refer to as our "tenant leases." Under our easements, property owners have granted us the right to use and lease the space occupied by our tenants, which we refer to as tenant sites, and when we have not been granted easements, we have acquired economic rights under lease assignments that are substantially similar to the economic rights granted under our easements, including the right to re-lease the same space if the tenant lease expires or terminates.

        The table below provides an overview of our portfolio of real property interests as of March 31, 2015.

Our Real Property Interests

		Available Tenant Sites (1)			Leased Tenant Sites
Real Property Interest	Number of Infrastructure Locations (1)	Number	Average Remaining Property Interest (Years)		Number	Average Remaining Lease Term (Years) (2)	Tenant Site Occupancy Rate (3)(4)	Average Monthly Effective Rent Per Tenant Site (5)(6)	Quarterly Rental Revenue (6)	Percentage of Quarterly Rental Revenue (6)
Tenant Lease Assignment with Underlying Easement
Wireless Communication	382	509	75.7	(7)	501	19.0			$2,531,032	66%
Outdoor Advertising	111	138	83.8	(7)	138	11.5			531,932	14%
Renewable Power Generation	2	3	23.0		3	22.4			9,941	—%

Subtotal	495	650	77.2	(7)	642	17.4			$3,072,905	80%

Tenant Lease Assignment only (8)
Wireless Communication	70	101	55.3		99	18.1			$620,476	16%
Outdoor Advertising	9	9	85.4		9	15.2			43,189	1%

Subtotal	79	110	57.8		108	17.9			$663,665	17%

Tenant Lease on Fee Simple
Wireless Communication	3	6	99.0	(7)	6	10.7			$38,513	1%
Outdoor Advertising	9	10	99.0	(7)	10	11.5			54,282	2%

Subtotal	12	16	99.0	(7)	16	11.2			$92,795	3%

Total	586	776	74.9	(9)	766	17.4			$3,829,365	100%

Aggregate Portfolio
Wireless Communication	455	616	72.6		606	18.8	98%	$1,653	$3,190,021	83%
Outdoor Advertising	129	157	84.8		157	11.7	100%	1,316	629,403	17%
Renewable Power Generation	2	3	23.0		3	22.4	100%	1,181	9,941	—%

Total (10)	586	776	74.9	(9)	766	17.4	99%	$1,583	$3,829,365	100%

(1)
"Available Tenant Sites" means the number of individual sites that could be leased. For example, if we have an easement on a single rooftop, on which three different tenants can lease space from us, this would be counted as three "tenant sites," and all three tenant sites would be at a single infrastructure location with the same address.

(2)
Assumes the exercise of all remaining renewal options of tenant leases. Assuming no exercise of renewal options, the average remaining lease terms for our wireless communication, outdoor advertising, renewable power generation and aggregate portfolios as of March 31, 2015 were 2.6, 6.6, 19.0 and 3.5 years, respectively.

(3)
Represents number of leased tenant sites divided by number of available tenant sites.

(4)
Occupancy and average monthly effective rent per tenant site are shown only on an aggregate portfolio basis by industry.

(5)
Represents total monthly revenue excluding the impact of amortization of above and below market lease intangibles divided by the number of leased tenant sites.

(6)
Represents GAAP rental revenue recognized under existing tenant leases for the three months ended March 31, 2015. Excludes interest income on receivables.

(7)
Fee simple ownership and perpetual easements are shown as having a term of 99 years for purposes of calculating the average remaining term.

(8)
Reflects "springing lease agreements" whereby the cancellation or nonrenewal of a tenant lease entitles us to enter into a new ground lease with the property owner (up to the full property interest term) and a replacement tenant lease. The remaining lease assignment term is, therefore, equal to or longer than the remaining lease term. Also represents properties for which the "springing lease" feature has been exercised and has been replaced by a lease for the remaining property interest term.

(9)
Excluding perpetual ownership rights, the average remaining property interest term on our tenant sites is approximately 61 years.

(10)
Information herein does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication tenant sites and 28 outdoor advertising tenant sites.

        Our real property interests entitle us to receive rental payments from tenant leases in the wireless communication, outdoor advertising and renewable power generation industries. The table below summarizes our Tier 1 tenants which comprised approximately 87% of our tenants as of March 31, 2015.

 Our Tier 1 Tenants by Industry (1)

Wireless Communication Industry
Wireless Carriers		Tower Companies		Outdoor Advertising Industry
Tenant	% of Total Leased Tenant Sites	Tenant	% of Total Leased Tenant Sites	Tenant	% of Total Leased Tenant Sites
T-Mobile	15%	Crown Castle	14%	OUTFRONT Media (formerly CBS Outdoor)	6%
Verizon	15%	American Tower	4%	Clear Channel Outdoor	5%
AT&T Mobility	10%	SBA Communications	3%	Lamar Advertising	5%
Sprint	10%

Total	50%	Total	21%	Total	16%

(1)
Information herein is as of March 31, 2015 and does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication and 28 outdoor advertising tenant sites.

Right of First Offer Assets

        Under our omnibus agreement, the Remaining Landmark Funds have granted us a right of first offer on real property interests that they currently own or acquire in the future before selling or transferring those interests to any third party. Neither Landmark nor any of the Remaining Landmark Funds are obligated to offer to sell us any additional assets, except for the right of first offer assets, which the Remaining Landmark Funds are obligated to offer to sell to us, only if and when those funds otherwise decide, in their sole discretion, to dispose of such assets. We believe the right of first offer assets have attributes (e.g. tenants, geography, lease terms) similar to the assets we currently own.

        The right of first offer assets, as of March 31, 2015, consist of over 797 infrastructure locations and underlie 994 tenant sites, substantially all of which are currently leased. For additional information regarding the right of first offer assets, please read "Business and Properties—Right of First Offer Assets."

Our Relationship with Landmark

        One of our principal strengths and greatest competitive advantages is our relationship with Landmark. Landmark is one of the largest and most active acquirers of real property interests underlying infrastructure assets in the wireless communication, outdoor advertising and renewable power generation industries. As of March 31, 2015, Landmark, headquartered in El Segundo, California, has approximately 137 employees and has offices and origination team members who work remotely across the United States.

        Landmark has stated that it intends to continue to acquire additional real property interests in the wireless communication, outdoor advertising, renewable power generation and other fragmented industries, and that it intends to facilitate our growth through the sale of additional assets to us. In connection with the closing of our IPO, Landmark made a cash investment in us to purchase 2,066,995 subordinated units at the initial public offering price of our common units. Upon the closing of this offering, Landmark will own our general partner, all of our incentive distribution rights and, assuming the underwriters' option to purchase additional common units is not exercised, a 30.3% limited partner interest in us, consisting entirely of subordinated units. Given its substantial cash investment and significant ownership in us, we believe Landmark will promote and support the successful execution of our business strategies. For example, we acquired a portfolio of real property interests at 73 tenant sites from an affiliate of Landmark for approximately $22.1 million on April 8, 2015.

        We believe Landmark is incentivized to support us. However, there are no restrictions on the ability of Landmark or its affiliates, including the Remaining Landmark Funds and new private funds that Landmark may form, to compete with us, including for the acquisition of future real property interests. We are under no obligation to buy any additional assets from Landmark or the Remaining Landmark Funds. The consideration to be paid by us, as well as the consummation and timing of any acquisition by us of those assets, would depend upon, among other things, the timing of Landmark's decision to sell those assets and our ability to successfully negotiate a price and other purchase terms for those assets. Please read "Risk Factors—Risks Related to Our Business—If we are unable to make accretive acquisitions of real property interests, our growth could be limited" and "Conflicts of Interest and Duties—Conflicts of Interest."

Our Emerging Growth Company Status

        We are an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with certain requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the "Securities Act," for complying with new or revised accounting standards, but we have irrevocably opted out of the extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

        We intend to take advantage of these exemptions until we are no longer an emerging growth company. We will cease to be an "emerging growth company" upon the earliest of: (i) the last day of the fiscal year in which we have $1.0 billion or more in annual revenue; (ii) the date on which we become a "large accelerated filer" (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700.0 million or more); (iii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or (iv) the last day of the fiscal year following the fifth anniversary of the closing of our IPO, or December 31, 2019. As a result of these exemptions, the information that we provide in this prospectus may be different from the information you may receive from other public companies in which you hold equity interests.

Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. You should carefully consider the risks described in "Risk Factors" and the other information in this prospectus before investing in our common units.

Risks Related to Our Business

  •
  We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

  •
  The amount of cash we will have available for distribution to unitholders depends primarily on our cash flow rather than on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

  •
  Our growth strategy requires access to new capital. Unfavorable capital markets could impair our ability to grow.

  •
  If we are unable to make accretive acquisitions of real property interests, our growth could be limited.

  •
  We are dependent on Landmark for acquisitions and our ability to expand may be limited if Landmark's business does not grow as expected.

  •
  Our hedging strategy may be ineffective in reducing the impact of interest rate volatility on our cash flows, which could result in financial losses and adversely impact our distributable cash flow.

  •
  Substantially all of our tenant leases may be terminated upon 30 to 180 days' notice, by our tenants, and unexpected lease cancellations could materially impact our cash flow from operations.

  •
  If we are unable to protect our rights to our real property interests, which may be subject to risks such as land use regulation change, condemnation, unpaid real property taxes, or breach of the easement (or tenant lease assignment) by the property owner, our business and operating results could be adversely affected.

Risks Inherent in an Investment in Us

  •
  Our general partner and its affiliates, including Landmark, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of Landmark, and Landmark is under no obligation to adopt a business strategy that favors us.

  •
  Our partnership agreement restricts the remedies available to holders of our common and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

  •
  Unitholders have very limited voting rights and, even if they are dissatisfied, they will have limited ability to remove our general partner.

  •
  Landmark and the Remaining Landmark Funds may compete with us, and Landmark, as owner of our general partner, will decide when, if, and how we complete acquisitions.

Tax Risks

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service ("IRS") were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

  •
  Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Our Partnership Structure

        The following diagram depicts our ownership and organizational structure after giving effect to this offering (assuming no exercise of the underwriters' option to purchase additional common units).

Management of Landmark Infrastructure Partners LP

        We are managed by the board of directors and executive officers of our general partner, Landmark Infrastructure Partners GP LLC. The executive officers of our general partner are employees of Landmark. Landmark is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner, including the independent directors appointed in accordance with the listing standards established by The NASDAQ Stock Market LLC ("NASDAQ"). Unlike shareholders in a publicly traded corporation who are entitled to vote in the election of directors, our unitholders are not entitled to elect our general partner or the board of directors of our general partner. For more information about the directors and executive officers of our general partner, please read "Management—Directors and Executive Officers of Landmark Infrastructure Partners GP LLC."

        Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations. All of the employees and other personnel that conduct our business are employed or contracted by our general partner and its affiliates, including Landmark, but we sometimes refer to these individuals in this prospectus as our employees because they provide services directly to us. Under our omnibus agreement, we have agreed to reimburse Landmark for expenses related to certain general and administrative services Landmark provides to us in support of our business, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. This cap on expenses will last until the earlier to occur of: (i) the date on which our revenue for the immediately preceding four consecutive fiscal quarters exceeded $80.0 million and (ii) November 19, 2019.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 2141 Rosecrans Avenue, Suite 2100, El Segundo, CA 90245, and our telephone number is (310) 598-3173. Our website is located at http://www.landmarkmlp.com. We make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission ("SEC") available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

        Under our partnership agreement, our general partner has a legal duty to manage us in a manner it believes is in our best interest. However, because our general partner is a wholly owned subsidiary of Landmark, the officers and directors of our general partner also have duties to manage the business of our general partner in a manner beneficial to Landmark. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including Landmark, on the other hand. For example, our general partner is entitled to make determinations that affect the amount of cash distributions we make to the holders of common units, which in turn has an effect on whether our general partner receives cash distributions on our incentive distribution rights it owns. These actions are permitted under our partnership agreement and will not be a breach of any duty of our general partner. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Conflicts of Interest and Duties."

        Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action.

        As permitted by Delaware law, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and contractual methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duties. Our partnership agreement also provides that affiliates of our general partner, including Landmark and its affiliates, are not restricted from competing with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us. For example, Landmark may secure leases on vacant properties in Landmark's portfolio before securing leases for competing vacant properties in our portfolio. Moreover, Landmark may form new private funds that would then compete with us for acquisitions and leasing opportunities and such funds would not be subject to our right of first offer. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and pursuant to the terms of our partnership agreement each holder of common units consents to various actions and potential conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law. Please read "Conflicts of Interest and Duties—Duties of the General Partner" for a description of the fiduciary duties imposed on our general partner by Delaware law, the replacement of those duties with contractual standards under our partnership agreement and certain legal rights and remedies available to holders of our common units and subordinated units. For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

THE OFFERING

Common units offered to the public	2,500,000 common units.
2,875,000 common units if the underwriters exercise in full their option to purchase additional common units from us.
Units outstanding after this offering	7,207,715 common units (7,582,715 common units if the underwriters exercise in full their option to purchase additional common units) and 3,135,109 subordinated units.
Landmark Infrastructure Partners GP LLC holds a non-economic general partner interest in us and all of our incentive distribution rights.
Use of proceeds

We intend to use the net proceeds from this offering to repay a portion of our outstanding borrowings under our revolving credit facility and for general partnership purposes, including to potentially fund future acquisitions.

The net proceeds from any exercise by the underwriters of their option to purchase additional common units from us will be used to repay a portion of our outstanding borrowings under our revolving credit facility and for general partnership purposes, including to potentially fund future acquisitions.

Please read "Use of Proceeds."
Cash distributions

We declared a cash distribution for the first quarter of 2015 of $0.2975 per common and subordinated unit. The cash distribution will be paid on May 14, 2015 to our unitholders of record at the close of business on May 5, 2015. Any units purchased in this offering will not be entitled to the cash distribution for the first quarter of 2015. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

In general, we will pay any cash distributions we make each quarter in the following manner:

•

first, to the holders of common units, until each common unit has received a minimum quarterly distribution of $0.287500, plus any arrearages in the payment of the minimum quarterly distribution from prior quarters during the subordination period;

• second, to the holders of subordinated units until each subordinated unit has received a minimum quarterly distribution of $0.287500; and
• third, to the holders of common and subordinated units, pro rata, until each unit has received a distribution of $0.330625.

If cash distributions to our unitholders exceed $0.330625 per unit in any quarter, our general partner, as the current holder of our incentive distribution rights, will receive increasing percentages, up to 50.0%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." In certain circumstances, our general partner, as the current holder of our incentive distribution rights, has the right to reset the target distribution levels described above to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

If we do not have sufficient available cash at the end of each quarter, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.
Subordinated units

Landmark owns all of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters during the subordination period. Subordinated units will not accrue arrearages.

Conversion of subordinated units

The subordination period will end on the first business day after the date that we have earned and paid distributions of at least (1) $1.15 (the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units for each of three consecutive, non-overlapping four quarter periods ending on or after December 31, 2017, or (2) $1.725 (150% of the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units and the related distributions on our incentive distribution rights for any four-quarter period ending on or after December 31, 2015, in each case provided there are no arrearages in payment of the minimum quarterly distributions on our common units at that time. The subordination period will also end upon the removal of our general partner other than for cause if no subordinated units or common units held by the holders of subordinated units or their affiliates are voted in favor of that removal. When the subordination period ends, each outstanding subordinated unit will convert into one common unit, and common units will no longer be entitled to arrearages. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period."

Limited voting rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business. Our unitholders have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common and subordinated units, voting together as a single class, including any units owned by our general partner and its affiliates. Upon consummation of this offering, assuming the underwriters' option to purchase additional common units is not exercised, Landmark will own all of our subordinated units, representing 30.3% of our total outstanding common units and subordinated units on an aggregate basis. Please read "Our Partnership Agreement—Voting Rights."

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of our common units over the 20 trading days preceding the date that is three business days before notice of exercise of the call right is first mailed and (2) the highest per unit price paid by our general partner or any of its affiliates for common units during the 90 day period preceding the date such notice is first mailed. Please read "Our Partnership Agreement—Limited Call Right."

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2017, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 50% or less of the cash distributed to you with respect to that period. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" for the basis of this estimate.

Material federal income tax consequences

For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Federal Income Tax Consequences."

Exchange listing	Our common units are listed on the NASDAQ Global Market under the symbol "LMRK".

SUMMARY HISTORICAL COMBINED FINANCIAL DATA

        The following table shows summary financial data of Landmark Infrastructure Partners LP and our Predecessor for the periods and as of the dates indicated.

        The summary financial data as of and for the years ended December 31, 2013 and 2012 and the period from January 1, 2014 through November 18, 2014 and as of and for the three months ended March 31, 2014 were derived from the consolidated and combined financial results of our Predecessor. The financial data as of December 31, 2014 and March 31, 2015, and for the period from November 19, 2014 through December 31, 2014 and for the three months ended March 31, 2015, was derived from consolidated financial results of Landmark Infrastructure Partners LP. For accounting purposes, our initial public offering was treated as a reorganization of entities under common control and, accordingly, the financial statements of Landmark Infrastructure Partners LP are treated as a continuation of our Predecessor's. The March 4, 2015 acquisition of 81 tenant sites and related real property interests was a transaction between entities under common control, which requires the assets and liabilities to be transferred at the historical cost of the parent of the entities, with prior periods retroactively adjusted to furnish comparative information. Accordingly, the accompanying financial statements and related notes have been retroactively adjusted to include the historical results and financial position of the portfolio of 81 tenant sites we acquired from an affiliate of Landmark on March 4, 2015 (the "Acquired Assets") prior to March 4, 2015. The following tables should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated and combined financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by our current report on Form 8-K filed on May 11, 2015, and our quarterly report on Form 10-Q for the three months ended March 31, 2015, each of which is incorporated by reference herein.

	Three Months Ended March 31,		Year Ended December 31,
	2015 (1)	2014 (1)	2014 (1)	2013 (1)	2012 (1)
Statement of Income Data:
Revenue
Rental revenue	$3,829,365	$3,313,336	$13,700,487	$11,901,376	$6,428,014
Interest income on receivables	207,310	175,551	709,030	742,185	356,348

Total revenue	4,036,675	3,488,887	14,409,517	12,643,561	6,784,362
Expenses
Management fees to affiliate	—	101,505	362,495	370,625	209,091
Property operating	—	—	24,720	6,454	26,267
General and administrative	983,985	17,547	816,798	722,028	191,293
Acquisition-related	764,490	—	147,150	318,600	727,158
Amortization	1,015,151	865,209	3,556,911	3,229,377	1,435,855
Impairments	2,762,436	—	258,834	1,005,478	183,271

Total expenses	5,526,062	984,261	5,166,908	5,652,562	2,772,935
Other income and expenses
Interest expense	(1,011,656)	(1,132,654)	(4,984,054)	(3,840,359)	(1,476,207)
Loss on early extinguishment of debt	—	—	(2,905,259)	—	—
Realized loss on derivatives	—	—	(213,181)	—	—
Unrealized gain (loss) on derivatives	(773,886)	(52,260)	(552,268)	1,279,176	(1,016,716)
Gain on sale of real property interest	72,502	—	—	—	—

Total other income and expenses	(1,713,040)	(1,184,914)	(8,654,762)	(2,561,183)	(2,492,923)

Net income (loss)	$(3,202,427)	$1,319,712	$587,847	$4,429,816	$1,518,504

Less: Net income (loss) attributable to Predecessor	(310,764)	1,319,712	3,286,195	4,429,816	1,518,504

Net loss attributable to partners	$(2,891,663)	$—	$(2,698,348)	$—	$—

Net income (loss) per limited partner unit (basic and diluted):
Common units	$(0.37)		$(0.34)
Subordinated units	$(0.37)		$(0.34)
Cash distribution declared per limited partner unit	$0.2975		$0.1344
Balance Sheet Data (End of Period):
Land and real property interests, before accumulated amortization	$193,787,314	$171,108,111	$188,208,053	$170,695,906	$139,604,253
Land and real property interests, after accumulated amortization	$187,271,369	$167,517,241	$182,334,854	$167,847,866	$139,542,258
Total assets	$205,052,293	$185,670,949	$200,253,059	$186,972,858	$182,423,518
Secured debt facilities	$97,000,000	$89,168,847	$74,000,000	$89,336,688	$67,301,683
Total liabilities	$108,363,132	$97,500,115	$83,292,429	$98,597,593	$75,438,963
Equity	$96,689,161	$88,170,834	$116,960,630	$88,375,265	$106,984,555
Statement of Cash Flow Data:
Cash flow provided by operating activities	$2,661,724	$1,557,295	$8,909,933	$8,302,510	$4,278,472
Cash flow used in investing activities	$(20,444,030)	$184,805	$(5,546,342)	$(27,809,401)	$(63,953,318)
Cash flow provided by (used in) financing activities	$17,745,868	$(2,040,328)	$(4,089,810)	$(4,703,919)	$84,764,424
Other Data:
Total number of leased tenant sites (end of period) (1)	776	679	753	675	502
EBITDA (2)	$(1,175,620)	$3,317,575	$9,128,812	$11,499,552	$4,430,566
Adjusted EBITDA (2)	$3,600,186	$3,221,701	$12,583,836	$10,961,494	$6,006,694
Distributable cash flow to limited partners (2)	$2,532,167		$1,182,212

(1)
Prior-period financial information has been retroactively adjusted for certain assets acquired in a common control transaction on March 4, 2015.

(2)
For a definition of the non-GAAP financial measures of EBITDA, Adjusted EBITDA and distributable cash flow and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Selected Historical Combined Financial Data—Non-GAAP Financial Measures."

RISK FACTORS

        Investing in our common units involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus, including the matters addressed under "Forward-Looking Statements," before deciding to invest in our common units. Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. If any of the following risks actually occur, they may materially harm our results of operations and distributable cash flow. In this event, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

        In order to support the payment of the minimum quarterly distribution of $0.287500 per unit per quarter, or $1.15 per unit on an annualized basis, on all of our outstanding units after giving effect to this offering (assuming the underwriters' option to purchase additional common units is not exercised) we must generate distributable cash flow of approximately $3.0 million per quarter, or approximately $11.9 million per year, based on the number of common units and subordinated units that will be outstanding immediately after completion of this offering. We may not generate sufficient distributable cash flow each quarter to support the payment of the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our tenant leases, which may fluctuate from quarter to quarter based on, among other things:

  •
  any cancellations under our tenant leases, which are typically cancelable with 30 to 180 days' prior written notice;

  •
  our lease renewal rate and the turnover rate in our tenant base;

  •
  our ability to identify and secure suitable tenants for sites that may become available for lease;

  •
  the amount and timing of rental payments under our tenant leases, including leases where rent is not paid monthly (such as leases where rent is paid annually);

  •
  our ability to maintain or increase rents on our tenant leases;

  •
  damage to our real property interests and/or our tenants' assets caused by hurricanes, earthquakes, floods, fires, severe weather, explosions and other natural disasters and acts of terrorism; and

  •
  prevailing economic and market conditions in the wireless communication, outdoor advertising and renewable power generation industries, as well as in the broader economy.

        In addition, the actual amount of distributable cash flow we generate depends on other factors, some of which are beyond our control, including:

  •
  the amount of our operating expenses and general and administrative expenses, including reimbursements to Landmark, some of which are not subject to any caps or other limits, in respect of those expenses;

  •
  the level of capital expenditures we make;

  •
  the cost of acquisitions, if any;

  •
  our debt service requirements and other liabilities;

  •
  changes in interest rates;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in our revolving credit facility and other debt service requirements;

  •
  the amount of cash reserves established by our general partner; and

  •
  other business risks affecting our cash levels.

The amount of cash we will have available for distribution to unitholders depends primarily on our cash flow rather than on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

        The amount of cash we have available for distribution depends primarily on our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

Our right of first offer is subject to risks and uncertainty, and ultimately we may not acquire any of those assets.

        Our omnibus agreement provides us with a right of first offer on certain existing assets of, and certain assets that may be acquired in the future by, the Remaining Landmark Funds. We do not have a current agreement or understanding with Landmark or any of the Remaining Landmark Funds to purchase any of the right of first offer assets. The consummation and timing of any future acquisitions of these assets will depend upon, among other things, Landmark's or the Remaining Landmark Funds' willingness to offer these assets for sale, our ability to negotiate acceptable purchase agreements and commercial agreements with respect to the assets, the ability to obtain third-party consents, which may be necessary to transfer such assets, and our ability to obtain financing on acceptable terms. We can offer no assurance that we will be able to successfully consummate any future acquisitions in keeping with our right of first offer, and Landmark and the Remaining Landmark Funds are under no obligation to accept any offer that we may choose to make. Landmark may also contribute assets to new private funds that it may form that will not be subject to our right of first offer. In addition, we may decide not to exercise our right of first offer if and when any assets are offered for sale, and our decision will not be subject to unitholder approval.

Our growth strategy requires access to new capital; unfavorable capital markets could impair our ability to grow.

        We continuously consider and enter into discussions regarding potential acquisitions or growth capital expenditures. Any limitations on our access to new capital will impair our ability to execute this strategy. If the cost of capital becomes too expensive, our ability to develop or acquire strategic and accretive assets will be limited. We may not be able to raise the necessary funds on satisfactory terms, if at all. The primary factors that influence our cost of equity include market conditions, including our then current unit price, fees we pay to underwriters and other offering costs, which include amounts we pay for legal and accounting services. Weak economic conditions and volatility and disruption in the financial markets could increase the cost of raising money in the debt and equity capital markets substantially while diminishing the availability of funds from those markets.

If we are unable to make accretive acquisitions of real property interests, our growth could be limited.

        We are experiencing increased competition for the types of real property interests we contemplate acquiring. Weak economic conditions and competition for such acquisitions could limit our ability to fully execute our growth strategy. Additionally, Landmark is not restricted from competing with us and has no obligation or duty to present us with acquisition opportunities. It may acquire and sell future real property interests to the Remaining Landmark Funds, other funds that it may sponsor in the future or other third parties. Please read "Conflicts of Interest and Duties."

        If we are unable to make accretive acquisitions from Landmark, the Remaining Landmark Funds or third-parties, because, among other reasons, (i) the Remaining Landmark Funds elect not to sell assets subject to our right of first offer, (ii) Landmark does not offer other acquisition opportunities to us, (iii) we are unable to identify attractive third-party acquisition opportunities, (iv) we are unable to negotiate acceptable purchase contracts with Landmark, the Remaining Landmark Funds or third parties, (v) we are unable to obtain financing for these acquisitions on economically acceptable terms, (vi) we are outbid by competitors or (vii) we are unable to obtain necessary governmental or third-party consents, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations on a per unit basis. Any acquisition involves potential risk, including, among other things:

  •
  mistaken assumptions about revenue and costs, including potential growth;

  •
  an inability to secure adequate tenant commitments to lease the acquired properties;

  •
  an inability to integrate successfully the assets we acquire;

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  the assumption of unknown liabilities for which we are not indemnified or for which our indemnity is inadequate;

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  the diversion of management's and employees' attention from other business concerns; and

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  unforeseen difficulties of operating in new geographic areas or industries.

We are dependent on Landmark for acquisitions and our ability to expand may be limited if Landmark's business does not grow as expected.

        A major component of our growth strategy is dependent on acquisitions from Landmark and its affiliates and third parties. We do not have any employees and will rely on Landmark to offer us acquisition opportunities and to provide acquisition services including identifying, underwriting and closing on acquisitions from third parties. If Landmark is unsuccessful in completing acquisitions for us, our growth will be limited.

        Furthermore, our growth strategy depends on the growth of Landmark's business. If Landmark focuses on other growth areas or does not or cannot make acquisitions of real property interests in our target industries, we may not be able to fully execute our growth strategy.

We have limited experience acquiring real property interests associated with assets in the renewable power generation industry and other fragmented industries and international real property interests.

        Although we believe we will be able to effectively expand into new markets (in particular the renewable power generation industry), our experience in acquiring real property interests in the renewable power generation industry and other fragmented industries, as well as real property interests internationally, is limited. As a result, we may encounter unforeseen difficulties in our efforts to identify essential assets, assess and underwrite the risk levels associated with such assets, negotiate favorable terms with property owners, negotiate favorable terms with operators of these assets, and comply with applicable laws and regulations.

        If we are unable to correctly predict rental rates, cancellation rates, demand, consolidation trends and growth trends in these industries, a material adverse impact on our results of operations and distributable cash flow could result. If we are unable to effectively expand internationally or into the renewable power generation industry and other fragmented industries, our growth rate may be adversely impacted.

Renewable power generation, including wind and solar power generation, is still in the early stages of its formation, and as such, widespread use of wind and solar generation assets may not develop. Weak growth in the renewable power generation industry could hamper our growth prospects.

        Renewable power generation is only beginning to be implemented in the United States and, as such, renewable power sources such as wind turbines and solar arrays are not widespread. Part of our growth strategy is to continue to acquire real property interests in this industry, and a failure of the renewable power generation industry to grow quickly enough in the United States could negatively impact our future growth and negatively impact our future revenue.

Increases in interest rates could adversely impact the price of our common units, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

        Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price will be impacted by our level of our cash distributions and our implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. As a result, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on the price of our common units, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

Our debt service payments will reduce our net income. Moreover, we may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

        We may not be able to access financing sources on favorable terms, or at all, which could adversely affect our ability to execute our business plan.

        We intend to finance all or a portion of our acquisitions of real property interests through the issuance of debt, borrowings under our credit facility and a variety of other means. Our ability to access sources of financing will depend on various conditions in the markets for financing in this manner which are beyond our control, including lack of liquidity and greater credit spreads, prevailing interest rates and other factors. We cannot assure prospective investors that any sources of debt financing markets will become or remain an efficient and cost-effective source of long-term financing for our assets. If our current debt financing strategy is not viable, we will have to find alternative forms of financing for our acquisitions. This could require us to incur costlier financing which could result in a material adverse effect on our results of operations and distributable cash flow.

Our hedging strategy may be ineffective in reducing the impact of interest rate volatility on our cash flows, which could result in financial losses and adversely impact our distributable cash flow.

        To achieve more predictable cash flow and to reduce our exposure to fluctuations in prevailing market interest rates, we intend to hedge interest rate risks related to a portion of our borrowings over time by means of interest rate swap agreements or other arrangements. To the extent that these derivative instruments are ineffective, fluctuations in market interest rates could result in financial losses and adversely impact our distributable cash flow.

If we are unable to borrow at favorable rates, we may not be able to acquire new real property interests, which could reduce our income and our ability to make cash distributions to our unitholders.

        If we are unable to borrow money at favorable rates, we may be unable to acquire additional real property interests or refinance loans at maturity. Increases in interest rates increase our interest costs. If interest rates are higher when we refinance our loans, our expenses will increase and we may not be able to pass on this added cost in the form of increased rents, thereby reducing our cash flow and the amount available for distribution to you. Further, during periods of rising interest rates, we may be forced to sell one or more of our real property interests in order to repay existing loans, which may not permit us to maximize the return on the particular real property interests being sold.

Landmark's level of indebtedness, the terms of its borrowings and any future credit ratings could adversely affect our ability to grow our business, our ability to make cash distributions to our unitholders, and our ability to obtain debt financing.

        If the level of Landmark's indebtedness increases significantly in the future, it would increase the risk that Landmark may default on its obligations to us under our omnibus agreement, including its agreement to cap the amount of our reimbursement for general and administrative expenses. The terms of Landmark's indebtedness may limit its ability to borrow additional funds and may impact our operations in a similar manner. If Landmark were to default under its debt obligations, Landmark's creditors could attempt to assert claims against our assets during the litigation of their claims against Landmark. The defense of any such claims could be costly and could materially impact our financial condition, absent any adverse determination. If these claims were successful, our ability to meet our obligations to our creditors, make distributions, and finance our operations could be materially adversely affected.

The industries in which our tenants and their sub-lessees operate could experience further consolidation, which may put one or more of our tenants or our tenants' sub-lessees at risk of going out of business or significantly changing its operations.

        Existing and potential tenants may enter into joint ventures, mergers, acquisitions or other cooperative agreements with other of our tenants. Such industry consolidation can potentially reduce the diversity of our tenant base and give tenants greater leverage over us, as their landlord, due to overlapping coverage, ability to increase co-location on nearby existing sites and through aggressive lease negotiations on multiple sites. Such actions have the potential to reduce our revenue in the future. Significant consolidation among our tenants in the wireless communication industry (or our tenants' sub-lessees) may result in the decommissioning of certain existing communications sites, because certain portions of these tenants' (or their sub-lessees') networks may be redundant. As a result of T-Mobile's acquisition of MetroPCS (completed in 2013), we have received termination notices related to 23 MetroPCS tenant sites. As of March 31, 2015, four tenant sites have been vacated with the majority of the remaining sites vacating over the next six months. As a result of these termination notices, we determined that eight real property interests were impaired during the quarter and recognized impairment charges totaling $2.1 million related to these MetroPCS tenant sites. As a result of these terminations and expected additional terminations associated with prior consolidation in the wireless industry, we expect our occupancy rate to decline to approximately 97%. Other recent consolidation events include Sprint's acquisition of the remaining interest in Clearwire (completed in 2013), and AT&T's acquisition of Leap Wireless (completed in 2014). The loss of any one of our large customers as a result of joint ventures, mergers, acquisitions or other cooperative agreements may result in (1) a material decrease in our revenue, (2) an impairment of the value of our real property interests, or (3) other adverse effects to our business. In addition, certain combined companies have undergone or are currently undergoing a modernization of their networks, and these and other tenants and/or sub-lessees could determine not to renew leases with us (or our tenants) as a result. Our future results may be negatively impacted if a significant number of these leases are terminated, and our ongoing contractual revenue would be reduced as a result.

        In addition, certain of our real property interests are rooftop wireless communication sites. Unlike a cellular tower, which will often accommodate multiple tenants through co-location, rooftop wireless communication sites are often rented to only one tenant. A cancellation by a tenant of its lease on a rooftop wireless site will therefore have a much greater effect on that real property interest than a cancellation by one tenant (of several co-located tenants) of its lease on a cellular tower.

Our business depends significantly on the demand for wireless communication and related wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in wireless carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions or network services).

        We derive a significant amount of our revenue from our real property interests associated with wireless communication and related wireless infrastructure. This infrastructure ultimately depends on the demand for wireless voice and data services by consumers. The willingness of consumers to utilize the existing wireless infrastructure, and the willingness of our tenants to renew or extend existing leases, is affected by numerous factors, including:

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  a decrease in consumer demand for wireless services due to general economic conditions or other factors;

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  the financial condition of wireless carriers and/or cellular tower operators;

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  the ability and willingness of wireless carriers and/or cellular tower operators to maintain or increase capital expenditures on network infrastructure;

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  the growth rate of the wireless communication industry or of a particular industry segment;

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  mergers or consolidations among wireless carriers and/or cellular tower operators;

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  increased use of network sharing, roaming or resale arrangements by wireless carriers;

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  delays or changes in the deployment of next generation wireless technologies;

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  zoning, environmental, health or other government regulations or changes in the application and enforcement thereof; and

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  unforeseen technological changes.

        A slowdown in demand for wireless communication or wireless infrastructure may negatively impact our growth or otherwise have a material adverse effect on our results of operations and distributable cash flow.

New technologies may significantly reduce demand for our wireless infrastructure or negatively impact our revenue.

        Improvements in the efficiency of wireless networks could reduce the demand for our tenants' wireless infrastructure. For example, signal combining technologies that permit one antenna to service multiple frequencies and, thereby, multiple customers may reduce the need for our tenants' wireless infrastructure. In addition, other technologies, such as Wi-Fi, femtocells, other small cells, or satellite (such as low earth orbiting) and mesh transmission systems may, in the future, serve as substitutes for, or alternatives to, leasing that might otherwise be anticipated on wireless infrastructure had such technologies not existed. Any significant reduction in wireless infrastructure leasing demand resulting from the previously mentioned technologies or other technologies may negatively impact our revenue or otherwise have a material adverse effect on us.

Our business depends significantly on the demand for outdoor advertising, and we may be adversely affected by any slowdown in such demand. Additionally, a change in advertising strategies and/or zoning regulations may materially and adversely affect our business (including reducing demand for outdoor advertising space).

        We derive a significant amount of our revenue from our real property interests associated with the outdoor advertising industry. The value of these real property interests ultimately depends on the demand for outdoor advertising space and the market rates for advertising. The willingness of advertisers to utilize and willingness of billboard owners to upgrade existing bulletin boards, and the willingness of our tenants to renew or extend existing leases, is affected by numerous factors, including:

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  a decrease in advertisers' budgets due to general economic conditions or other factors;

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  the financial condition of outdoor advertising companies and/or their customers;

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  the ability and willingness of outdoor advertising companies to maintain or increase capital expenditures on upgrading bulletin billboards to digital billboards;

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  mergers or consolidations among outdoor advertising companies;

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  zoning, environmental, health or other government regulations or changes in the application and enforcement thereof; and

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  unforeseen technological changes.

        A slowdown in demand for outdoor advertising may negatively impact our growth or otherwise have a material adverse effect on our results of operations and distributable cash flow.

Due to the long-term expectations of revenue from tenant leases, our results are sensitive to the creditworthiness and financial strength of our tenants and their sub-lessees.

        Due to the long-term nature of our tenant leases and their sub-leases, our performance is dependent on the continued financial strength of our tenants and their sub-lessees, many of whom operate with substantial leverage. Many tenants and potential tenants rely on capital raising activities to fund their operations and capital expenditures, and downturns in the economy or disruptions in the financial and credit markets may make it more difficult and more expensive to raise capital. If our tenants or sub-lessees (or potential tenants or sub-lessees) are unable to raise adequate capital to fund their business plans, they may reduce their spending, which could materially and adversely affect demand for our sites and equipment upgrades. If, as a result of a prolonged economic downturn or otherwise, one or more of our tenants experienced financial difficulties or filed for bankruptcy, it could result in uncollectible accounts receivable and an impairment of our deferred rent asset. In addition, it could result in the loss of significant customers and all or a portion of our anticipated lease revenue from certain tenants, all of which could have a material adverse effect on our business, results of operations and cash flows.

A tenant bankruptcy or insolvency could result in the termination of such tenant's lease, which could reduce revenue.

        Upon the bankruptcy of a tenant, typically the tenant would have the right to assume or reject the tenant's lease at its option and we would not be permitted to terminate the tenant's lease solely on the basis of such bankruptcy. The tenant will have until 120 days after the filing of bankruptcy to make a decision on assumption or rejection, subject to further extension of such time period by the bankruptcy court. In addition, contractual restrictions on the assignment of an unexpired lease of a bankrupt tenant are typically not enforceable. If a bankrupt tenant rejects a tenant lease, applicable provisions of the Bankruptcy Code will limit our claim for damages to the greater of any unpaid rent due under the lease on the earlier of (i) the date of filing of the bankruptcy case, or (ii) the date on which the leased property was repossessed or surrendered, plus (a) the "rent reserved" by the rejected lease for one year, or (b) for 15% of the remainder of the lease, not to exceed three years from the commencement of the case or the surrender of the property plus unpaid rent accrued prior to such date. These limitations could substantially reduce the claim we would be entitled to assert against the bankrupt tenant in the event the lease is rejected. Furthermore, even this limited claim for rent may not be fully paid in a bankruptcy proceeding, as such claim would share pro rata in recovery with all other general unsecured claims. Such provisions would result in a loss of significant anticipated lease revenue to us and adversely affect our revenue.

The bankruptcy or insolvency of an underlying property owner could result in the termination of our easement, lease assignment, or other real property interest.

        Upon the bankruptcy of an underlying property owner, typically the property owner would have the right to assume or reject, at its option, any executory contracts. If a judge in a bankruptcy proceeding were to find that our real property interests are executory contracts, the underlying property owner would have the right to assume or reject such contracts in accordance with the bankruptcy rules. If a bankruptcy court finds that our real property interests are executory contracts and the underlying property owner rejects our contract, our remedies and claims for damages may be limited under bankruptcy law. Such events could have a material adverse impact on our business, results of operations and distributable cash flows.

Substantially all of our tenant leases may be terminated upon 30 to 180 days' notice by our tenants, and unexpected lease cancellations could materially impact our cash flow from operations.

        Most of our tenant leases permit our tenants to cancel the lease at any time with prior written notice. The termination provisions vary from lease to lease, but substantially all of our tenant leases require only 30 to 180 days' advance notification. Cancellations are determined by the tenants themselves in their sole discretion. For instance, both wireless infrastructure and billboard sites are independently assessed by tenants for their ability to provide coverage and/or visibility. This assessment is made prior to construction or installation of the asset and there is no guarantee such coverage will remain static in the future due to independent developments, technological developments, foliage growth or other physical changes in the landscape that are unforeseeable and out of our control. Such results could lead to site removal or relocation to a more suitable location, leading to a reduction in our revenue. Any cancellations will adversely affect our revenue and cash flow, and a significant number of cancellations could materially impact our ability to pay distributions to our unitholders.

Our tenants may be exposed to force majeure events and other unforeseen events for which tenant insurance may not provide adequate coverage. Additionally, local restrictions may prevent or inhibit re-building efforts, particularly with outdoor advertising.

        The sites underlying our real property interests are subject to risks associated with natural disasters, such as ice and wind storms, fires, tornadoes, floods, hurricanes and earthquakes, as well as other unforeseen damage. Should such a disaster cause damage to one of our tenant's sites, certain of our tenant leases allow the tenant to either terminate the lease or withhold rent payments until the site is restored to its original condition. While our tenants generally maintain insurance coverage for natural disasters, they may not have adequate insurance to cover the associated costs of repair or reconstruction for a future major event. Further, in the event of any damage to our tenants' assets, federal, state and local regulations may restrict the ability to repair or rebuild damaged assets—especially billboards or other signs, which are subject to significant regulations. If our tenants are unwilling or unable to repair or rebuild due to damage, we may experience losses in revenue due to terminated tenant leases and/or lease payments that are withheld pursuant to the terms of the tenant lease while the site is repaired.

Our tenants may experience equipment failure, which could lead to the termination of our tenant leases.

        Our tenants' assets are subject to a risk of equipment failure due to wear and tear, latent defect, design error or operator error, or early obsolescence. Additionally, substantially all of our tenant leases allow our tenants to terminate the lease upon 30 to 180 days' notice. If our tenants choose to terminate their leases with us following an equipment failure, it could have a material adverse effect on our assets, liabilities, results of operations and cash flows.

In the event infrastructure assets associated with certain of our real property interests are removed, replacement costs and governmental regulations may delay, restrict, prohibit, or substantially raise the cost of the installation of a similar infrastructure asset.

        Upon the expiration or termination of a tenant's lease, most of our tenants have the right to remove their infrastructure assets associated with our real property interests, which are frequently subject to federal, state and local regulations, such as restrictive zoning. In the event that a tenant exercises its right or fulfills its obligation (as applicable) to remove its equipment, we would be unable to prevent such removal. There could be delays or significant costs associated with replacing the equipment and re-leasing that property, or replacement may be legally impossible. For example, if a legal nonconforming ("grandfathered") billboard is removed, zoning regulations do not allow a replacement billboard to be constructed. Such events could have a material adverse impact on our business, results of operations and distributable cash flows.

Our tenants, as well as their sub-lessees, are subject to governmental regulations, which may restrict their ability to operate.

        Our tenants, as well as their sub-lessees, may be subject to numerous federal, state and local regulations. For example, the outdoor advertising industry is subject to numerous restrictions, which has made it increasingly difficult to develop new outdoor advertising structures and sites. Changes in laws and regulations affecting outdoor advertising at any level of government, or increases in the enforcement of regulations could lead to the removal or modification of outdoor adverting structures and sites.

        If our tenants are unable to obtain acceptable arrangements or compensation in circumstances in which their advertising structures and sites are subject to removal or modification, it could have an adverse effect on our tenants', and in turn our own, business, results of operations and cash flow. In addition, governmental regulation of advertising displays could limit our tenants' installation of new advertising displays, restrict advertising displays to governmentally controlled sites or permit the installation of advertising displays in a manner that benefits our tenants' competitors disproportionately, any of which could have an adverse effect on our tenants', and in turn our own, business, results of operations and cash flow.

        Our other tenants, including those in the cellular tower and renewable power generation industries, are also subject to significant governmental regulations, which may impede or hamper their business operations or ability to grow. As legal requirements frequently change and are subject to interpretation and discretion, we may be unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. Any new law, rule or regulation could require additional expenditure to achieve or maintain compliance or could adversely impact our tenants' ability to generate and deliver energy.

        Additionally, some of our tenants or their sub-lessees are required to maintain licenses, permits and governmental approvals for operation. Some of the licenses, permits and governmental approvals necessary to our tenants' operations may contain conditions and restrictions, or may have limited terms. If our tenants or their sub-lessees fail to satisfy the conditions or comply with the restrictions imposed by such licenses, permits and governmental approvals, or the restrictions imposed by any statutory or regulatory requirements, they may become subject to regulatory enforcement action and the operation of their assets could be adversely affected or be subject to fines, penalties or additional costs or revocation of regulatory approvals, permits or licenses. If this were to happen, the ability of these tenants or their sub-lessees to continue to operate under our tenant leases may be jeopardized, which could adversely affect our revenue and cash flow.

A substantial portion of our revenue is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenue or reduce demand for our wireless infrastructure and network services.

        For the three months ended March 31, 2015, 67% of our combined revenue was derived from T-Mobile, Verizon, Sprint, AT&T Mobility, and Crown Castle (or their affiliates), which represented 19%, 15%, 11%, 11% and 11%, respectively, of our combined revenue. The loss of any one of our large customers as a result of consolidation, merger, bankruptcy, insolvency, network sharing, roaming, joint development, resale agreements by our customers or otherwise may result in (1) a material decrease in our revenue, (2) uncollectible account receivables, (3) an impairment of our deferred site rental receivables, wireless infrastructure assets, site rental contracts or customer relationships intangible assets, or (4) other adverse effects to our business. We cannot guarantee that contracts with our major customers will not be terminated or that these customers will renew their contracts with us. Additionally, our tenant leases with affiliates and subsidiaries of large, nationally-recognized companies may not provide for full recourse to the larger, more creditworthy parent entities affiliated with our lessees. In addition to our four largest customers in the U.S., we also derive a portion of our revenue and anticipated future growth from customers offering or contemplating offering emerging wireless services; such customers are smaller and have less financial resources than our Tier 1 tenants, have business models which may not be successful, or may require additional capital.

Our real property interests currently have significant concentration in a small number of top Basic Trading Areas ("BTAs").

        Real property interests in the top 10 BTAs currently account for approximately 50% of our quarterly rental revenue. The New York BTA is our top BTA and accounted for 20% of our quarterly rental revenue for the three months ended March 31, 2015. The Chicago BTA accounted for 10% of our quarterly rental revenue and no other single BTA accounted for more than 10% of our quarterly rental revenue for the three months ended March 31, 2015. We are susceptible to adverse developments in the economy, weather conditions, competition, consumer preferences, demographics, or other factors in these major metropolitan areas. Due to our susceptibility to such adverse developments, there can be no assurance that the current geographic concentration of our business will not have a material adverse effect on our results of operations and distributable cash flow.

If our tenant leases are not renewed with similar terms, rental rates or at all, our future revenue may be materially affected.

        Approximately 25% of our tenant leases will be subject to extension over the next 12 months. Our tenants are under no obligation to extend their tenant leases. In addition, there is no assurance that current tenants will renew their current leases with similar terms or rental rates, or even at all. The extension, renewal, or replacement of existing leases depends on a number of factors beyond our control, including the level of existing and new competition in our markets, the macroeconomic factors affecting lease economics for our current and potential customers, the balance of supply and demand, on a short-term, seasonal and long-term basis, in our markets, the extent to which customers in our markets are willing to contract on a long-term basis, and the effects of federal, state or local regulations on the contracting practices of our customers.

        Unsuccessful negotiations could potentially reduce revenue generated from the assets and could have a material adverse effect on our results of operations and distributable cash flow.

We may enter into additional credit agreements or mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without prior approval of our unitholders.

        We may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without prior approval of our unitholders. For example, our existing revolving credit facility is secured by substantially all of our assets. If we were to decide at any time to incur debt and secure our obligations or indebtedness by all or substantially all of our assets, and if we were unable to satisfy such obligations or repay such indebtedness, the lenders could seek to foreclose on our assets. The lenders could also sell all or substantially all of our assets under such foreclosure or other realization upon those encumbrances without prior approval of our unitholders, which would adversely affect the price of our common units. In addition, we may enter into additional credit agreements or other debt arrangements in the future that may be secured by all or substantially all of our assets.

Restrictions in our revolving credit facility could adversely affect our results of operations, distributable cash flow and the value of our units.

        We will be dependent upon the earnings and cash flow generated by our operations in order to meet any debt service obligations and to allow us to make cash distributions to our unitholders. The operating and financial restrictions and covenants in our revolving credit facility and any future financing agreements could restrict our ability to finance our future operations or capital needs or to expand or pursue our business activities, which may, in turn, limit our ability to make cash distributions to our unitholders.

        The provisions of our revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our revolving credit facility could result in an event of default that would enable our lenders to declare the outstanding principal of that debt, together with accrued interest, to be immediately due and payable. If the payment of our debt is accelerated, defaults under our other debt instruments, if any, may be triggered, and our assets may be insufficient to repay such debt in full, and the holders of our units could experience a partial or total loss of their investment. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for additional information about our revolving credit facility.

Certain of our real property interests are subordinated to senior debt such as mortgages, which, if we fail to obtain a non-disturbance agreement, could foreclose on our real property interests if the underlying property owner defaults on the mortgage.

        While we make an effort to obtain non-disturbance agreements on the real property interests we acquire, sometimes we are unable to do so. Under certain circumstances and in the absence of a non-disturbance agreement, if the underlying property owner fails to comply with or make payments under debt arrangements senior to us, an event of default may result, which would allow the creditors to foreclose on any of our real property interests associated with that site. Any such default or foreclosure could have a material adverse effect on our results of operations and distributable cash flow.

We expect to incur a significant amount of debt to finance our portfolio which may subject us to an increased risk of loss or adversely affect the return on our investments.

        We expect to incur a significant amount of debt to finance our operations. We expect to finance our acquisitions through the issuance of debt, borrowing under credit facilities, and other arrangements. We anticipate that the leverage we employ will vary depending on our ability to sell our debt, obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Substantially all of our assets are currently pledged as collateral under our revolving credit facility. Our results of operations and distributable cash flow may be adversely affected to the extent that changes in market conditions cause the cost of our financing to increase. In addition to our revolving credit facility, we may enter into additional credit agreements or other debt arrangements in the future.

If we are unable to protect our rights to our real property interests, our business and operating results could be adversely affected.

        Our real property interests consist primarily of rights under leases and long-term or perpetual easements. A loss of these interests at a particular site may interfere with our ability to generate revenue. For various reasons, we may not always have the ability to access, analyze and verify all information regarding zoning and other issues prior to completing an acquisition of real property interests, which can affect our rights to access and lease a site. Our inability to protect our rights to our real property interests may have a material adverse effect on our results of operations and distributable cash flow.

        The value of our real property interests are affected by a number of factors, including changes in the general economic climate, local conditions (such as an oversupply of, or a reduction in demand for, our real property interest), competition based on rental rates, attractiveness and location of the properties, physical condition of the properties, financial condition of buyers and sellers of properties, and changes in operating costs. If our real property interests do not generate sufficient revenue to meet their operating expenses, including debt service, our cash flow and ability to pay distributions to unitholders will be adversely affected. Real estate values are also affected by such factors as government regulations, interest rate levels, the availability of financing, participation by other investors in the financial markets and potential liability under changing laws. Under eminent domain laws, governments can take real property without the owner's consent, sometimes for less compensation than the owner believes the property is worth. In addition, the breach of our easement or lease assignment by an underlying property owner or a tenant could interfere with our operations. Any of these factors could have an adverse impact on our business, financial condition, results of operations or distributable cash flow.

We may be subject to unanticipated liabilities as a result of our real property interests.

        We own real property interests and are parties to contracts with unrelated parties such as tenants. We may be involved in disputes and other matters with property owners, tenants, their respective employees and agents, and other unrelated parties, such as tort claims related to hazardous conditions, foreclosure actions and access disputes. We cannot assure you that we will not become subject to material litigation or other liabilities. If these liabilities are not adequately covered by insurance, they could have a material adverse impact on our results of operations and distributable cash flow.

Our real property interests generally do not make us contractually responsible for the payment of real property taxes. If the responsible party fails to pay real property taxes, the resulting tax lien could put our real property interest in jeopardy.

        Substantially all of our real property interests are subject to effectively triple net lease arrangements under which we are not responsible for paying real property taxes. If the property owner or tenant fails to pay real property taxes, any lien resulting from such unpaid taxes would be senior to our real property interest in the applicable site. Failure to pay such real property taxes could result in our real property interest being impaired or extinguished, or we may be forced to incur costs and pay the real property tax liability to avoid impairment of our assets.

Our tenant leases generally make our tenants contractually responsible for payment of taxes, maintenance, insurance and other similar expenditures associated with our tenants' infrastructure assets. If our tenants fail to pay these expenses as required, it could result in a material adverse impact on our results of operations and distributable cash flow.

        As part of our effectively triple net lease arrangements, our tenant lease agreements typically make our tenants contractually responsible for payment of taxes, maintenance, insurance and other similar expenditures associated with our tenants' infrastructure assets. If our tenants fail to pay these expenses as required, it could result in a diminution in the value of the infrastructure asset associated with our real property interest and have a material adverse impact on our results of operations and distributable cash flow.

If radio frequency emissions from wireless handsets or equipment on wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our tenants' operations, costs or revenue.

        The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years, and numerous health-related lawsuits have been filed against wireless carriers and wireless device manufacturers. We cannot guarantee that claims relating to radio frequency emissions will not arise in the future or that the results of such studies will not be adverse to us or our tenants.

        Public perception of possible health risks associated with wireless communication may slow or diminish the growth of wireless carriers, which may in turn impact our revenue. In particular, negative public perception of, and regulations regarding, these perceived health risks may slow or diminish the market acceptance of wireless communication services and increase opposition to the development and expansion of wireless antenna sites. If a scientific study or court decision resulted in a finding that radio frequency emissions posed health risks to consumers, it could negatively impact the market for wireless services, as well as our wireless carrier tenants, which could materially and adversely affect our business, results of operations and distributable cash flow.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

        We prepare our financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 will require us, among other things to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. We must comply with Section 404 (except for the requirement for an auditor's attestation report, as described below) beginning with our fiscal year ending December 31, 2015. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm's, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

For as long as we are an emerging growth company, we will not be required to comply with certain disclosure requirements that apply to other public companies.

        In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or "JOBS Act." For as long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenue in a fiscal year, have more than $700.0 million in market value of our limited partner interests held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

        In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to "opt out" of this exemption and, therefore, are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common units to be less attractive as a result, there may be a less active trading market for our common units and our trading price may be more volatile.

We may incur asset impairment charges, which could result in a significant reduction to our earnings.

        We review our assets annually to determine if any are impaired, or more frequently in the event of circumstances indicating potential impairment. These circumstances could include a decline in our actual or expected future cash flow or income, a significant adverse change in the business climate, a decline in market capitalization, or slower growth rates in our industry, among others. If we determine that an asset is impaired, we may be required to record a non-cash impairment charge which would reduce our earnings and negatively impact our results of operations.

Terrorist or cyber-attacks and threats, or escalation of military activity in response to these attacks, could have a material adverse effect.

        Terrorist attacks and threats, cyber-attacks, or escalation of military activity in response to these attacks, may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Strategic targets, such as communication-related assets and power generation assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. We do not maintain specialized insurance for possible liability or loss resulting from a cyber-attack on our assets that may shut down all or part of our business. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our results of operations and distributable cash flow.

While our agreements with our lessees, property owners and other surface owners generally include environmental representations, warranties, and indemnities to minimize the extent to which we may be financially responsible for liabilities arising under environmental laws, unforeseen liabilities under these laws could have a material adverse effect on our results of operations and distributable cash flow.

        Laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment are applicable to our business and operations, and also to the businesses and operations of our lessees, property owners and other surface owners or operators. Federal, state and local government agencies issue regulations that often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and that may result in injunctive obligations for non-compliance. These laws and regulations often require permits before operations commence, restrict the types, quantities and concentrations of various substances that can be released into the environment, require remediation of released substances, and limit or prohibit construction or operations on certain lands (e.g. wetlands). We do not conduct any operations on our properties, but we or our tenants may maintain small quantities of materials that, if released, would be subject to certain environmental laws. Similarly, our property owners, lessees and other surface interest owners may have liability or responsibility under these laws which could have an indirect impact on our business. These laws include but are not limited to the federal Resource Conservation and Recovery Act ("RCRA"), and comparable state statutes and regulations promulgated thereunder (which impose requirements on the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes) and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), and analogous state laws (which generally impose liability, without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of hazardous substances into the environment, including the current and former owners or operators of a site. It is not uncommon for neighboring property owners and other third-parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. Therefore, governmental agencies or third parties may seek to hold us, our lessees, property owners and other surface interest owners responsible under CERCLA and comparable state statutes for all or part of the costs to cleanup sites at which hazardous substances have been released. Our agreements with our lessees, counterparties and other surface owners generally include environmental representations, warranties, and indemnities to minimize the extent to which we may be financially responsible for liabilities arising under these laws.

Risks Inherent in an Investment in Us

Our general partner and its affiliates, including Landmark, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of Landmark, and Landmark is under no obligation to adopt a business strategy that favors us.

        Following completion of this offering (assuming the underwriters' option to purchase additional common units is not exercised), Landmark will own a 30.3% limited partner interest in us and all of our general partner through a non-economic interest in us. Although our general partner has a duty to manage us in a manner that is in the best interests of our partnership and our unitholders, the directors and officers of our general partner also have a duty to manage our general partner in a manner that is in the best interests of its owner, Landmark. Conflicts of interest may arise between Landmark and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, the general partner may favor its own interests and the interests of its affiliates, including Landmark, over the interests of our common unitholders. These conflicts include, among others, the following situations:

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  neither our partnership agreement nor any other agreement requires Landmark to pursue a business strategy that favors us or utilizes our assets, which could involve decisions by Landmark to pursue and grow particular markets, or undertake acquisition opportunities for itself;

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  Landmark may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in our best interests;

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  our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limiting our general partner's liabilities and restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  our general partner will determine the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of cash reserves, each of which can affect our distributable cash flow;

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  our general partner will determine the amount and timing of many of our cash expenditures and whether a cash expenditure is classified as an expansion capital expenditure, which would not reduce operating surplus, or a maintenance capital expenditure, which would reduce our operating surplus. This determination can affect the amount of available cash from operating surplus that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus generated in any given period and the ability of the subordinated units to convert into common units;

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  our general partner will determine which costs incurred by it are reimbursable by us;

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  our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate expiration of the subordination period;

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  our partnership agreement permits us to classify up to $10.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of our incentive distribution rights;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

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  our general partner intends to limit its liability regarding our contractual and other obligations;

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  our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if it and its affiliates own more than 80% of the common units;

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  our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including our commercial agreements with Landmark;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

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  our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner (which we refer to as our "conflicts committee"), or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including Landmark, and their respective executive officers, directors and owners. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us does not have any duty to communicate or offer such opportunity to us. Landmark will continue to manage the operation of the Remaining Landmark Funds (including any similar investment funds formed in the future) and is be under no obligation to provide acquisition opportunities to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement" and "Conflicts of Interest and Duties."

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement permits our general partner to limit its liability, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our management has limited experience in managing our business as a publicly traded partnership.

        Our executive management team and internal accounting staff have limited experience in managing our business and reporting as a U.S. publicly traded partnership. As a result, we may not be able to anticipate or respond to material changes or other events in our business as effectively as if our executive management team and accounting staff had such experience. Furthermore, growth projects may place significant strain on our management resources, thereby limiting our ability to execute our day-to-day business activities.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

        Our partnership agreement requires that we distribute all of our available cash to our unitholders. As a result, we expect to rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. Therefore, to the extent we are unable to finance our growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to our common units as to distributions or in liquidation or that have special voting rights and other rights, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may reduce the amount of cash that we have available to distribute to our unitholders.

Our partnership agreement replaces our general partner's fiduciary duties to holders of our common units with contractual standards governing its duties.

        Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the parties where the language in the partnership agreement does not provide for a clear course of action.

        As permitted by Delaware law, our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replaces those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. By purchasing a common unit, a unitholder is treated as having consented to the provisions in our partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Duties—Duties of the General Partner."

Our partnership agreement restricts the remedies available to holders of our common and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

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  provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the determination or the decision to take or decline to take such action was in the best interests of our partnership, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith;

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  provides that our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is approved in accordance with, or otherwise meets the standards set forth in, our partnership agreement.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, our partnership agreement provides that any determination by our general partner must be made in good faith, and that our conflicts committee and the board of directors of our general partner are entitled to a presumption that they acted in good faith. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Duties."

Cost reimbursements, which are determined in our general partner's sole discretion, and fees due to our general partner and its affiliates for services provided will be substantial and will reduce the amount of cash we have available for distribution to you.

        Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement, our general partner determines the amount of these expenses. Under the omnibus agreement that we entered into concurrently with the closing of our IPO, we agreed to reimburse Landmark for expenses related to certain general and administrative services Landmark provides to us in support of our business, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. This cap on expenses will last until the earlier to occur of: (i) the date on which our revenue for the immediately preceding four consecutive fiscal quarters exceeded $80.0 million and (ii) November 19, 2019. Some of the costs and expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits. Payments to our general partner and its affiliates will be substantial and will reduce the amount of cash we have available to distribute to unitholders.

Unitholders have very limited voting rights and, even if they are dissatisfied, they have limited ability to remove our general partner.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. For example, unlike holders of stock in a public corporation, unitholders do not have "say-on-pay" advisory voting rights. Unitholders did not elect our general partner or the board of directors of our general partner and will have no right to elect our general partner or the board of directors of our general partner on an annual or other continuing basis. The board of directors of our general partner is chosen by the member of our general partner, which is a wholly owned subsidiary of Landmark. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which our common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

        The vote of the holders of at least 66 2/3% of all outstanding common units and subordinated units voting together as a single class is required to remove our general partner. After the closing of this offering, Landmark will own, collectively 100% of our subordinated units, which represents a 30.3% limited partner interest in us (assuming the underwriters' option to purchase additional common units is not exercised). Also, if our general partner is removed without cause during the subordination period and common units and subordinated units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units, and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

        "Cause" is narrowly defined under our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders' dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

        Furthermore, unitholders' voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

        Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of Landmark to transfer its membership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices.

The incentive distribution rights of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If our general partner transfers its incentive distribution rights to a third party, it will have less incentive to grow our partnership and increase distributions. A transfer of incentive distribution rights by our general partner could reduce the likelihood of Landmark selling or contributing additional assets to us, which in turn would impact our ability to grow our asset base.

We may issue additional units without unitholder approval, which would dilute unitholder interests.

        At any time, we may issue an unlimited number of general partner interests or limited partner interests of any type without the approval of our unitholders, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such general partner interests or limited partner interests. Further, there are no limitations in our partnership agreement on our ability to issue equity securities that rank equal or senior to our common units as to distributions or in liquidation or that have special voting rights and other rights. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

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  our unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash we have available to distribute on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  the ratio of taxable income to distributions may increase;

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  the relative voting strength of each previously outstanding unit may be diminished; and

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  the market price of our common units may decline.

        The issuance by us of additional general partner interests may have the following effects, among others, if such general partner interests are issued to a person who is not an affiliate of Landmark:

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  management of our business may no longer reside solely with our current general partner; and

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  affiliates of the newly admitted general partner may compete with us, and neither that general partner nor such affiliates will have any obligation to present business opportunities to us.

Landmark and its affiliates may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

        The Contributing Landmark Fund legacy members hold 1,952,665 common units and Landmark and its affiliates hold 3,135,109 subordinated units. Subject to certain requirements, the Contributing Landmark Fund legacy members may sell their common units in the public and private markets upon the expiration of the lockup agreements they entered into in connection with our IPO, which are currently set to expire on May 12, 2015. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. Additionally, we have agreed to provide Landmark and its affiliates with certain registration rights under applicable securities laws. Please read "Units Eligible for Future Sale." The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Other than the requirement in our partnership agreement to distribute all of our available cash each quarter, we have no legal obligation to make quarterly cash distributions, and our general partner has considerable discretion to establish cash reserves that would reduce the amount of available cash we distribute to unitholders.

        Generally, our available cash is comprised of cash on hand at the end of a quarter plus cash-on-hand resulting from any working capital borrowings made after the end of the quarter less cash reserves established by our general partner. Our partnership agreement permits our general partner to establish cash reserves for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future debt service requirements), to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to unitholders. As a result, even when there is no change in the amount of distributable cash flow that we generate, our general partner has considerable discretion to establish cash reserves, which would result in a reduction the amount of available cash we distribute to unitholders. Accordingly, there is no guarantee that we will make quarterly cash distributions to our unitholders at our minimum quarterly distribution rate or at any other rate, and we have no legal obligation to do so, except to the extent we have available cash as defined in our partnership agreement.

Landmark and the Remaining Landmark Funds may compete with us, and Landmark, as owner of our general partner, will decide when, if, and how we complete acquisitions.

        Neither our partnership agreement nor our omnibus agreement prohibits Landmark or any other affiliates of our general partner, including the Remaining Landmark Funds, from owning assets or engaging in businesses that compete directly or indirectly with us. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including Landmark. Any such entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us does not have any duty to communicate or offer such opportunity to us. Consequently, Landmark and other affiliates of our general partner may acquire additional assets in the future without any obligation to offer us the opportunity to purchase any of those assets. As a result, competition from Landmark and other affiliates of our general partner could materially and adversely impact our results of operations and distributable cash flow.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of our then-outstanding common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. After the end of the subordination period (which could occur as early as the quarter ending December 31, 2015), assuming no additional issuances of common units by us and no exercise of the underwriters' option to purchase additional common units (other than upon the conversion of the subordinated units), our general partner and its affiliates (including Landmark) will own approximately 30.3% of our outstanding common units. For additional information about our general partner's call right, please read "Our Partnership Agreement—Limited Call Right."

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that (i) we were conducting business in a state but had not complied with that particular state's partnership statute; or (ii) your right to take certain actions under our partnership agreement constitute "control" of our business. For a discussion of the implications of the limitations of liability on a unitholder, please read "Our Partnership Agreement—Limited Liability."

Unitholders may have to repay distributions that were wrongfully distributed to them.

        Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act or "DRULPA," we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable for the obligations of the transferor to make contributions to the partnership that are known to the transferee at the time of the transfer and for unknown obligations if the liabilities could be determined from our partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Our general partner, or any transferee holding incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of our conflicts committee or the holders of our common units. This could result in lower distributions to holders of our common units.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received distributions on its incentive distribution rights at the highest level to which it is entitled (50%) for each of the prior four consecutive fiscal quarters, to reset the target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units. The number of common units to be issued to our general partner will be equal to that number of common units that would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on our incentive distribution rights in such two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive distributions based on the target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units in connection with resetting the target distribution levels. Additionally, our general partner has the right to transfer all or any portion of our incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Right to Reset Incentive Distribution Levels."

NASDAQ does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

        Our common units are listed on the NASDAQ Global Market. NASDAQ listing rules do not require a listed limited partnership like us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. We are, however, required to have an audit committee of at least three members, all of whom are required to meet the independence and experience standards established by NASDAQ and the Exchange Act. Please read "Management—Management of Landmark Infrastructure Partners LP."

Our partnership agreement includes exclusive forum, venue and jurisdiction provisions and a waiver of the right to a jury trial. By purchasing a common unit, a limited partner is irrevocably consenting to these provisions regarding claims, suits, actions or proceedings, submitting to the exclusive jurisdiction of Delaware courts and waiving a right to a jury trial. Our partnership agreement also provides that any unitholder bringing an unsuccessful action will be obligated to reimburse us for any costs we have incurred in connection with such unsuccessful action.

        Our partnership agreement is governed by Delaware law. Our partnership agreement includes exclusive forum, venue and jurisdiction provisions designating Delaware courts as the exclusive venue for most claims, suits, actions and proceedings involving us or our officers, directors and employees. In addition, if any person brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys' fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. Our partnership agreement also includes an irrevocable waiver of the right to trial by jury in all such claims, suits, actions and proceedings. Please read "Our Partnership Agreement—Exclusive Forum." By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of Delaware courts. If a dispute were to arise between a limited partner and us or our officers, directors or employees, the limited partner may be required to pursue its legal remedies in Delaware which may be an inconvenient or distant location and which is considered to be a more corporate-friendly environment. These provisions may have the effect of discouraging lawsuits against us and our general partner's directors and officers.

Tax Risks

        In addition to reading the following risk factors, please read "Material Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service ("IRS") were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested a ruling from the IRS on this.

        Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business, a change in current law or our failure to satisfy the requirements under the Internal Revenue Code could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, our distributable cash flow would be substantially reduced and we might need to raise funds to pay such corporate level tax. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to our unitholders. Therefore, if we were treated as a corporation for federal income tax purposes or otherwise subjected to a material amount of entity-level taxation, there would be a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

        Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels may be adjusted to reflect the impact of that law on us.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress and the President have periodically considered substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to satisfy the requirements of the exception pursuant to which we are treated as a partnership for federal income tax purposes. Please read "Material Federal Income Tax Consequences—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

        Because a unitholder will be treated as a partner to whom we will allocate taxable income that could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to him, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on his share of our taxable income even if he receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our distributable cash flow to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information we will take various accounting and reporting positions. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our distributable cash flow.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If our unitholders sell common units, they will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and their tax basis in those common units. A unitholder's amount realized on his sale of common units will generally equal the amount of cash (or the fair market value of any property) he receives plus his allocable share of our nonrecourse liabilities. Because distributions in excess of their allocable share of our net taxable income decrease their tax basis in their common units, the amount, if any, of such prior excess distributions with respect to the common units a unitholder sells will, in effect, become taxable income to the unitholder if he sells such common units at a price greater than his tax basis in those common units, even if the price received is less than his original cost. Furthermore, a substantial portion of the amount realized on any sale of a unitholder's common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, a unitholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, a substantial portion of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and pay tax on their share of our taxable income. Tax-exempt entities and non-U.S. persons should consult a tax advisor before investing in our common units.

Our subsidiary Landmark Infrastructure Asset OpCo LLC conducts certain activities that may not generate qualifying income and is treated as a corporation for U.S. federal income tax purposes. Corporate federal income tax paid by this subsidiary will reduce our cash available for distribution.

        In order to maintain our status as a partnership for U.S. federal income tax purposes, 90% or more of our gross income in each tax year must be qualifying income under Section 7704 of the Internal Revenue Code. For a discussion of qualifying income, please read "Material Federal Income Tax Consequences—Partnership Status." Latham & Watkins LLP is unable to opine as to the qualifying nature of the income generated by certain portions of our operations. In an attempt to ensure that 90% or more of our gross income in each tax year is qualifying income, we conduct some of our business related to these operations in a separate subsidiary that is treated as a corporation for U.S. federal income tax purposes. For the twelve months ending December 31, 2015, we forecast that these operations will represent approximately 20% of our total revenue.

        This corporate subsidiary is subject to corporate-level tax, which will reduce the cash available for distribution to us and, in turn, to our unitholders. Distributions from any such corporate subsidiary will generally be taxed to unitholders as dividend income to the extent of current and accumulated earnings and profits of such corporate subsidiary. An individual unitholder's share of dividend income from any corporate subsidiary will constitute portfolio income that could not be offset by the unitholder's share of our other losses or deductions. If the IRS were to successfully assert that any corporate subsidiary has more tax liability than we anticipate or legislation were enacted that increased the corporate tax rate, our cash available for distribution to our unitholders would be further reduced.

We treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we have adopted depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. Latham & Watkins LLP is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from a unitholder's sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to a unitholder's tax returns. Please read "Material Federal Income Tax Consequences—Tax

Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we have adopted.

We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. The U.S. Department of the Treasury and the IRS have issued proposed regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge this method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Latham & Watkins LLP is unable to opine as to whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees."

A unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Latham & Watkins LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We have adopted certain valuation methodologies in determining a unitholder's allocations of income, gain, loss and deduction. The IRS may challenge these methodologies or the resulting allocations, and such a challenge could adversely affect the value of our common units.

        In determining the items of income, gain, loss and deduction allocable to our unitholders, in certain circumstances, including when we issue additional units, we must determine the fair market value of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we make many fair market value estimates using a methodology based on the market value of our common units as a means to measure the fair market value of our assets. The IRS may challenge these valuation methods and the resulting allocations of income, gain, loss and deduction.

        A successful IRS challenge to these methods or allocations could adversely affect the amount, character and timing of taxable income or loss allocated to our unitholders. It also could affect the amount of gain from our unitholders' sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, our unitholders may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We expect to conduct business throughout the United States and many states impose a personal income tax on individuals. It is our unitholders' responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units. Please consult your tax advisor.

USE OF PROCEEDS

        Based on our last reported sales price on the NASDAQ on May 8, 2015, we expect to receive net proceeds of approximately $41,817,500 from the sale of 2,500,000 common units offered by this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to repay a portion of our outstanding borrowings under our revolving credit facility and for general partnership purposes, including to potentially fund future acquisitions. Our estimate assumes the underwriters' option to purchase 375,000 additional common units from us is not exercised. The net proceeds from any exercise by the underwriters of their option to purchase additional common units from us will be used to repay a portion of our outstanding borrowings under our revolving credit facility and for general partnership purposes, including to potentially fund future acquisitions. Affiliates of certain of the underwriters are lenders under our revolving credit facility and as such may receive a portion of the proceeds from this offering if we use them to repay amounts outstanding under our revolving credit facility. See "Underwriting—Other Relationships."

        As of May 8, 2015, we had approximately $118.5 million outstanding under our revolving credit facility at a weighted average interest rate of 3.7% per annum. Such outstanding borrowings were primarily incurred (i) to fund a portion of the cash consideration paid in connection with our dropdown acquisition of assets that closed on March 4, 2015, (ii) to fund a portion of the cash consideration paid in connection with our dropdown acquisition of assets that closed on April 8, 2015, (iii) for the purchase of real property interests in connection with our IPO and (iv) for other partnership purposes. We may borrow additional funds under our revolving credit facility, subject to certain restrictions, at any time for any other partnership purposes, and our revolving credit facility has a maturity date of November 19, 2019.

CAPITALIZATION

        The following table shows our capitalization as of March 31, 2015:

  •
  on an actual basis; and

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  on an as adjusted basis to give effect to the issuance and sale of 2,500,000 common units in this offering at an assumed offering price of $17.86 per unit, which is the last reported sale price of our common units on the NASDAQ Global Market on May 8, 2015, and our receipt of an estimated $41,817,500 of net proceeds from this offering after deducting estimated underwriting discounts and commissions and estimated offering expenses.

        This table is derived from, should be read together with and is qualified in its entirety by reference to the combined financial statements and the accompanying notes incorporated by reference in this prospectus.

	As of March 31, 2015
	Actual	As Adjusted
Cash and cash equivalents	$274,670	$274,670

Long-term debt
Revolving credit facility (1)	$97,000,000	$55,182,500

Partners' capital
Common units—Public	$72,395,386	$114,212,886
Subordinated units—Landmark	28,168,083	28,168,083
General partner interest	(3,874,308)	(3,874,308)

Total partners' capital	96,689,161	138,506,661

Total capitalization	$193,689,161	$193,689,161

(1)
As of May 8, 2015, we had an aggregate of $118.5 million of borrowings outstanding under our revolving credit facility, including approximately $21.5 million we borrowed to fund our acquisition of assets from Landmark on April 8, 2015.

PRICE RANGE OF OUR COMMON UNITS AND DISTRIBUTIONS

        Our common units are listed on the NASDAQ Global Market under the symbol "LMRK". On November 19, 2014, we completed our initial public offering of common units representing limited partnership interests in us. Our common units represent limited partner interests in us that entitle the holders to the rights and privileges specified in our partnership agreement.

        On May 8, 2015, the last reported sales price for our common units was $17.86. As of May 8, 2015, there were approximately 216 holders of record of our common units. The following table sets forth the range of the daily high and low sales prices per common unit and cash distributions to common unitholders for the quarters indicated.

Quarter Ended	High Sale Price	Low Sale Price	Quarterly Cash Distribution per Unit		Distribution Date	Record Date
June 30, 2015 (through May 8, 2015)	$18.66	$16.62	(1)		(1)	(1)
March 31, 2015	$18.45	$17.97	$0.2975		May 14, 2015	May 5, 2015
December 31, 2014 (2)	$19.25	$15.72	$0.1344	(3)	February 13, 2015	February 6, 2015

(1)
The distribution attributable to the quarter ending June 30, 2015 has not yet been declared or paid. We are required to declare and pay quarterly cash distributions within 45 days following the end of the quarter.

(2)
For the period from the closing of our IPO on November 19, 2014 through December 31, 2014.

(3)
Amount represents the minimum quarterly distribution ($0.2875 per unit, or $1.15 per unit on an annualized basis), prorated for the 43-day period that the Partnership was public following the closing of our IPO.

Distributions of Available Cash

        Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions" for information on our cash distribution policy.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

  Rationale for Our Cash Distribution Policy

        Our partnership agreement requires that we distribute all of our available cash quarterly. This requirement reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it. However, other than the requirement in our partnership agreement to distribute all of our available cash each quarter, we have no legal obligation to pay quarterly cash distributions in any specified amount, and our general partner has considerable discretion to determine the amount of our available cash each quarter. Generally, our available cash is our (1) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (2) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute than would be the case if we were subject to federal income tax. If we do not generate sufficient available cash from operations, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

  Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        Although our partnership agreement requires that we distribute all of our available cash quarterly, there is no guarantee that we will pay quarterly cash distributions to our unitholders at our minimum quarterly distribution rate or at any other rate, and we have no legal obligation to do so, except to the extent we have available cash as defined in our partnership agreement. In addition, our general partner has considerable discretion in determining the amount of our available cash each quarter. The following factors will affect our ability to pay cash distributions, as well as the amount of any cash distributions we pay:

  •
  Our ability to pay cash distributions may be limited by certain covenants in our revolving credit facility. Should we be unable to satisfy these covenants, we will be unable to pay cash distributions. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility."

  •
  The amount of cash that we distribute and the decision to pay any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. Specifically, our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to pay cash distributions, may be amended. During the subordination period our partnership agreement may not be amended without the approval of our public common unitholders, except in a limited number of circumstances when our general partner can amend our partnership agreement without any unitholder approval. For a description of these limited circumstances, please read "Our Partnership Agreement—Amendment of Our Partnership Agreement—No Unitholder Approval." However, after the subordination period has ended, our partnership agreement may be amended with the consent of our general partner and the approval of a majority of the outstanding common units, including common units owned by our general partner and its affiliates. Upon completion of this offering, assuming the underwriters' option to purchase additional common units is not exercised, Landmark will own our general partner and 30.3% limited partner interest in us, consisting entirely of subordinated units.

  •
  Under Section 17-607 of the DRULPA, we may not pay a cash distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

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  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating and maintenance or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our available cash is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash."

  •
  Our ability to pay cash distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to pay cash distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

  •
  If and to the extent our available cash materially declines from quarter to quarter, we may elect to reduce the amount of our quarterly distributions in order to service or repay our debt or fund expansion capital expenditures.

        To the extent that our general partner determines not to distribute the full minimum quarterly distribution on our common units with respect to any quarter during the subordination period, the common units will accrue an arrearage equal to the difference between the minimum quarterly distribution and the amount of the distribution actually paid on the common units with respect to that quarter. The aggregate amount of any such arrearages must be paid on the common units before any distributions of available cash from operating surplus may be made on the subordinated units and before any subordinated units may convert into common units. The subordinated units will not accrue any arrearages. Any shortfall in the payment of the minimum quarterly distribution on the common units with respect to any quarter during the subordination period may decrease the likelihood that our quarterly distribution rate would increase in subsequent quarters. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period."

  Our Ability to Grow is Dependent on our Ability to Access External Expansion Capital

        Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we rely primarily upon our cash reserves and external financing sources, including borrowings under our revolving credit facility and the future issuance of debt and equity securities, to fund future acquisitions and other expansion capital expenditures. To the extent we are unable to finance growth with external sources of capital, the requirement in our partnership agreement to distribute all of our available cash will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. Our revolving credit facility restricts our ability to incur additional debt, including through the issuance of debt securities. Please read "Risk Factors—Risks Related to Our Business—Restrictions in our revolving credit facility could adversely affect our results of operations, distributable cash flow and the value of our units." To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our cash distributions per unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to our common units, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. If we incur additional debt (under our revolving credit facility or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn will reduce the available cash that we have to distribute to our unitholders.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Distributions of Available Cash

  General

        Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

  Definition of Available Cash

        Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future debt service requirements);

  •
  comply with applicable law, any of our or our subsidiaries' debt instruments or other agreements; or

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  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter).

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

  Intent to Distribute the Minimum Quarterly Distribution

        Under our current cash distribution policy, we intend to pay a minimum quarterly distribution to the holders of our common units and subordinated units of $0.287500 per unit, or $1.15 per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our cash distribution policy and the decision to pay any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility" for a discussion of the restrictions included in our revolving credit facility that may restrict our ability to pay distributions.

  General Partner Interest and Incentive Distribution Rights

        Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

        Our general partner also holds incentive distribution rights that will entitle it to receive increasing percentages, up to a maximum of 50%, of the available cash we distribute from operating surplus (as defined below) in excess of $0.330625 per unit per quarter. The maximum distribution of 50% does not include any distributions that our general partner or its affiliates may receive on common or subordinated units that they own. Please read "Our Partnership Agreement" for additional information.

Operating Surplus and Capital Surplus

  General

        All cash distributed to unitholders will be characterized as either being paid from "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

  Operating Surplus

        We define operating surplus as:

  •
  $10.0 million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of an interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such interest rate hedge; plus

  •
  working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined below) after the closing of our IPO; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $10.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

        We define interim capital transactions as (1) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (2) sales of equity securities, (3) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements and (4) capital contributions received by us.

        We define operating expenditures as all of our cash expenditures, including taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, cash interest expense, payments made in the ordinary course of business under interest rate hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract and amounts paid in connection with the initial purchase of an interest rate hedge contract will be amortized over the life of such interest rate hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

  •
  repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  payment of transaction expenses (including taxes) relating to interim capital transactions;

  •
  distributions to our partners;

  •
  repurchases of partner interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

  •
  any other expenditures or payments using the proceeds of this offering that are described in "Use of Proceeds."

  Capital Surplus

        Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities;

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

  •
  capital contributions received.

  Characterization of Cash Distributions

        All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by us since the closing of our IPO equals the operating surplus from the closing of our IPO through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $10.0 million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the unit price from our IPO and as a return of capital. We do not anticipate that we will pay any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or operating income.

        Unlike a number of other master limited partnerships, we currently do not expect to retain cash from our operations for maintenance capital expenditures, primarily due to the long-lived nature of our real property interests and the effectively triple net nature of our tenant lease arrangements. For the three months ended March 31, 2015, we incurred no maintenance capital expenditures. In addition to not bearing responsibility for maintenance capital expenditures, we expect our revenue from existing assets to increase over time through contractual rent escalators, tenant revenue sharing arrangements and lease amendments, none of which require capital investment to achieve. Please read "Business and Properties—Business Strategies—Increase Cash Flow without Additional Capital Investment." In the future, the board of directors of our general partner may decide to retain cash for maintenance capital expenditures, which may have an adverse impact on our distributable cash flow.

        Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of additional real property interests from Landmark, and from third parties, to the extent such acquisitions are expected to expand our long-term operating capacity or operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

        Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Subordinated Units and Subordination Period

  General

        Our partnership agreement provides that, during the subordination period (as defined below), the common units have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.287500 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units are not entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters. Furthermore, no arrearages will accrue or be payable on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be available cash to be distributed on the common units.

  Subordination Period

        Except as described below, the subordination period will extend until the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending December 31, 2017, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $1.15 (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $1.15 (the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during those periods on a fully diluted basis; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Early Termination of the Subordination Period

        Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending December 31, 2015, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $1.725 (150% of the annualized minimum quarterly distribution), plus the related distributions on our incentive distribution rights, for the four-quarter period immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (1) $1.725 (150% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during that period on a fully diluted basis and (2) the corresponding distributions on our incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

  Expiration Upon Removal of the General Partner

        In addition, if the unitholders remove our general partner other than for cause:

  •
  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner;

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

  •
  our general partner will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

  Expiration of the Subordination Period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

  Adjusted Operating Surplus

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash From Operating Surplus During the Subordination Period

        We will pay distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, to the subordinated unitholders, pro rata, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

Distributions of Available Cash From Operating Surplus After the Subordination Period

        We will pay distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner owns a non-economic general partner interest and therefore is not entitled to distributions that we make prior to our liquidation, other than through common interests that it subsequently acquires or through our incentive distribution rights.

        Incentive distribution rights represent the right to receive an increasing percentage (15%, 25% and 50%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved for certain specified time periods. Our general partner currently holds our incentive distribution rights, but may transfer these rights separately from its general partner interest.

        The following discussion assumes that our general partner continues to own our incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

        then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  first, to all unitholders, pro rata, until each unitholder receives a total of $0.330625 per unit for that quarter (the "first target distribution");

  •
  second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.359375 per unit for that quarter (the "second target distribution");

  •
  third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.431250 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal percentage interest in distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total quarterly distribution per unit target amount." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner assume that our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

			Marginal percentage interest in distributions
	Total quarterly distribution per unit target amount		Unitholders	General Partner
Minimum Quarterly Distribution	$0.287500		100%	0%
First Target Distribution	above $0.287500	up to $0.330625	100%	0%
Second Target Distribution	above $0.330625	up to $0.359375	85%	15%
Third Target Distribution	above $0.359375	up to $0.431250	75%	25%
Thereafter	above $0.431250		50%	50%

Right to Reset Incentive Distribution Levels

        Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of our incentive distribution rights at the time that a reset election is made. The right of the holder of our incentive distribution rights to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to the holder of our incentive distribution rights are based may be exercised, without approval of our unitholders or the conflicts committee, at any time when there are no subordinated units outstanding, we have made cash distributions to the holders of our incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. If our general partner and its affiliates are not the holders of a majority of our incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the holder of our incentive distribution rights will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to our incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period.

        The number of common units that our general partner (or the then-holder of our incentive distribution rights, if other than our general partner) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, to all unitholders, pro rata, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

Distributions from Capital Surplus

  How Distributions from Capital Surplus will be made

        We will pay distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, to all unitholders, pro rata, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

  •
  thereafter, as if they were from operating surplus.

        The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

  Effect of a Distribution from Capital Surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the unit price from our IPO, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, the effects of distributions of capital surplus may make it easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        If we reduce the minimum quarterly distribution to zero, our partnership agreement specifies that we then make all future distributions from operating surplus, with 50.0% being paid to the holders of units and 50.0% to our general partner. The percentage interests shown for our general partner include its non-economic general partner interest and assume our general partner has not transferred our incentive distribution rights.

Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units (commonly referred to as a "reverse split") or subdivide our units into a greater number of units (commonly referred to as a "split"), we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels;

  •
  the unrecovered initial unit price; and

  •
  the arrearages per common unit in payment of the minimum quarterly distribution on the common units.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be split into two units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including additional common units issued under any compensation or benefit plans).

        In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation (as described below).

        The allocations of gain and loss upon our liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a liquidation preference over the holders of outstanding subordinated units, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units plus, along with the subordinated units, a portion of any remaining funds, as described below. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account our incentive distribution rights of our general partner.

  Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

  •
  first, to our general partner to the extent of any negative balance in its capital account;

  •
  second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of:

  (1)
  the unrecovered initial unit price;

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

  (3)
  any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of:

  (1)
  the unrecovered initial unit price; and

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

  •
  fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

    (2)
    the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

  •
  sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        The percentages set forth above are based on the assumptions that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

  Manner of Adjustments for Losses

        If the liquidation occurs before the end of the subordination period, after making allocations of loss to the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our unitholders in the following manner:

  •
  first, to the holders of subordinated units in proportion to the positive balances in their capital accounts, until the capital accounts of the subordinated unitholders have been reduced to zero; and

  •
  thereafter, 100% to the holders of common units in accordance with their percentage interest in us.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

  Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners' capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders based on their percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table shows selected financial data of Landmark Infrastructure Partners LP and our Predecessor for the periods and as of the dates indicated.

        The selected financial data as of and for the years ended December 31, 2013 and 2012 and the period from January 1, 2014 through November 18, 2014 and as of and for the three months ended March 31, 2014 were derived from the consolidated and combined financial results of our Predecessor. The financial data as of December 31, 2014 and March 31, 2015, and for the period from November 19, 2014 through December 31, 2014 and for the three months ended March 31, 2015, was derived from consolidated financial results of Landmark Infrastructure Partners LP. For accounting purposes, our initial public offering was treated as a reorganization of entities under common control and, accordingly, the financial statements of Landmark Infrastructure Partners LP are treated as a continuation of the Predecessor's. The March 4, 2015 acquisition of 81 tenant sites and related real property interests was a transaction between entities under common control, which requires the assets and liabilities to be transferred at the historical cost of the parent of the entities, with prior periods retroactively adjusted to furnish comparative information. Accordingly, the accompanying financial statements and related notes have been retroactively adjusted to include the historical results and financial position of the Acquired Assets prior to March 4, 2015. The following tables should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated and combined financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by our current report on Form 8-K filed on May 11, 2015, and our quarterly report on Form 10-Q for the three months ended March 31, 2015, each incorporated by reference herein.

	Three Months Ended March 31,		Year Ended December 31,
	2015 (1)	2014 (1)	2014 (1)	2013 (1)	2012 (1)
Statement of Income Data:
Revenue
Rental revenue	$3,829,365	$3,313,336	$13,700,487	$11,901,376	$6,428,014
Interest income on receivables	207,310	175,551	709,030	742,185	356,348

Total revenue	4,036,675	3,488,887	14,409,517	12,643,561	6,784,362
Expenses
Management fees to affiliate	—	101,505	362,495	370,625	209,091
Property operating	—	—	24,720	6,454	26,267
General and administrative	983,985	17,547	816,798	722,028	191,293
Acquisition-related	764,490	—	147,150	318,600	727,158
Amortization	1,015,151	865,209	3,556,911	3,229,377	1,435,855
Impairments	2,762,436	—	258,834	1,005,478	183,271

Total expenses	5,526,062	984,261	5,166,908	5,652,562	2,772,935
Other income and expenses
Interest expense	(1,011,656)	(1,132,654)	(4,984,054)	(3,840,359)	(1,476,207)
Loss on early extinguishment of debt	—	—	(2,905,259)	—	—
Realized loss on derivatives	—	—	(213,181)	—	—
Unrealized gain (loss) on derivatives	(773,886)	(52,260)	(552,268)	1,279,176	(1,016,716)
Gain on sale of real property interest	72,502	—	—	—	—

Total other income and expenses	(1,713,040)	(1,184,914)	(8,654,762)	(2,561,183)	(2,492,923)

Net income (loss)	$(3,202,427)	$1,319,712	$587,847	$4,429,816	$1,518,504

Less: Net income (loss) attributable to Predecessor	(310,764)	1,319,712	3,286,195	4,429,816	1,518,504

Net loss attributable to partners	$(2,891,663)	$—	$(2,698,348)	$—	$—

Net income (loss) per limited partner unit (basic and diluted):
Common units	$(0.37)		$(0.34)
Subordinated units	$(0.37)		$(0.34)
Cash distribution declared per limited partner unit	$0.2975		$0.1344
Balance Sheet Data (End of Period):
Land and real property interests, before accumulated amortization	$193,787,314	$171,108,111	$188,208,053	$170,695,906	$139,604,253
Land and real property interests, after accumulated amortization	$187,271,369	$167,517,241	$182,334,854	$167,847,866	$139,542,258
Total assets	$205,052,293	$185,670,949	$200,253,059	$186,972,858	$182,423,518
Secured debt facilities	$97,000,000	$89,168,847	$74,000,000	$89,336,688	$67,301,683
Total liabilities	$108,363,132	$97,500,115	$83,292,429	$98,597,593	$75,438,963
Equity	$96,689,161	$88,170,834	$116,960,630	$88,375,265	$106,984,555
Statement of Cash Flow Data:
Cash flow provided by operating activities	$2,661,724	$1,557,295	$8,909,933	$8,302,510	$4,278,472
Cash flow provided by (used in) investing activities	$(20,444,030)	$184,805	$(5,546,342)	$(27,809,401)	$(63,953,318)
Cash flow provided by (used in) financing activities	$17,745,868	$(2,040,328)	$(4,089,810)	$(4,703,919)	$84,764,424
Other Data:
Total number of leased tenant sites (end of period) (1)	776	679	753	675	502
EBITDA (2)	$(1,175,620)	$3,317,575	$9,128,812	$11,499,552	$4,430,566
Adjusted EBITDA (2)	$3,600,186	$3,221,701	$12,583,836	$10,961,494	$6,006,694
Distributable cash flow to limited partners (2)	$2,532,167		$1,182,212

(1)
Prior-period financial information has been retroactively adjusted for certain assets acquired in a common control transaction on March 4, 2015.

(2)
For a definition of the non-GAAP financial measures of EBITDA, Adjusted EBITDA and distributable cash flow and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measures."

Non-GAAP Financial Measures

        We define EBITDA as net income before interest, income taxes, depreciation and amortization, and we define Adjusted EBITDA as EBITDA before impairments, acquisition-related costs, unrealized and realized gain or loss on derivatives, loss on extinguishment of debt, unit-based compensation, straight line rental adjustments, amortization of above- and below-market lease intangibles, and the capital contribution to fund our general and administrative expense reimbursement. We define distributable cash flow as Adjusted EBITDA less cash interest paid, current cash income tax paid and maintenance capital expenditures. Distributable cash flow will not reflect changes in working capital balances.

        EBITDA, Adjusted EBITDA and distributable cash flow should not be considered an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further, EBITDA, Adjusted EBITDA and distributable cash flow should be compared with our reported net income in accordance with GAAP, as presented in our combined financial statements.

        EBITDA, Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

  •
  our operating performance as compared to other publicly traded limited partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

  •
  the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

  •
  our ability to incur and service debt and fund capital expenditures; and

  •
  the viability of acquisitions and the returns on investment of various investment opportunities.

        We believe that the presentation of EBITDA, Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA, Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. None of EBITDA, Adjusted EBITDA and distributable cash flow should be considered an alternative to GAAP net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Each of EBITDA, Adjusted EBITDA and distributable cash flow has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities, and these measures may vary from those of other companies. You should not consider EBITDA, Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. As a result, because EBITDA, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, EBITDA, Adjusted EBITDA and distributable cash flow as presented below may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

        The following table sets forth a reconciliation of our historical EBITDA, Adjusted EBITDA and distributable cash flow for the periods presented to net cash provided by operating activities and net income:

	Three Months Ended March 31,		Year Ended December 31,
	2015 (1)	2014 (1)	2014 (1)	2013 (1)	2012 (1)
Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$2,661,724	$1,557,295	$8,909,933	$8,302,510	$4,278,472
Unit-based compensation	(78,750)	—	(17,500)	—	—
Unrealized gain (loss) on derivatives	(773,886)	(52,260)	(552,268)	1,279,176	(1,016,716)
Loss on early extinguishment of debt	—	—	(2,905,259)	—	—
Amortization expense	(1,015,151)	(865,209)	(3,556,911)	(3,229,377)	(1,435,855)
Amortization of above- and below-market rents, net	202,421	121,389	539,539	430,909	224,311
Amortization of deferred loan costs	(143,378)	(216,739)	(864,318)	(751,352)	(254,454)
Receivables interest accretion	15,381	22,857	51,899	68,977	49,978
Impairments	(2,762,436)	—	(258,834)	(1,005,478)	(183,271)
Gain on the sale of real property interest	72,502	—	—	—	—
Allowance for doubtful accounts and loan losses	—	(4,465)	(4,465)	(25,334)	(1,036)
Working capital changes	(1,380,854)	756,844	(753,969)	(640,215)	(142,925)

Net income (loss)	$(3,202,427)	$1,319,712	$587,847	$4,429,816	$1,518,504

Interest expense	1,011,656	1,132,654	4,984,054	3,840,359	1,476,207
Amortization expense	1,015,151	865,209	3,556,911	3,229,377	1,435,855

EBITDA	$(1,175,620)	$3,317,575	$9,128,812	$11,499,552	$4,430,566

Impairments	2,762,436	—	258,834	1,005,478	183,271
Acquisition-related	764,490	—	147,150	318,600	727,158
Unrealized (gain) loss on derivatives	773,886	52,260	552,268	(1,279,176)	1,016,716
Realized loss on derivatives	—	—	213,181	—	—
Loss on early extinguishment of debt	—	—	2,905,259	—	—
Gain on sale of real property interest	(72,502)	—	—	—	—
Unit-based compensation	78,750	—	17,500	—	—
Straight line rent adjustments	(21,705)	(26,745)	(111,978)	(152,051)	(126,706)
Amortization of above- and below-market rents, net	(202,421)	(121,389)	(539,539)	(430,909)	(224,311)
Deemed capital contribution due to cap on general and administrative expense reimbursement	692,872	—	12,349	—	—

Adjusted EBITDA	$3,600,186	$3,221,701	$12,583,836	$10,961,494	$6,006,694

Predecessor Adjusted EBITDA (1)	199,741	3,221,701	(11,109,438)	10,961,944	6,006,694

Adjusted EBITDA to limited partners	$3,400,445	$—	$1,474,398	$—	$—

Cash interest expense	(868,278)		(292,186)

Distributable cash flow to limited partners	$2,532,167		$1,182,212

(1)
Prior-period financial information has been retroactively adjusted for certain assets acquired in a common control transaction on March 4, 2015.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        Unless the context otherwise requires, references in this report to "Landmark Infrastructure Partners LP," the "partnership," "we," "our," "us," or like terms for time periods prior to our initial public offering (the "IPO") refer to our predecessor for accounting purposes (our "Predecessor"). Our Partnership succeeded our Predecessor, which includes substantially all the assets and liabilities that were contributed to us in connection with our IPO by Landmark Dividend Growth Fund-A LLC ("Fund A") and Landmark Dividend Growth Fund-D LLC ("Fund D" and together with Fund A, the "Contributing Landmark Funds"), two investment funds formerly managed by Landmark Dividend LLC ("Landmark"). Our Predecessor includes the results of such assets during any period they were previously owned by Landmark or any of its affiliates. The operations of the assets we acquired on March 4, 2015, prior to such date, are also included in the operations of our Predecessor. For time periods subsequent to the IPO, references in this report to "Landmark Infrastructure Partners LP," "our partnership," "we," "our," "us," or like terms refer to Landmark Infrastructure Partners LP.

        The following is a discussion and analysis of our financial performance, financial condition and significant trends that may affect our future performance. You should read the following in conjunction with the historical combined financial statements and related notes incorporated by reference in this filing. Among other things, those historical consolidated and combined financial statements include more detailed information regarding the basis of presentation for the following information. The following discussion and analysis contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those expressed or implied in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a growth oriented master limited partnership formed by Landmark to own and manage a portfolio of real property interests that we lease to companies in the wireless communication, outdoor advertising and renewable power generation industries. We generate revenue and cash flow from existing tenant leases of our real property interests to wireless carriers, cellular tower owners, outdoor advertisers and renewable power producers.

        Our future financial condition and results of operations will differ significantly from, and will not be comparable with, the historical financial position and results of operations of our Predecessor. Additionally, on March 4, 2015, we acquired a portfolio of 81 tenant sites (the "Acquired Assets") from an affiliate of Landmark in exchange for approximately $25.2 million. The acquisition on March 4, 2015 was a transaction between entities under common control, which requires the assets and liabilities to be transferred at the historical cost of the parent of the entities, with prior periods retroactively adjusted to furnish comparative information. Please refer to our consolidated and combined financial statements for further information.

How We Generate Rental Revenue

        We generate rental revenue and cash flow from existing leases of our tenant sites to wireless carriers, cellular tower owners, outdoor advertisers and renewable power producers. The amount of rental revenue generated by the assets in our portfolio depends principally on occupancy levels and the tenant lease rates and terms at our tenant sites.

        We believe the terms of our tenant leases provide us with stable and predictable cash flow that will support consistent, growing distributions to our unitholders. Substantially all of our tenant lease arrangements are effectively triple net, meaning that our tenants or the underlying property owners are generally contractually responsible for property level operating expenses, including maintenance capital expenditures, property taxes and insurance. In addition, over 95% of our tenant leases have contractual fixed rate escalators or consumer price index ("CPI") based rent escalators, and some of our tenant leases contain revenue sharing provisions in addition to the base monthly or annual rental payments. Occupancy rates under our tenant leases have historically been very high. We also believe we are well positioned to negotiate higher rents in advance of lease expirations as tenants request lease amendments to accommodate equipment upgrades or add tenants to increase co-location.

        Future economic or regional downturns affecting our submarkets that impair our ability to renew or release our real property interests and other adverse developments that affect the ability of our tenants to fulfill their lease obligations, such as tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our sites. Adverse developments or trends in one or more of these factors could adversely affect our rental revenue and tenant recoveries in future periods.

How We Evaluate Our Operations

        Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include: (1) occupancy, (2) operating and maintenance expenses; (3) Adjusted EBITDA; and (4) distributable cash flow.

  Occupancy

        The amount of revenue we generate primarily depends on our occupancy rate. As of March 31, 2015, we had a 99% occupancy rate with 766 of our 776 available tenant sites leased. We believe the infrastructure assets at our tenant sites are essential to the ongoing operations and profitability of our tenants. Combined with the challenges and costs of relocating the infrastructure, we believe that we will continue to enjoy high tenant retention and occupancy rates.

        There has been significant consolidation in the wireless communication industry over the last several years. In 2013, T-Mobile acquired MetroPCS and Sprint acquired the remaining interest in Clearwire, and in 2014 AT&T acquired Leap Wireless. Recent consolidation and any potential future consolidation in the wireless industry could lead to rationalization of wireless networks and reduced demand for tenant sites. We determined that 11 real property interests were impaired during the first quarter of 2015 and recognized impairment charges totaling $2.8 million primarily related to these MetroPCS tenant sites. As a result of the MetroPCS termination notices, we determined that eight real property interests were impaired during the quarter and recognized impairment charges totaling $2.1 million related to these MetroPCS tenant sites. As a result of these terminations and expected additional terminations associated with prior consolidation in the wireless industry, we expect our occupancy rate to decline to approximately 97%.

  Operating and Maintenance Expenses

        Substantially all of our tenant sites are subject to effectively triple net lease arrangements, which require the tenant or the underlying property owner to pay all utilities, property taxes, insurance and repair and maintenance costs. Our overall financial results could be impacted to the extent the owners of the fee interest in the real property or our tenants do not satisfy their obligations.

  Adjusted EBITDA and Distributable Cash Flow

        We define EBITDA as net income before interest, income taxes, depreciation and amortization, and we define Adjusted EBITDA as EBITDA before impairments, acquisition-related costs, unrealized or realized gain or loss on derivatives, loss on early extinguishment of debt, gain on sale of real property interest, unit-based compensation, straight line rental adjustments, amortization of above- and below-market lease intangibles, and after the deemed capital contribution to fund our general and administrative expense reimbursement. We define distributable cash flow as Adjusted EBITDA less cash interest paid, current cash income tax paid and maintenance capital expenditures. Distributable cash flow will not reflect changes in working capital balances.

        EBITDA, Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

  •
  our operating performance as compared to other publicly traded limited partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

  •
  the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

  •
  our ability to incur and service debt and fund capital expenditures; and

  •
  the viability of acquisitions and the returns on investment of various investment opportunities.

        We believe that the presentation of EBITDA, Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA, Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. EBITDA, Adjusted EBITDA and distributable cash flow should not be considered as an alternative to GAAP net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Each of EBITDA, Adjusted EBITDA and distributable cash flow has important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities, and these measures may vary from those of other companies. You should not consider EBITDA, Adjusted EBITDA and distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. As a result, because EBITDA, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, EBITDA, Adjusted EBITDA and distributable cash flow as presented below may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Factors Affecting the Comparability of Our Financial Results

        Our future results of operations may not be comparable to our historical results of operations for the reasons described below:

  Acquisitions

        We have in the past pursued and intend to continue to pursue acquisitions of real property interests. Our significant historical acquisition activity impacts the period to period comparability of our results of operations. During 2014, our Predecessor acquired real property interests underlying 85 tenant sites. Operating results from the acquisition of real property interests are reflected from the date of acquisition by Landmark.

        On March 4, 2015, we acquired the Acquired Assets from an affiliate of Landmark in exchange for approximately $25.2 million. The portfolio of tenant sites (i) consists of wireless communication, outdoor advertising and renewable power generation sites, (ii) is subject to effectively triple net lease arrangements, (iii) has a 100% occupancy rate and (iv) has an average remaining real property interest and lease term of approximately 87 years and 14 years (including remaining renewal options), respectively. The purchase price was primarily funded with borrowings under our revolving credit facility.

        On April 8, 2015, we acquired a portfolio of real property interests consisting of 73 tenant sites from an affiliate of Landmark in exchange for approximately $22.1 million. The portfolio of tenant sites (i) consists of wireless communication and outdoor advertising sites, (ii) is subject to effectively triple net lease arrangements, (iii) has a 100% occupancy rate and (iv) has an average remaining real property interest and lease term of approximately 82 years and 18 years (including remaining renewal options), respectively. The purchase price was primarily funded with borrowings under our revolving credit facility. These sites and related real property interests are not reflected in our historical results of operations.

  Derivative Financial Instruments

        Historically, we have hedged a portion of the variable interest rates under our secured debt facilities through interest rate swap agreements. We have not applied hedge accounting to these derivative financial instruments which has resulted in the change in the fair value of the interest rate swap agreements to be reflected in income as either a realized or unrealized gain (loss) on derivatives.

  General and Administrative Expenses

        We expect to incur increased general and administrative expenses, including board of director's compensation, insurance, legal, accounting and other expenses related to corporate governance, public reporting, tax return preparation, and compliance with various provisions of the Sarbanes-Oxley Act of 2002, as compared to our Predecessor. Under the omnibus agreement, we agreed to reimburse Landmark for expenses related to certain general and administrative services that Landmark will provide to us in support of our business, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. This cap on expenses will last until the earlier to occur of: (i) the date on which our revenue for the immediately preceding four consecutive fiscal quarters exceeded $80.0 million and (ii) the fifth anniversary of the closing of the IPO (November 19, 2019). The full amount of general and administrative expenses directly incurred will be reflected on our income statements, and to the extent such general and administrative expenses exceed the cap amount, the amount of such excess will be reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

        Our historical financial results include a management fee charged by Landmark to cover certain administrative costs as the managing member of the Contributing Landmark Funds. Landmark is no longer entitled to receive a management fee for these services and will be reimbursed for its costs of providing these services subject to the cap under the terms of the omnibus agreement.

  Basis in Real Property Interests

        We have concluded that the contribution of interests by the Contributing Landmark Funds was deemed a transaction among entities under common control, since these entities have common management and ownership and are under common control. As a result, the contribution and acquisition of real property interests and other assets from the Contributing Landmark Funds to our Predecessor was recorded at Landmark's historical cost.

        The assets and liabilities acquired during the three months ended March 31, 2015 are recorded at the historical cost of Landmark, as the March 4 acquisition was a transaction between entities under common control, our statements of operations of the Partnership are adjusted retroactively as if the transaction occurred on the earliest date during which the entities were under common control. Our historical financial statements have been retroactively adjusted to reflect the results of operations, financial position and cash flows of the Acquired Assets as if we owned the Acquired Assets for all periods presented.

Factors That May Influence Future Results of Operations

  Acquisitions of Additional Real Property Interests

        We intend to pursue acquisitions of real property interests from Landmark and its affiliates, including those real property interests included in the right of first offer assets. We also intend to pursue acquisitions of real property interests from third parties, utilizing the expertise of our management and other Landmark employees to identify and assess potential acquisitions, for which we would pay Landmark mutually agreed reasonable fees. When acquiring real property interests, we target infrastructure locations that are essential to the ongoing operations and profitability of our tenants, which we expect will result in continued high tenant occupancy and enhance our cash flow stability. We expect the vast majority of our acquisitions will include leases with tenants that are large, publicly traded companies (or their affiliates) that have a national footprint ("Tier 1") or tenants whose sub-tenants are Tier 1 companies. Additionally, we focus on infrastructure locations with characteristics that are difficult to replicate in their respective markets, and those with tenant assets that cannot be easily moved to nearby alternative sites or replaced by new construction. Although our portfolio is focused on wireless communication, outdoor advertising and renewable power generation assets in the United States, we intend to grow our portfolio of real property interests into other fragmented infrastructure asset classes and may pursue acquisitions internationally.

  Impact of Interest Rates

        Interest rates have been at or near historic lows in recent years. If interest rates rise, this may impact the availability and terms of debt financing, our interest expense associated with existing and future debt or our ability to make accretive acquisitions.

        Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four-year period beginning April 13, 2015.

Critical Accounting Policies

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States ("GAAP") requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base estimates on the best information available to us at the time, our experience and on various other assumptions believed to be reasonable under the circumstances. These estimates affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in a different presentation of our consolidated and combined financial statements. From time to time, we re-evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain.

  Purchase Accounting for Acquisitions

        The Partnership applies the business combination method to all acquired investments of real property interests for transactions that meet the definition of a business combination. The purchase consideration of the real property interests is allocated to the acquired tangible asset, such as land, and the identified intangible assets and liabilities, consisting of the value of perpetual and limited life easements, above-market and below-market leases and in-place leases, based in each case on their fair values. The fair value of the assets acquired and liabilities assumed is typically determined by using the discounted cash flow valuation method using discount rates ranging between 9% and 20%. When determining the fair value of intangible assets acquired, the Partnership estimates the applicable discount rate and the timing and amount of future cash flows. The determination of the final purchase price allocation and the acquisition-date fair value of identifiable assets acquired and liabilities assumed may extend over more than one period, but no later than 12 months from the acquisition date and result in adjustments to the preliminary estimates recognized in the prior period financial statements. Transaction costs related to the acquisition of a business, including investments in real property interests, are expensed as incurred.

        Factors considered in estimating the fair value of tangible and intangible assets acquired include information obtained about each asset as a result of Landmark's pre-acquisition due diligence and its marketing and leasing activities. In order to calculate the estimated in-place lease value, we employed the income approach in accordance with ASC 805 by multiplying the anticipated market absorption period by the market rent at the time of acquisition for each in-place lease agreement. Based on our experience in the industry, we have determined a range of lease execution timelines to be between one and six months. For the in-place lease valuation, we consider a lease-up period of four months to be representative of the market.

        We estimated the fair value of real property interests using the income approach, by capitalizing the market rent at the time of acquisition at a market capitalization rate. The market capitalization rate was estimated by deducting an inflation rate of 3% from the market discount rate for each asset. The discount rates used ranged from 9% to 20%. The value of tenant relationships has not been separated from in-place tenant lease value for the real estate acquired as such value and its consequence to amortization expense is materially consistent with the in-place lease value for these particular acquisitions. Should future acquisitions of real property interests result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases and customer relationship is amortized to expense over the estimated period the tenant is expected to be leasing the site under the existing terms which typically range from 2 to 20 years. If a tenant lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be impaired.

        The discount rate associated with each asset varies based on the location of an asset (including demographics and zoning restrictions), and other asset specific characteristics. Market rent for each asset is determined based on location of each asset, asset type, zoning restrictions, ground space necessary for the tenant's equipment, remaining site capacity, visibility (specifically for billboards), and nearby sites.

        In allocating the purchase consideration of the identified intangible assets and liabilities of an acquired asset, above-market, below-market and in-place lease values are calculated based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases measured over the estimated period the tenant is expected to be leasing the site under the above or below-market terms. The capitalized above-market and below-market lease values are amortized as a decrease or increase, respectively, to rental income over the estimated period the tenant is expected to be leasing the site. All tenant leases obtained by us through acquisition of real property interests are generally cancellable, upon 30 to 180 days' notice by the tenants, with no significant penalty. With respect to below-market leases, consideration is given to any below-market renewal periods. However, for wireless communication assets, we estimated the above- or below-market lease value over an analysis period of the earlier of the lease expiration or 10 years based on estimated useful life of the underlying equipment and assets. For outdoor advertising assets, we estimated the above- or below-market lease value over an analysis period of the earlier of the lease expiration or 20 years, based on a longer estimated useful life of 20 years for outdoor advertising assets.

  Impairment of Long-Lived Assets

        We assess the carrying values of our long-lived assets whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flow, undiscounted and without interest, expected to be generated by the asset.

        In evaluating our assets for recoverability, we consider current market conditions, as well as our intent with respect to holding or disposing of the asset. Our intent with regard to the underlying assets might change as market conditions change, as well as other factors. Fair value is determined through various valuation techniques, including the income approach using a market discount rate, terminal capitalization rate and rental rate assumptions, or on the sales comparison approach to similar assets. If our analysis indicates that the carrying value of the asset is not recoverable, we recognize an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

        Assumptions and estimates used in the recoverability analyses for future cash flow, discount rates and capitalization rates are complex and subjective. Changes in economic and operating conditions or our intent with regard to our assets that occurs subsequent to our impairment analyses could impact these assumptions and result in future impairments of our assets.

  Revenue Recognition

        The Partnership recognizes rental income under operating leases, including rental abatements, lease incentives and contractual fixed increases, if any, from tenants under lease arrangements with minimum fixed and determinable increases on a straight-line basis over the non-cancellable term of the related leases when collectability is reasonably assured. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are recorded as deferred rent assets. The excess of rent payments collected over amounts recognized contractually due pursuant to the underlying lease are recorded as prepaid rents.

        All leases obtained by the Partnership through its acquisition and ownership of real property interests were generally cancelable upon 30-180 days' notice by the tenants with no significant penalty. The Partnership evaluates whether the lease arrangements economically compel the tenant to not cancel the lease in determining the term of the lease by considering various factors such as cancellation rights, availability of alternative sites, and historical cancellation rates. For cancellable leases where the tenant is not economically compelled to continue the lease, the term of the lease is considered to be the non-cancellable period with rental abatements and contractual fixed rate increases recorded in the period the amounts become due and payable.

  •
  Wireless Communication—As a result of various factors, including the cancellation rights, ability to find alternative sites, credit risk, and historical cancellation and lease amendment rates, the lease term is generally considered to be the non-cancellable term of the lease of 30 to 180 days. For these leases rental abatements and contractual fixed increases are recorded in the period the amounts become due and payable.

  •
  Outdoor Advertising—The lease term is generally considered to be the non-cancellable term of the remaining portion of the existing term of the lease.

        The capitalized above-market and below-market lease values are amortized as a decrease or increase, respectively, to rental income over the estimated period the tenant is expected to be leasing the site.

        Our ability to accurately estimate the term of our tenant leases is critical to the amount of revenue we recognize.

Historical Results of Operations of our Partnership

  Segments

        We conduct business through three reportable business segments: Wireless Communication, Outdoor Advertising and Renewable Power Generation. Our reportable segments are strategic business units that offer different products and services. They are commonly managed, as all three segment businesses require similar marketing and business strategies. We evaluate our segments based on revenue because substantially all of our tenant lease arrangements are effectively triple-net. We believe this measure provides investors relevant and useful information because it is presented on an unlevered basis.

  Comparison of Three Months Ended March 31, 2015 to Three Months Ended March 31, 2014

        Our results of operations for all periods presented were affected by acquisitions made during the three months ended March 31, 2015 and for the year ended December 31, 2014. As of March 31, 2015 and 2014, we had 776 and 679 available tenant sites, respectively. The following table summarizes the consolidated and combined statement of income of our Partnership:

	Three Months Ended March 31,
			Increase (Decrease)	Percentage Difference
	2015	2014
Revenue
Rental revenue	$3,829,365	$3,313,336	$516,029	16%
Interest income on receivables	207,310	175,551	31,759	18%

Total revenue	4,036,675	3,488,887	547,788	16%
Expenses
Management fees to affiliate	—	101,505	(101,505)	(100)%
General and administrative	983,985	17,547	966,438	5,508%
Acquisition-related	764,490	—	764,490	n/m %
Amortization	1,015,151	865,209	149,942	17%
Impairments	2,762,436	—	2,762,436	n/m %

Total expenses	5,526,062	984,261	4,541,801	461%
Other income and expenses
Interest expense	(1,011,656)	(1,132,654)	120,998	(11)%
Unrealized loss on derivatives	(773,886)	(52,260)	(721,626)	1,381%
Gain on sale of real property interest	72,502	—	72,502	N/A

Total other income and expenses	(1,713,040)	(1,184,914)	(528,126)	45%

Net income (loss)	$(3,202,427)	$1,319,712	$(4,522,139)	(343)%

  Rental Revenue

        Rental revenue increased $516,029, or 16%, $410,941 of which was due to the greater number of assets in the portfolio during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. As of March 31, 2015 and 2014, we had 776 and 679

available tenant sites with 766 and 676 leased tenant sites, respectively. Revenue generated from our wireless communication, outdoor advertising, and renewable power generation segments was $3,190,014, $629,411, and $9,940, or 83%, 17%, and 0% of total rental revenue, respectively, during the three months ended March 31, 2015, compared to $2,838,032, $475,304, and zero, or 86%, 14%, and 0% of total rental revenue, respectively, during the three months ended March 31, 2014. The occupancy rates in our wireless communication and outdoor advertising segments were 98% and 100%, respectively, during these periods. Additionally, our effective monthly rental rates per tenant site for wireless communication and outdoor advertising segments were $1,653 and $1,316, respectively, during the three months ended March 31, 2015 compared to $1,616 and $1,361, respectively, during the three months ended March 31, 2014. The occupancy rate in our renewable power generation segment was 100% with an effective monthly rental rate per tenant site of $1,181 during the three months ending March 31, 2015. During the three months ending March 31, 2014 no real property interests were owned in the renewable power generation segment.

  Interest Income on Receivables

        Interest income on receivables increased $31,759, or 18%, due to the revaluation of receivables on November 19, 2014. As a result of the transfer of investments in receivables from the Contributing Landmark Funds to the Partnership, which met the conditions to be accounted for as a sale in accordance with ASC 860, Transfers and Servicing, the investments in receivables were recorded at their estimated fair value as of November 19, 2014. We expect the amount of interest income on receivables to decline as the principal balance of the receivables amortize. We expect to reinvest the principal payments received into additional real property interests. Interest income on receivables is generated from our wireless communication segment.

  Management Fees to Affiliate

        Management fees to affiliates decreased $101,505 to zero during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Landmark's right to receive a management fee of $45 per asset per month for managing these assets was terminated in connection with our IPO. Pursuant to the terms of our Omnibus Agreement, we will reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter.

  General and Administrative

        General and administrative expenses increased $966,438 during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, due to an increase in additional accounting and legal related expenses associated with being a public company. Pursuant to the terms of our Omnibus Agreement, we will reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to the cap described above. For the three months ended March 31, 2015, Landmark reimbursed us $692,872 for expenses related to certain general and administrative services expenses that exceeded the cap. The full amount of general and administrative expenses incurred is reflected on our income statements and the amount in excess of the cap is reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

  Acquisition-Related

        Acquisition-related expenses increased $764,490 during the three months ended March 31, 2015 compared to the three months ended March 31, 2014 as a result of the March 4, 2015 acquisition from Landmark. Acquisition-related expenses are third party fees and expenses related to acquiring an asset and include survey, title, legal and other items. Additionally, $464,892 of acquisition related expenses are associated with the Acquired Assets incurred by our Predecessor and included within the three months ended March 31, 2015 operations as the acquisition on March 4, 2015 was a transaction between entities under common control, which requires the prior periods retroactively adjusted to furnish comparative information.

  Amortization

        Amortization expense increased $149,942, or 17%, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014 as a result of having 776 tenant sites as of March 31, 2015 compared to 679 tenant sites as of March 31, 2014. We expect amortization of investments in real property rights with finite useful lives and in-place lease values to continue to increase based on increased acquisitions and assets acquired in 2015 and 2014 contributing to a full periods of amortization.

  Impairments

        Impairments increased $2,762,436 during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, due primarily to lease terminations in our wireless communication segment during the three months ended March 31, 2015. We have received termination notices related to 23 MetroPCS tenant sites as a result of the merger of T-Mobile and MetroPCS with the majority of the sites to be vacated over the next six months. Other recent consolidation events include Sprint's acquisition of the remaining interest in Clearwire (completed in 2013), and AT&T's acquisition of Leap Wireless (completed in 2014). As of March 31, 2015, we had a 99% occupancy rate and we expect our occupancy rate to decline to approximately 97% as the MetroPCS sites discussed above become vacant and additional termination notices take effect.

  Interest Expense

        Interest expense decreased $120,998, or 11%, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, due to the reduced average outstanding balance under the revolving credit facility during the three months ended March 31, 2015 compared to the average outstanding balances under the secured debt facilities for the three months ended March 31, 2014. In connection with the closing of the IPO on November 19, 2014, we amended and restated the Fund A and Fund D secured debt facilities as a new $190.0 million senior secured revolving credit facility. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four-year period beginning April 13, 2015.

  Unrealized Gain/(Loss) on Derivative Financial Instruments

        We mitigated exposure to fluctuations in interest rates on existing debt by entering into swap contracts that fixed the floating LIBOR rate. These contracts were adjusted to fair value at each period end. The unrealized loss recorded for the three months ended March 31, 2015 and unrealized gain recorded for the three months ended March 31, 2014 reflects the change in fair value of these contracts during those periods. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four-year period beginning April 13, 2015.The unrealized loss recorded reflects the change in fair value of the interest rate swap contracts during the period presented.

  Gain on Sale of Real Property Interest

        During the three months ended March 31, 2015, we received proceeds of $127,514 from one tenant site lost to eminent domain and recognized a gain on the sale of real property interest in the amount of $72,502.

  Comparison of Year Ended December 31, 2014 to Year Ended December 31, 2013

        Our results of operations for all periods presented were affected by acquisitions made during the year ended December 31, 2014 and 2013. As of December 31, 2014 and 2013, we had 760 and 678 available tenant sites, respectively. The following table summarizes the combined statement of operations for year ended December 31, 2014 and 2013:

	Year Ended December 31,
			Increase (Decrease)	Percentage Difference
	2014 (1)	2013 (1)
Revenue
Rental revenue	$13,700,487	$11,901,376	$1,799,111	15%
Interest income on receivables	709,030	742,185	(33,155)	(4)%

Total revenue	14,409,517	12,643,561	1,765,956	14%
Expenses
Management fees to affiliate	362,495	370,625	(8,130)	(2)%
Property operating	24,720	6,454	18,266	283%
General and administrative	816,798	722,028	94,770	13%
Acquisition-related	147,150	318,600	(171,450)	(54)%
Amortization	3,556,911	3,229,377	327,534	10%
Impairments	258,834	1,005,478	(746,644)	(74)%

Total expenses	5,166,908	5,652,562	(485,654)	(9)%
Other income and expenses
Interest expense	(4,984,054)	(3,840,359)	(1,143,695)	30%
Loss on early extinguishment of debt	(2,905,259)	—	(2,905,259)	100%
Realized loss on derivatives	(213,181)	—	(213,181)	100%
Unrealized (loss) gain on derivatives	(552,268)	1,279,176	(1,831,444)	(143)%

Total other income and expenses	(8,654,762)	(2,561,183)	(6,093,579)	238%

Net income	$587,847	$4,429,816	$(3,841,969)	(87)%

(1)
Prior-period financial information has been retroactively adjusted for certain assets acquired on March 4, 2015.

  Rental Revenue

        Rental revenue increased $1,799,111, or 15%, $377,767 of which was due to the greater number of assets in the portfolio during 2014 when compared to 2013, with the balance due to contractual rent escalations and the full period impact of assets acquired during 2013. Additional rental revenue from the Acquired Assets was $211,057 and $31,223 during the years ended December 31, 2014 and 2013, respectively. During 2014 we had 760 available tenant sites with 754 leased tenant sites generating revenue compared to 678 available tenant sites and 675 leased tenant sites generating revenue during 2013. Revenue generated from our wireless communication, outdoor advertising, and renewable power generation segments was $11,693,862, $1,991,367, and $15,258, or 85%, 15%, and 0% of total rental revenue, respectively, during 2014, compared to $10,175,621, $1,725,756, and zero , or 85%, 15%, and 0% of total rental revenue, respectively, during 2013. The occupancy rates in our wireless communication and outdoor advertising segments were 99% and 100%, respectively, during 2014 and 2013. Additionally, our effective monthly rental rates per tenant site for wireless communication and outdoor advertising segments were $1,638 and $1,355, respectively, during 2014 compared to $1,574 and $1,453, respectively, during 2013. The occupancy rate in our renewable power generation segment was 100% with an effective monthly rental rate per tenant site of $1,491 during 2014. During 2013 no real property interests were owned in the renewable power generation segment.

  Interest Income on Receivables

        Interest income on receivables decreased $33,155, or 4%, due to a lower receivables principal balance during 2014 when compared to 2013. We expect the amount of interest income on receivables to continue to decline as the principal balance of the receivables continues to decrease. We expect to reinvest the principal payments received into additional real property interests. Interest income on receivables is generated from our wireless communication segment.

  Management Fees to Affiliate

        Management fees to affiliates decreased $8,130, or 2%, during 2014 compared 2013, due to the management fee terminating on November 19, 2014 in connection with the IPO. Landmark's right to receive a management fee of $45 per asset per month for managing these assets was terminated in connection with our IPO and we will instead reimburse Landmark for certain general and administrative expenses incurred by Landmark pursuant to the omnibus agreement, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. The full amount of general and administrative expenses incurred will be reflected on our income statements, and to the extent such general and administrative expenses exceed the cap amount, the amount of such excess will be reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

  General and Administrative

        General and administrative expenses increased $94,770, or 13%, during 2014 compared to 2013, due to an increase in additional accounting and legal related services incurred during 2014. In connection with our IPO, we entered into an agreement to reimburse Landmark for certain general and administrative expenses incurred by Landmark pursuant to the omnibus agreement, subject to a cap. For the period from November 19, 2014 to December 31, 2014

Landmark reimbursed us $12,349 for expenses related to certain general and administrative services expenses that exceeded the cap. We expect our general and administrative expenses to continue to increase due to additional costs of being a public company.

  Acquisition-Related

        Acquisition-related expenses decreased $171,450 or 54%, during 2014 compared 2013 as a result of 85 tenant site acquisitions in 2014 compared to 174 tenant site acquisitions in 2013. Acquisition-related expenses are third party fees and expenses related to acquiring an asset and include survey, title, legal and other items.

  Amortization

        Amortization expense increased $327,534, or 10%, during 2014 compared 2013 as a result of having 760 tenant sites in 2014 compared to 678 tenant sites in 2013. We expect amortization of investments in real property rights with definite useful lives and in-place lease values to continue to increase based on increased acquisitions and assets acquired in 2013 and 2014 contributing to a full year of amortization.

  Impairments

        Impairments decreased $746,644, or 74%, during 2014 compared 2013, due to the difference in net book values between impaired assets year over year in our wireless communication segment.

  Interest Expense

        Interest expense increased $1,143,695, or 30%, during 2014 compared 2013, due to greater outstanding debt balances in 2014. At the close of the IPO on November 19, 2014, we amended and restated the Fund A and Fund D secured debt facilities as a new $190.0 million senior secured revolving credit facility and paid down $19,157,418 of outstanding indebtedness under the facility. Additionally, prior to year end December 31, 2014 we repaid $1,000,000 of outstanding indebtedness to bring our total outstanding debt as of December 31, 2014 to $74,000,000. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on its revolving facility at an effective rate of 3.79% over a four-year period beginning April 13, 2015.

  Loss on Early Extinguishment of Debt

        In connection with the amendment and restatement of the secured debt facilities as a new secured revolving credit facility, we expensed the unamortized balance of the deferred loan costs of $2,905,259 related to these facilities.

  Realized loss and Unrealized Gain/(Loss) on Derivatives

        The Contributing Landmark Funds mitigated exposure to fluctuations in interest rates under the secured debt facilities by entering into swap contracts that fixed the floating LIBOR rate under the facilities. These contracts were adjusted to fair value at each period end. As part of the formation transactions, the interest rate swaps held by Fund A and Fund D were terminated.

The realized loss recorded in the results for 2014 reflects the termination of these contracts in 2014. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. The unrealized loss recorded in the results for 2014 reflects the change in fair value of the interest rate swap contracts during the period presented.

  Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

        Our results of operations for all periods presented were affected by acquisitions made during the years ended December 31, 2013 and 2012. As of December 31, 2013 and 2012 we had 678 and 505 tenant sites, respectively. The following table summarizes the statements of for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
			Increase (Decrease)	Percentage Difference
	2013 (1)	2012 (1)
Revenue
Rental revenue	$11,901,376	$6,428,014	$5,473,362	85%
Interest income on receivables	742,185	356,348	385,837	108%

Total revenue	12,643,561	6,784,362	5,859,199	86%
Expenses
Management fees to affiliate	370,625	209,091	161,534	77%
Property operating	6,454	26,267	(19,813)	(75)%
General and administrative	722,028	191,293	530,735	277%
Acquisition-related	318,600	727,158	(408,558)	(56)%
Amortization	3,229,377	1,435,855	1,793,522	125%
Impairments	1,005,478	183,271	822,207	449%

Total expenses	5,652,562	2,772,935	2,879,627	104%
Other income and expenses
Interest expense	(3,840,359)	(1,476,207)	(2,364,152)	160%
Unrealized gain (loss) on derivatives	1,279,176	(1,016,716)	2,295,892	226%

Total other income and expenses	(2,561,183)	(2,492,923)	(68,260)	(3)%

Net income	$4,429,816	$1,518,504	$2,911,312	192%

(1)
Prior-period financial information has been retroactively adjusted for certain assets acquired on March 4, 2015.

  Rental Revenue

        Rental revenue increased $5,473,362, or 85%, $1,838,162 of which was due to the greater number of assets in the portfolio during 2013 when compared to 2012 and the balance of which was due to rental escalations and the full-period impact of assets acquired during the year ended December 31, 2012. During the year ended December 31, 2013 we had 678 available tenant sites with 675 leased tenant sites generating revenue compared to 505 available tenant sites and 504 leased tenant sites generating revenue during the year ended December 31, 2012. Revenue generated from our wireless communication and outdoor advertising segments was $10,175,620 and $1,725,756, or 85% and 15% of total rental revenue, respectively, during the year ended

December 31, 2013 compared to $5,812,730 and $615,284, or 90% and 10% of total rental revenue, respectively, for the year ended December 31, 2012. The occupancy rates in our wireless communication and outdoor advertising segments were 99% and 100%, respectively, during these periods. Additionally, our average effective monthly rental rates per tenant site for wireless communication and outdoor advertising segments were $1,574 and $1,453, respectively, during the year ended December 31, 2013 compared to $1,510 and $1,302, respectively, during the year ended December 31, 2012.

  Interest Income on Receivables

        Interest income on receivables increased $385,837, or 108%, during 2013 when compared to 2012 due to the acquisition of additional receivables during the second half of 2012. We expect the amount of interest income on receivables to decrease over time as the principal balance of the receivables decreases. We expect to reinvest the principal payments received into additional real property interests. Interest income on receivables is generated from our wireless communication segment.

  Management Fees to Affiliate

        Management fees to affiliates increased $161,534, or 77% during 2013 when compared to 2012, due to the increase in the number of investments in real property interests in the portfolio. Landmark's right to receive a management fee of $45 per asset per month for managing these assets was terminated in connection with our IPO and we will instead reimburse Landmark for certain general and administrative expenses incurred by Landmark pursuant to the omnibus agreement, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter.

  General and Administrative

        General and administrative expenses increased $530,735, or 277%, during 2013 as compared to 2012, due to additional accounting and legal related fees incurred during 2013. The timing of some of the 2013 annual audit and tax work shifted to the fourth quarter of 2013, which resulted in higher general and administrative expenses in 2013 compared to 2012. Additionally, audit and tax costs increased as a result of a higher level of investments in 2013 compared to 2012.

  Acquisition-Related

        Acquisition-related expenses decreased $408,558, or 56%, during 2013 compared to 2012, due to a reduction in the number of assets acquired during 2013 as compared to 2012. During the year ended December 31, 2013, the Predecessor acquired 174 tenant sites compared to 309 tenant sites acquired during the year ended December 31, 2012.

  Amortization

        Amortization expense increased $1,793,522, or 125%, during 2013 compared to 2012, as a result of having 678 tenant sites in 2014 compared to 505 tenant sites in 2013. On December 21, 2012, a change in control occurred due to the acquisition of a controlling interest of Landmark. In connection with the formation transactions the purchase accounting associated with the December 2012 change in control of Landmark was pushed down to us, resulting in a higher cost basis in the assets in the historical financial statements of Contributing Landmark Funds. The higher costs basis increased amortization during 2013. We expect amortization expense to continue to increase based on increased acquisitions in 2013 and 2014 contributing to a full year of amortization.

  Impairments

        Impairments increased $822,207, or 449%, during 2013 compared to 2012, due to higher lease cancellations than occurred during 2012 in our wireless communication segment.

  Interest Expense

        Interest expense increased $2,364,152, or 160%, during 2013 as compared to 2012, due to greater outstanding balances under the secured debt facilities. Additionally, interest rate swap agreements were executed in 2012 and 2013 with notional amounts of $39,477,779 and $20,506,038, respectively which fixed a portion of the borrowings and had the near-term effect of increasing the effective rate on the secured debt facilities.

  Unrealized Gain/(Loss) on Derivatives

        The Predecessor mitigated exposure to fluctuations in interest rates under its secured debt facilities by entering into swap contracts that fixed the floating LIBOR rate under the facilities. These contracts were marked to market at each period end. The unrealized gain recorded in the results for 2013 and the unrealized loss recorded in the results for 2012 reflects the change in fair value of these contracts during those periods. As part of the IPO and formation transactions, the interest rate swaps held by Fund A and Fund D were terminated.

Liquidity and Capital Resources

        Our short-term liquidity requirements will consist primarily of funds to pay for operating expenses and other expenditures directly associated with our assets, including:

  •
  interest expense on our revolving credit facility;

  •
  general and administrative expenses;

  •
  acquisitions of real property interests; and

  •
  distributions to our unitholders.

        We intend to satisfy our short-term liquidity requirements through cash flow from operating activities and proceeds from borrowings available under our revolving credit facility.

        We intend to pay at least a minimum quarterly distribution of $0.2875 per unit per quarter, which equates to approximately $3.0 million per quarter, or $11.9 million per year in the aggregate, based on the number of common and subordinated units that will be outstanding immediately following this offering (assuming the underwriters' option to purchase additional common units is not exercised). We do not have a legal obligation to pay this distribution or any other distribution except to the extent we have available cash as defined in our partnership agreement.

        The table below summarizes the quarterly distribution related to our financial results:

Quarter Ended	Distribution Per Unit	Total Cash Distribution	Date of Distribution
March 31, 2015	$0.2975	$2,332,038	May 14, 2015

        Our long-term liquidity needs consist primarily of funds necessary to pay for acquisitions and scheduled debt maturities. We intend to satisfy our long-term liquidity needs through cash flow from operations and through the issuance of additional equity and debt securities.

  Cash Flow of the Funds

        The following table summarizes our historical cash flow for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015	2014
Net Cash provided by operating activities	$2,661,724	$1,557,295
Net Cash provided by (used in) investing activities	(20,444,030)	184,805
Net Cash provided by (used in) financing activities	17,745,868	(2,040,328)

        The following table summarizes our historical cash flows for the years ended December 31, 2014, 2013, and 2012:

	Year Ended December 31,
	2014	2013	2012
Net Cash provided by operating activities	$8,909,933	$8,302,510	$4,278,472
Net Cash used in investing activities	(5,546,342)	(27,809,401)	(63,953,318)
Net Cash provided by (used in) financing activities	(4,089,810)	(4,703,919)	84,764,424

  Comparison of Three Months Ended March 31, 2015 to Three Months Ended March 31, 2014

        Net cash provided by operating activities.    Net cash provided by operating activities increased $1,104,429 to $2,661,724 for the three months ended March 31, 2015 compared to $1,557,295 for the three months ended March 31, 2014. The increase is primarily attributable to the timing of payments of accounts payable and accrued liabilities.

        Net cash provided by (used in) investing activities.    Net cash used in investing activities was $20,444,030 for the three months ended March 31, 2015 compared to net cash provided by investing activities of $184,805 for the three months ended March 31, 2014. The cash used in 2015 was due to the acquisition of real property interests during the three months ended March 31, 2015 while no acquisitions were made during the three months ended March 31, 2014.

        Net cash provided by (used in) financing activities.    Net cash provided by financing activities was $17,745,868 for the three months ended March 31, 2015 compared to net cash used in financing activities of $2,040,328 for the three months ended March 31, 2014. The increase in net cash provided by financing activities is primarily attributable to $24,000,000 of additional borrowings for the acquisition of real property interests, offset by distributions and a $1,000,000 principal payment during the three months ended March 31, 2015. The difference between the cost and the sales price of assets sold by Landmark to us is treated as a distribution to Landmark. Additionally, distributions paid during the three months ended March 31, 2015 was a prorated cash distribution for the fourth quarter of 2014 of $0.1344 per common and subordinated unit, which corresponds to the minimum quarterly distribution of $0.2875 per unit, or $1.15 per unit annually, prorated for the 43-day period that we were public following the closing of our IPO on November 19, 2014.

  Comparison of year ended December 31, 2014 to year ended December 31, 2013

        Net cash provided by operating activities.    Net cash provided by operating activities increased $607,423 to $8,909,933 for the year ended December 31, 2014 compared to $8,302,510 for the year ended December 31, 2013. The increase is primarily attributable to the timing of payments of accounts payable and accrued liabilities.

        Net cash used in investing activities.    Net cash used in investing activities decreased by $22,263,059 to $5,546,342 for the year ended December 31, 2014 compared to $27,809,401 for the year ended December 31, 2013. The decrease is due to the reduction in acquisitions of real property interests during the year ended December 31, 2014.

        Net cash provided by (used in) financing activities.    Net cash used in financing activities decreased by $614,109 to $(4,089,810) for the year ended December 31, 2014 compared to $(4,703,919) for the year ended December 31, 2013. On November 19, 2014 we completed our IPO of 2,750,000 common units to the public at a price of $19.00 per unit and we received $52,250,000 of gross proceeds from the sale. In addition, Landmark purchased from us 2,066,995 subordinated units for cash at the initial public offering price of our common units for proceeds of $39,272,905. After deducting underwriting discounts, structuring fees, and other offering costs of $9,519,321, our net proceeds from the IPO were $82,003,584. We used the net proceeds from the IPO, together with the proceeds from our sale of subordinated units to Landmark, to make distributions of $59,667,292 to Fund A and D and to pay down $19,157,418 of outstanding indebtedness under our revolving credit facility, net of $2,907,382 in commitment fees and expenses under our revolving credit facility. Additional distributions of $7,614,770 were made by the Predecessor to Contributing Landmark members during 2014.

  Comparison of year ended December 31, 2013 to year ended December 31, 2012

        Net cash provided by operating activities.    Net cash provided by operating activities increased by $4,024,038 to $8,302,510 for the year ended December 31, 2013 compared to $4,278,472 for the year ended December 31, 2012. The increase was primarily attributable to incremental revenue from acquisitions of investments in real property interests made during 2013 and 2012, offset by a decrease in prepaid rents, year over year.

        Net cash used in investing activities.    Net cash used in investing activities decreased by $36,143,917 to $27,809,401 for the year ended December 31, 2013 compared to $63,953,318 for the year ended December 31, 2012. The change is attributable to a year over year decrease of $26,643,325 paid for real property interests acquired and $9,961,371 paid for investments in receivables.

        Net cash provided by (used in) financing activities.    Net cash used in financing activities was $4,703,919 for the year ended December 31, 2013 compared to net cash provided by financing activities of $84,764,424 for the year ended December 31, 2012. The decrease was primarily attributable to a decrease in contributions from members of $51,918,850 as a result of members' commitments having been satisfied in the previous year, coupled with a decrease of $44,625,148 as a result of less borrowings from our secured debt facilities and payments of

$641,530 on our secured debt facilities, offset by a reduction in cash paid of $1,264,832 for loan origination costs and a reduction in distributions to members of $6,480,777, year over year. The difference between the cost and the sales price of assets sold by Landmark into the Contributing Landmark Funds is treated as a distribution to Landmark. The decrease in distributions is primarily due to fewer asset sales to the fund in the year ended December 31, 2013 compared to the year ended December 31, 2012.

  Revolving Credit Facility

        At the closing of the IPO, we amended and restated the existing secured debt facilities of Fund A and D as a new $190.0 million senior secured revolving credit facility, which we refer to as our "revolving credit facility," with SunTrust Bank, as administrative agent, and a syndicate of lenders. Our revolving credit facility will mature on November 19, 2019, and is available for working capital, capital expenditures, permitted acquisitions and general partnership purposes, including distributions. Substantially all of our assets, excluding equity in and assets of certain joint ventures and unrestricted subsidiaries, after-acquired real property (other than real property that is acquired from affiliate funds and is subject to a mortgage), and other customary exclusions, is pledged as collateral under our revolving credit facility.

        Our revolving credit facility contains various covenants and restrictive provisions that limits our ability (as well as the ability of our restricted subsidiaries) to, among other things:

  •
  incur or guarantee additional debt;

  •
  make distributions on or redeem or repurchase equity;

  •
  make certain investments and acquisitions;

  •
  incur or permit to exist certain liens;

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  enter into certain types of transactions with affiliates;

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  merge or consolidate with another company;

  •
  transfer, sell or otherwise dispose of assets or enter into certain sale-leaseback transactions; and

  •
  enter into certain restrictive agreements or amend or terminate certain material agreements.

Our revolving credit facility also requires compliance with certain financial covenants as follows:

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  a leverage ratio of not more than 8.5 to 1.0; and

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  an interest coverage ratio of not less than 2.0 to 1.0.

        In addition, our revolving credit facility contains events of default including, but not limited to (i) events of default resulting from our failure or the failure of our restricted subsidiaries to comply with covenants and financial ratios, (ii) the occurrence of a change of control (as defined in the credit agreement), (iii) the institution of insolvency or similar proceedings against us or our restricted subsidiaries, (iv) the occurrence of a default under any other material indebtedness (as defined in the credit agreement) we or our restricted subsidiaries may have and (v) any one or more collateral documents ceasing to create a valid and perfected lien on collateral (as defined in the credit agreement). Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the credit agreement, the lenders may declare any outstanding principal of our revolving credit facility debt, together with accrued and unpaid interest, to be immediately due and payable and may exercise the other remedies set forth or referred to in the credit agreement and the other loan documents.

        Loans under our revolving credit facility bear interest at our option at a variable rate per annum equal to either:

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  a base rate, which is the highest of (i) the administrative agent's prime rate in effect on such day, (ii) the federal funds rate in effect on such day plus 0.50%, and (iii) an adjusted one month LIBOR plus 1.0%, in each case, plus an applicable margin of 1.50%; or

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  an adjusted one month LIBOR plus an applicable margin of 2.50%.

        As of March 31, 2015, we had approximately $97.0 million of outstanding indebtedness and approximately $93.0 million of undrawn borrowing capacity, subject to compliance with certain financial covenants, under our revolving credit facility. As of March 31, 2015, we were in compliance with all such financial covenants.

Off Balance Sheet Arrangements

        As of March 31, 2015, we do not have any off balance sheet arrangements.

Inflation

        Substantially all of our tenant lease arrangements are effectively triple net and provide for fixed rate escalators or rent escalators tied to CPI increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and our tenants' (or the underlying property owners') obligations to pay taxes and expenses under our effectively triple net lease arrangements. We do not believe that inflation has had a material impact on our historical financial position or results of operations.

Newly Issued Accounting Standards

        See Note 2 to the Consolidated and Combined Financial Statements for the impact of new accounting standards. There are no accounting pronouncements that have been issued, but not yet adopted by us, that we believe will materially impact our consolidated financial statements.

        Changes to GAAP are established by the FASB in the form of ASUs to the FASB's Accounting Standard Codification. We consider the applicability and impact of all ASUs. Newly issued ASUs not listed below are expected to not have any material impact on our combined financial position and results of operations because either the ASU is not applicable or the impact is expected to be immaterial.

        In January 2015, the FASB issued final guidance on its initiative of simplifying income statement presentation by the eliminating the concept of extraordinary items ("ASU

No. 2015-01"). Under the guidance an entity will no longer be able to segregate an extraordinary item from the results of operations, separately present an extraordinary item on the income statement, or disclose income taxes or earnings-per-share data applicable to an extraordinary item. The ASU is effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. We do not expect the adoption of ASU No. 2015-01 to have a material impact on our financial statements.

        In June 2014, the FASB issued their final standard to amend the accounting guidance for stock compensation tied to performance targets ("ASU No. 2014-12"). The issue is the result of a consensus of the FASB Emerging Issues Task Force (Issue No. 13-D). The standard requires that a performance target that could be achieved after the requisite service period be treated as a performance condition, and as a result, this type of performance condition may delay expense recognition until achievement of the performance target is probable. The ASU is effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. We do not expect the adoption of ASU No. 2014-12 to have a material impact on our financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU No. 2014-09"). ASU No. 2014-09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU No. 2014-09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry-specific guidance throughout the Industry Topics of the Codification. ASU No. 2014-09 does not apply to lease contracts within the scope of Leases (Topic 840). For a public entity ASU No. 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted. For all other entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. We do not expect the adoption of ASU No. 2014-09 to have an impact on our financial statements.

        We have adopted ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which requires only disposals represented a strategic shift in operations (i.e., a disposal of a major geographic area, a major line of business, or a major equity method investment) to be presented as discontinued operations. The standard also requires expanded disclosures about discontinued operations and is intended to provide financial statement users with information about the ongoing trends in a company's results from continuing operations. ASU No. 2014-08 is effective in the first quarter of 2015 for public entities with calendar year ends. However, companies are permitted to early adopt the standard, beginning in the first quarter of 2014, but only for disposals or classifications as held for sale that have not been reported in financial statements previously issued or available for issuance. We early adopted this standard in the first quarter of 2014 and the adoption did not have a material effect on our financial condition, results of operations, or disclosures.

        Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Quantitative and Qualitative Disclosures About Market Risk

        Our future income, cash flow and fair values relevant to financial instruments are impacted by prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. In the future, we may continue to use derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. Our primary market risk exposure will be interest rate risk with respect to our expected indebtedness.

        As of March 31, 2015, our revolving credit facility had an outstanding debt balance of $97.0 million. Additional borrowings under our revolving credit facility will have variable LIBOR based rates and will fluctuate based on the underlying LIBOR rate. If LIBOR were to increase by 50 basis points, assuming no hedging activities, the increase in interest expense on our debt would decrease our future earnings and cash flow by approximately $0.5 million annually. If LIBOR were to decrease by approximately 20 basis points to zero, the decrease in interest expense on our pro forma variable rate debt would be approximately $0.2 million annually.

        Interest risk amounts represent our management's estimates and were determined by considering the effect of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

        Rising interest rates could limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness. We intend to hedge interest rate risks related to a portion of our borrowings over time by means of interest rate swap agreements or other arrangements. For example, effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four year period at an effective rate of 4.02%. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four year period beginning April 13, 2015.

INDUSTRY

        Unless otherwise indicated, the information set forth in this "Industry" section, including all statistical data and related forecasts, regarding (i) the wireless communication industry included under the caption "—U.S. Wireless Communication Market Overview" and (ii) the outdoor advertising industry included under the caption "—U.S. Outdoor Advertising Market Overview," is derived from information provided by SNL Kagan, a media and communications research and consulting division of SNL Financial. The information under the captions "—Overview of Real Property Interests," "—Opportunity for Consolidation of Real Property Interests" and "—U.S. Renewable Power Generation Market Overview" is not part of the information included upon the authority of SNL Kagan. The information presented under the captions "—Overview of Real Property Interests," "—Opportunity for Consolidation of Real Property Interests" and "—U.S. Renewable Power Generation Market Overview" has been derived by us from various sources noted herein. We believe that the information provided is reliable, but we have not independently verified the information provided nor have we ascertained any underlying assumptions relied upon therein. While we are not aware of any misstatements regarding the wireless communications, outdoor advertising and renewable power generation industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

Overview of Real Property Interests

        We were formed by Landmark to acquire, own and manage real property interests that we lease to companies in the wireless communication, outdoor advertising and renewable power generation industries. In these industries, we estimate that there are over 360,000 locations in the United States underlying infrastructure assets such as cellular towers, rooftop wireless sites, bulletin billboards, wind turbines and solar arrays. We believe these assets are essential to the operations and profitability of their owners and operators and are generally difficult and costly to decommission or relocate.

        The real property interests we initially seek to acquire are in the following industry verticals:

(1)
154,149 locations at the end of 2014 per SNL Kagan. Includes traditional cellular towers, rooftop sites, distributed antenna sites ("DAS") and various other structure types such as stealth towers (e.g. monopalms), utility structures (e.g. transmission towers) and municipal structures (e.g. water towers).

(2)
164,368 bulletin and digital billboards as of March 20, 2015 per the Outdoor Advertising Association of America ("OAAA").

(3)
Over 48,000 utility-scale wind turbines in the U.S. as of December 31, 2014 per the American Wind Energy Association ("AWEA"). Excludes solar installations.

Opportunity for Consolidation of Real Property Interests

        We believe the ownership of real property interests underlying infrastructure assets in our target industries is highly fragmented. Based on Landmark's proprietary database of over 200,000 tenant sites in these industries, we believe the average property owner owns between one and two of these tenant sites. Furthermore, many large infrastructure owners in the wireless communication and outdoor advertising industries own only a small percentage of the land underlying their infrastructure assets. For example, American Tower, one of the largest owners of cellular towers, has disclosed in public filings that it held an ownership interest in the land underlying just 12% of its locations as of December 31, 2014; similarly, Lamar, one of the largest operators in the outdoor advertising industry, disclosed in public filings that it held an ownership interest in only approximately 8.5% of the land underlying its billboard structures as of December 31, 2014, with the remainder spread across an underlying land portfolio leased from 60,000 lessors.

        Consolidation of real property interests within our target industries has historically been constrained by the challenges of cost-effectively identifying and negotiating with numerous small, individual property owners to acquire their real property interests and tenant leases that feature rents typically ranging from only a few hundred to a few thousand dollars per month. In such fragmented markets, we believe that large, specialized participants with deep industry knowledge, relevant experience, and access to capital can more efficiently and effectively source, evaluate, acquire and manage a large portfolio of real property interests.

Real Property Interests Position in Our Target Industries

        Real property interests are part of a broad ecosystem of infrastructure owners and users, many of which are established, publicly traded companies with large domestic and international footprints. In the wireless communication industry, wireless carriers such as AT&T Mobility, Sprint, T-Mobile and Verizon pay rent to cellular tower operators such as American Tower, Crown Castle and SBA Communications. In turn, these cellular tower operators pay rent to the underlying property owners or owners of the related real property interests. Similarly, stakeholders in the outdoor advertising industry include a wide-ranging group of advertisers along with billboard operators such as Clear Channel Outdoor, Lamar and OUTFRONT Media (formerly CBS Outdoor). In the renewable power generation industry, a utility will purchase power from the power generation infrastructure owner who, in turn, pays rent to the underlying property owners or owners of the related real property interests.

        We believe that moving downstream through the value chain—from the user of the infrastructure, such as the wireless carrier in the wireless communication industry, to the infrastructure owner, such as the cellular tower operator, to the underlying property owner or owner of the real property interest—results in lower customer or tenant churn, lower operating and maintenance costs and higher margins.

U.S. Wireless Communication Market Overview

        Commercial mobile telecommunications launched in the mid-1980s, and mobile phones have since become a utility. SNL Kagan estimates that, at the end of 2014, 42.4% of U.S. households relied exclusively on wireless for all telephone services. Selling a service many consumers deem a necessity, combined with stable, recurring subscription revenue, has created a large, stable and profitable wireless communication industry.

        Total revenue to the carriers that provide wireless services is approaching $240 billion annually and margins are strong. The "big four" U.S. wireless carriers (AT&T Mobility, Verizon, Sprint and T-Mobile) combined generated an Adjusted EBITDA margin of 39.1% of service revenue in 2014.

        The number of total mobile connections in the U.S. surpassed the national population in 2010, due in part to single subscribers who use multiple devices and phones. Growth in other 2G/3G/4G connected devices—including machine-to-machine and other non-phone devices, like tablets—has also helped push subscription counts higher. This is a trend SNL Kagan believes will continue in the medium term. The adoption of smartphones has been particularly strong since the 2007 iPhone launch, and a second surge of consumer interest developed in 2008 for mobile apps. As a result, smartphone subscriptions grew from just 16 million in early 2008 to 237.7 million at the end of 2014.

U.S. SMARTPHONE SUBSCRIPTIONS (MILLIONS)

Source: SNL Kagan.

        The 237.7 million smartphones in use are increasingly straining wireless carriers' networks due to their typically heavy data use. As explained below, smartphones and mobile devices are replacing stationary personal computers ("PCs") as the primary connection to the Internet. The ability to browse full HTML pages (not text-only WAP) as well as video and music streaming are popular smartphone uses. On average, smartphones use 1 GB to 2 GB of data per month—multiples higher than non-smart phones.

        To keep up with this high data throughput, wireless carrier capital expenditures—spending on antenna equipment and upgrades—have grown at a 6.9% compound annual growth rate from $20.1 billion in 2007 to $32.1 billion in 2014 for the publicly traded carriers combined. Despite this growth, wireless capital expenditures as a percentage of total wireless revenue was still just 13% in 2014.

TOTAL WIRELESS CAPITAL EXPENDITURES ($ BILLIONS)(1)

Source: SNL Kagan.

(1)
Includes amounts disclosed by publicly traded wireless carriers.

        Adding new tower locations and upgrading equipment at existing locations are the two primary ways wireless carriers improve capacity and protect wireless networks from gridlock. Through cell splitting, in which the radio coverage of an existing antenna site is divided into two or more new sites, each with a reduced coverage area, existing wireless frequency can be reused. This improves overall network capacity while increasing the number of active wireless antenna sites.

        At the end of 2014, the U.S. had approximately 154,000 operational wireless communication towers, the physical structures where antennas reside to facilitate the uplink and downlink connections to mobile phones. SNL Kagan estimates each tower averages about two leases per location, bringing total leased sites above 300,000. More than three-quarters of these are "pole" style towers, with the balance consisting of rooftop sites and DAS.

U.S. TOWER LOCATIONS (THOUSANDS)

Source: SNL Kagan.

        Given the strong demand for data-intensive smartphones and other devices, and strong demand for 4G LTE densification/cell-splitting, the number of U.S. tower locations is projected to grow 3.6% annually from 2014 to 2019. Most of these new towers will not be the traditional pole style, but rather rooftops and DAS. These latter types work particularly well in urban areas, where network congestion is the worst and where erecting a new pole tower is challenging due to space constraints and zoning regulations.

        In the U.S., a new pole tower typically costs between $200,000 and $300,000 to construct (and constructing DAS costs much more). More onerous than the substantial capital investment, however, is the time it can take to secure zoning approval from officials at the city, county, state and federal levels for pole towers, which can be several hundred feet high and are considered an eyesore in some communities. These barriers to entry increase the value of existing locations and also keep churn levels (i.e., cancellation rates) low for locations where carriers lease tower space. In addition, once a tower is built it is rarely ever removed or torn down due to the high associated costs of restoring the location to its original condition and constructing a new, compliant site.

        In the early years of the wireless communication industry, wireless carriers owned nearly all of the towers upon which their antenna equipment resided. While the antenna equipment on and around towers today is still owned and maintained by wireless carriers, they have moved away from owning the tower structures themselves. Today, SNL Kagan estimates wireless carriers own about 15% of the total towers in operation, with the "big three" U.S. tower companies (American Tower, Crown Castle and SBA Communications) and many other smaller entities owning the balance. In public filings, Crown Castle and American Tower stated that 20% and 12% of their towers, respectively, are on land the tower operators actually own, with many agreements instead structured as long-term leases with underlying landowners.

        Wireless carriers must lease space from tower companies and individual site owners for the 85% of towers they do not own. The average monthly rent per tenant per location received by the big three U.S. tower companies in the fourth quarter of 2014 was $2,630. Since towers average more than one tenant per location, total rental revenue per location was $5,341 in the same quarter for the big three U.S. tower companies. The big three U.S. tower companies have averaged between two and three tenants per tower for the past several years.

        The tower business, like the wireless carrier business, has reported strong financials for years. Total tower revenue for the big three U.S. tower companies was more than $9.3 billion in 2014, and they achieved a 62.1% Adjusted EBITDA margin on a combined basis in 2014. Maintenance capital expenditures was just 5.1% of total tower revenue in 2014.

        Wireless carriers are attractive tenants, given the utility they provide to consumers and their strong financial position. The stability of tower financials is strengthened by high consumer demand for wireless services; even when a consumer leaves a carrier's service it is usually to switch to another carrier which keeps revenue from leaving the market completely. In 2014, the monthly cancellation rate was 1.8% for retail postpaid and prepaid wireless subscriptions combined for the big four U.S. Wireless carriers. This calculates to a 22% annualized subscriber churn rate. By comparison, SNL Kagan estimates the percentage of tower rental revenue lost to churn was 1.7% in 2014 for the big three U.S. tower companies combined.

        In addition to high demand for data-intensive devices, lower churn is also sustained by long-term contracts. While most retail consumer wireless subscriptions in the U.S. require a two-year contract with the wireless carrier, contracts between tower owners and wireless carrier tenants are often five to ten years in length, and sometimes longer. The leases between wireless carriers and tower companies include annual rent escalators, often using the Consumer Price Index as a floor.

        The following three major drivers, each as described in more detail below, should sustain high demand for tower space going forward: increased consumer use of mobile Internet on smartphones and tablets; the upcoming wireless spectrum auctions; and the emergence of at least one new wireless communication market entrant.

        Consumer adoption of smartphones and tablets has quickly surpassed ownership of personal computers in recent years. As illustrated in the chart below, smartphones and tablets, which in 2009 represented only 25% of total U.S. web browser capable devices in use, accounted for 69% of all devices at the end of 2014.

U.S. MOBILE DEVICES COMPARED TO CONSUMER PCS IN USE

Source: SNL Kagan.

        Media and tech companies confirm the trend of mobile devices becoming a leading platform for digital access. In January 2014 ESPN Inc. announced that 51% of its total digital traffic was from mobile devices. In February 2015 ESPN Inc. announced the figure had grown to 61%. In the fourth quarter of 2014 Facebook Inc. reported that mobile advertising revenue was 69% of its total advertising revenue. Pandora Media, Inc. reported that 78% of its total revenue in the fourth quarter 2014 came from mobile devices. According to Cisco Systems Inc., IP traffic through Wi-Fi and mobile devices is expected to grow from 44% of total traffic in 2013 to 61% in 2018.

        On the wireless spectrum auction front, the 2010 National Broadband Plan set the goal for the Federal Communications Commission, or the "FCC," to offer up to 500MHz of new spectrum to the wireless communication industry by 2020. More than 300MHz of this will be licensed spectrum.

NATIONAL BROADBAND PLAN: 500 MHZ BY 2020(1)

Source: SNL Kagan and FCC.

(1)
Band Locations: Wi-Fi 5GHz; Incentive Auction 600MHz; MSS 1.5/1.6/2.0/2.2/2.5GHz; AWS-3 1.7/2.1GHz; WCS 2.3GHz; D Block 700MHz.

        As this spectrum becomes available, demand for tower space will continue in step as new equipment and bands, which require carrier support, emerge. Higher-band frequencies (above 1GHz) like WCS, PCS and AWS do not travel as far as lower-band spectrum and require more sites in a given area for similar coverage. Lower bands (like 600MHz and 700MHz), however, require physically larger antennas, taking up precious square footage and adding weight to a tower, again creating space constraints and keeping demand strong. In addition, the eventual rollout of 5G will lead to updated tower tenant leases, which generally result in higher rent and, as with the 4G build-out, should increase demand for tower space.

        Finally, the government-backed FirstNet is expected to begin building out its public-safety network in the next few years. This will create tower demand from a new entrant that will require nationwide coverage. The FirstNet build-out will be funded using proceeds from the FCC's AWS-3 and upcoming incentive auction.

        Given the high consumer demand for mobile, new spectrum to support and a new nationwide entrant, SNL Kagan believes the U.S. wireless communication industry is poised for continued growth.

U.S. Outdoor Advertising Market Overview

        Outdoor advertising, targeting consumers when they are out of the home, represents an important part of the marketing mix employed by various national and local advertisers. While the standardization of billboard structures starting in the beginning of the 20th century brought higher demand for this form of advertising, the 1965 Highway Beautification Act ("HBA") regulated the sector at federal, state and municipal levels and applied limits on outdoor displays. The HBA's curtailment of the supply of outdoor structures shifted the sector's focus toward innovation and creativity, seeking greater efficiency through inventive delivery methods.

        Outdoor advertising has established itself as a stable and efficient advertising medium due to its effective reach and low-cost advertising delivery. OAAA has classified the various outdoor advertising media into four different formats: billboards, street furniture, transit and alternative.

Number of Outdoor Advertising Displays in the U.S. (2015)
Billboards		Street Furniture(1)		Transit		Alternative(2)
Bulletins	158,868	Bus Shelters	49,082	Buses	205,426	Cinema	17,800
Digital Billboards	5,500			Airports	68,560	Digital Place-Based Screens	1,250,000
Posters(3)	165,606			Subway/Rail(3)	184,078	Arenas/Stadiums	1,352
Junior Posters(3)	33,336			Truckside/Mobile	3,932	Shopping Malls	30,532
Walls/Spectaculars	4,029			Taxis/Wrapped Vehicles	46,194
Total	367,339	Total	49,082	Total	508,190	Total	1,299,684

Source: OAAA.

(1)
Excludes other displays on urban furniture (e.g. phone kiosks and newsracks).

(2)
Excludes other interior and exterior place-based displays.

(3)
Represents number of faces.

        According to OAAA's full year 2014 revenue statistics, billboards have the largest market share among all outdoor advertising formats with 66% of revenue. Each type of outdoor advertising display is placed differently and caters to different target audiences. For example, bulletins, the largest outdoor media format, are usually installed on highways or major roads in order to attract commuters' attention during periods of high traffic volume. Posters, another form of outdoor advertising, are used to target pedestrians as well as commuter traffic in commercial and industrial areas, according to OAAA.

        Outdoor advertising has unique characteristics that cater to both local and national advertisers. Outdoor advertising's primary competitive advantage is its ability to target large on-the-move audiences through advertising campaigns that cannot be turned off, in contrast to other mediums such as radio and TV. Major benefits of outdoor advertising include but are not limited to the following:

  •
  Broad Reach and High Frequency.  According to OAAA, more than 70% of consumers' waking hours are spent outside the home, with more than 18 hours per week in a vehicle. Outdoor advertising's potential to target a large number of consumers helps it to not only serve as a standalone advertising delivery medium but also to complement other advertising delivery vehicles when used in a marketing mix.

  •
  Selective Advertising.  Through a combination of various formats, outdoor advertising can also target a specific set of end consumers in order to influence their decision to buy a certain product or service. A carefully formulated marketing campaign closer to the point of sale may help drive consumer spending.

  •
  Low-Cost Advertising Delivery Medium.  Outdoor advertising helps advertisers manage their marketing expenses, allowing them to spend less but in a more targeted, efficient manner. Outdoor advertising also caters to local advertisers who have limited marketing budgets. According to Lamar's investor presentation as of November 5, 2014, the cost per thousand views, or CPM, for shelters, posters and billboards as of November 2014 averaged $3.92, much less than Spot TV's (including Prime) and newspapers' averages of $24.76 and $32.50, respectively.

  •
  Fragmentation of Other Advertising Media.  The outdoor advertising sector continues to benefit from the fragmentation of broadcast TV and radio, especially over the last decade. Growth in available TV programming and varieties of radio formats has led to increased audience fragmentation, forcing advertisers to buy advertisement time slots on many TV and radio stations to target their desired audiences.

  •
  Digital Technology.  Digital advertising has been highly touted for its potential ability to enhance operational and cost efficiency. The digital sub-category has the capability to offer shorter-term contracts to both local and national advertisers who are on a tight marketing budget and looking for an effective and flashy advertising campaign.

        The outdoor advertising industry is regulated at federal, state and local levels. The HBA governs the outdoor advertising industry at the federal level and covers the federal-aid primary highway system. In addition, various states, counties and cities in the U.S. have separately enacted laws and zoning regulations that regulate the outdoor advertising properties within those jurisdictions and, in some cases, do not allow new billboard structures to be erected. Other state laws prevent modification, replacement, movement or other changes to existing billboard structures. In some instances, new billboards are allowed only after fulfilling all federal, state and municipal requirements.

        Outdoor advertising revenue in the United States increased from $1.0 billion in 1980 to $7.2 billion in 2014, translating to a 6.0% compound annual growth rate. Additionally, outdoor advertising revenue increased as a percentage of core advertising revenue from 2.7% in 1980 to 4.3% in 2014. Core advertising includes outdoor, broadcast TV stations, broadcast TV networks, cable TV, radio and satellite radio, Internet, magazines and daily/weekly newspapers. Historically, the performance of the outdoor advertising industry has been relatively resilient compared to some of the other advertising media during economic downturns due to the sector's ability to offer lower CPMs and the continued fragmentation of other media such as radio and TV.

HISTORICAL AND PROJECTED U.S. OUTDOOR ADVERTISING REVENUE ($ BILLIONS)

Source: SNL Kagan.

        According to SNL Kagan projections, outdoor advertising revenue in the U.S. is expected to grow at a 4.4% average annual rate from $7.4 billion in 2015 to $10.9 billion in 2024 while the contribution of outdoor advertising revenue to total core advertising revenue is also expected to increase from 4.5% in 2015 to 5.1% in 2024.The projected growth of this medium rests on innovation within digital advertising, continued recovery of the overall advertising sector and the sector's ability to take advantage of the fragmentation and niche-market orientation of other media.

        The expansion of digital billboards is expected to play an important role in the growth of the overall outdoor advertising sector. Digital billboards have been gaining favor since 2005, embodying the sector's paradigm shift toward creativity and innovation in reaching audiences. These structures have the ability to change advertising messages weekly, daily and even hourly without the time or labor required to refresh content on static billboards. Digital billboards also help create operational efficiency and adaptability by offering flexible, shorter term contracts to prospective advertisers and enabling them to better analyze their target audiences. Outdoor advertising operators such as the "big three" U.S. outdoor advertising operators (Clear Channel Outdoor, Lamar and OUTFRONT Media (formerly CBS Outdoor)) have been converting some of their traditional billboard structures to digital. According to OAAA, digital billboards now represent just over 1.5% of total billboards in the U.S., with the majority owned by the big three U.S. outdoor advertising operators. The big three U.S. outdoor advertising operators have been making significant capital expenditures to execute their digital deployment plans. For example, during 2014, Lamar spent $53.5 million (of its $107.5 million total capital expenditures) and Clear Channel Outdoor spent $97.0 million (of its $231.2 million total capital expenditures) on maintenance and construction of digital billboards.

        Although there has been some consolidation in the outdoor advertising industry, the competitive landscape of the sector remains relatively fragmented. Clear Channel Outdoor, Lamar and OUTFRONT Media (formerly CBS Outdoor), constitute a total of 56% of last-twelve-month (as of November 2014) out of home media spending in the U.S., with 20%, 18% and 18% market share, respectively.

        Companies owning outdoor advertising structures generally lease the space or land on which the structures are built from a highly fragmented group of underlying property owners. As of December 31, 2014, Lamar owned only 8.5%, or 7,021 parcels of property underlying its outdoor advertising displays. The company had lease agreements covering 75,200 of its active sites as of December 31, 2014. As of March 31, 2014, OUTFRONT Media had 23,600 lease agreements with 19,000 different landlords.

        SNL Kagan believes there are key factors supporting the stability of underlying real property interests in the outdoor advertising industry, including:

  •
  High Costs of Exiting a Lease Agreement.  Lease cancellations can have high associated costs for outdoor operators as ground lessees. If an outdoor operator terminates or fails to renew a lease, it must generally remove the billboard structure and all of its equipment, if applicable, from the land or rooftop and return the property to its original condition at potentially uneconomical costs to the lessee. Furthermore, given the restrictive regulatory and zoning environment, finding replacement locations for billboards is typically difficult and time-consuming. Even if a replacement location is secured, new billboard construction requires significant capital expenditures. For example OUTFRONT Media's average initial investment required for a digital billboard is approximately $250,000 as of December 31, 2014. These factors tend to deter outdoor operators from canceling or terminating a lease agreement in the short term.

  •
  Occupancy and Rates.  Lease terms such as rental income and tenure are dependent on the location of the property and the overall advertising revenue environment. The U.S. economy is expected to undergo a slow yet relatively stable economic recovery barring unforeseen macro shocks. As the economy improves, occupancy of outdoor advertising structures is usually the first aspect of the sector to surge, followed by rates. During periods of economic recovery the average rates for billboards have a tendency to go up, driving lease rates up along with them.

U.S. Renewable Power Generation Market Overview

        Renewable power generation is an emerging and rapidly growing industry in the United States. According to the U.S. Energy Information Administration ("EIA"), renewable power accounted for approximately 16% of all electric power generation capacity in the U.S. in 2014. As illustrated in the table below, renewable power generation has been the fastest-growing energy sector in the U.S., with generation capacity from renewables, which include wind, solar, bioenergy, geothermal and hydropower, increasing at an average annual rate of approximately 7% from 2009 to 2014. This growth has been driven by, among other factors, continued improvement in renewable energy technology and costs, government incentives and emission standards regulation.

U.S. POWER GENERATION CAPACITY BY PRIMARY FUEL (GIGAWATTS)

Fuel	2009(1)	2014(2)	2009 - 2014 CAGR
Wind	34.5	64.9	13.4%
Solar	0.6	10.0	74.5%
Other Renewable(3)	86.0	95.3	2.1%

Renewable Subtotal	121.2	170.2	7.0%

Coal	311.2	300.0	(0.7)%
Nuclear	101.1	98.6	(0.6)%
Oil and Natural Gas(4)	439.2	477.0	1.7%
Other(5)	22.2	24.7	2.2%

Total	994.9	1,070.5	1.5%

(1)
Source: EIA Annual Energy Outlook 2012.

(2)
Source: EIA Electric Power Monthly February 2015.

(3)
Includes hydropower, bioenergy and geothermal.

(4)
Includes oil, natural gas and other fossil fuel related sources.

(5)
Includes storage, fuel cells and distributed generation.

        Within the renewable power generation industry, wind and solar are the fastest growing segments, with substantial investments in power generation infrastructure over the last several years. Bloomberg New Energy Finance estimates that, between 2009 and 2014, utility-scale wind and solar projects raised approximately $112 billion of total asset financings. As illustrated in the chart below, the EIA projects continued growth in wind and solar capacity. By 2040, the EIA estimates that wind and solar capacity will have more than doubled as a percentage of total power generation capacity since 2009, growing from 3.5% to 8.5%.

WIND AND SOLAR POWER GENERATION CAPACITY (GIGAWATTS)

Source: EIA.

        We believe renewable power generation is in the midst of a period of expansion driven by several economic and geopolitical trends, including the following:

  •
  Government Incentives for Renewables.  U.S. federal, state and local governments and utilities have established various incentives to support the development of renewable energy. These incentives include accelerated tax depreciation, production tax credits ("PTCs"), investment tax credits ("ITCs"), cash grants and renewable portfolio standard ("RPS") programs.

  •
  Increasing Competitiveness of Renewable Energy.  Wind technology is improving as a result of taller towers, longer blades and more efficient energy conversion equipment, which allow wind projects to more efficiently capture wind resource and produce more energy. The International Energy Agency estimates that over the last ten years technology improvements have decreased the cost of wind energy in the U.S. between 24% and 39% depending on wind speed, with the greatest improvements seen at lower wind speeds. Solar technology is also improving as solar cell efficiencies improve and installation costs decline. Since the start of 2010, the average total installed cost of utility-scale solar has declined over 50%, according to Bloomberg New Energy Finance.

  •
  Environment and Regulation.  A number of new EPA rules are emerging that are expected to impact many coal-fired plants in the U.S. While there is some uncertainty as to the timing and requirements that will ultimately be imposed by these rules, we expect that the owners of some of the smaller, older or less efficient coal-fired plants will choose to decommission these facilities rather than make financial investments that will be necessary to comply with environmental rules and regulations. In addition, continued relatively low natural gas prices will put additional pressure on these plants. According to the EIA, nearly 40 GW of coal-fired capacity will be retired in the U.S. between 2014 and 2020.

        Wind and solar power generating assets are typically located on land leased from third parties or land directly owned by power companies. Given the numerous and geographically diverse locations of wind and solar sites throughout the United States, we believe the ownership of real property interests underlying renewable power generation structures is highly fragmented. We also believe that acquiring and owning sites in this industry will provide us with attractive, secure rental revenue streams given the importance of the power generating infrastructure to power producers, the substantial levels of capital investment required to develop renewable power infrastructure and favorable secular industry trends.

BUSINESS AND PROPERTIES

Overview

        We are a growth-oriented master limited partnership formed by Landmark to acquire, own and manage a portfolio of real property interests that we lease to companies in the wireless communication, outdoor advertising and renewable power generation industries. Our real property interests underlie our tenants' infrastructure assets, which include freestanding cellular towers and rooftop wireless sites, billboards and wind turbines. These assets are essential to the operations and profitability of our tenants. We seek to acquire real property interests subject to effectively triple net lease arrangements containing contractual rent increase clauses, or "rent escalators," which we believe provide us with stable, predictable and growing cash flow.

        Our real property interests consist of a diversified portfolio of long-term and perpetual easements, tenant lease assignments and, to a lesser extent, fee simple properties located in 43 states and the District of Columbia. These real property interests entitle us to receive rental payments from leases on our 776 tenant sites. Approximately 87% of our leased tenant sites are leased to large, publicly traded companies (or their affiliates) that have a national footprint. These tenants, which we refer to as our "Tier 1" tenants, are comprised of AT&T Mobility, Sprint, T-Mobile and Verizon in the wireless carrier industry, American Tower, Crown Castle and SBA Communications in the cellular tower industry and Clear Channel Outdoor, Lamar Advertising and OUTFRONT Media (formerly CBS Outdoor) in the outdoor advertising industry.

        We believe the terms of our tenant lease arrangements provide us with stable, predictable and growing cash flow that will support consistent, growing distributions to our unitholders. Substantially all of our tenant lease arrangements are effectively triple net, meaning that our tenants or the underlying property owners are contractually responsible for property-level operating expenses, including maintenance capital expenditures, property taxes and insurance. Over 95% of our tenant leases have contractual rent escalators, and some of our tenant leases contain revenue-sharing provisions in addition to the base monthly or annual rental payments. In addition, we believe the physical infrastructure assets at our tenant sites are essential to the ongoing operations and profitability of our tenants. When combined with the challenges and costs of relocating these infrastructure assets and the key strategic locations of our real property interests, we expect continued high tenant retention and occupancy rates. As of March 31, 2015, we had a 99% occupancy rate, with 766 of our 776 total available tenant sites leased.

        We benefit significantly from our relationship with Landmark, our sponsor. Landmark, a private company formed in 2010, is one of the largest acquirers of real property interests underlying the operationally essential infrastructure assets in the wireless communication, outdoor advertising and renewable power generation industries. As of March 31, 2015, Landmark controlled 994 additional tenant sites through the Remaining Landmark Funds. The Remaining Landmark Funds have granted us a right of first offer on real property interests that they currently own or acquire in the future before selling or transferring those assets to any third party. We refer to these real property interests as the "right of first offer assets." We believe Landmark's asset acquisition and management platform benefits us by providing us with dropdown acquisition opportunities from Landmark's substantial and growing acquisition pipeline, as well as the capability to make direct acquisitions from third parties. Please read, "—Our Relationship with Landmark."

Business Strategies

        Our primary business objectives are to generate stable and predictable cash flow and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

  •
  Grow Through Additional Acquisitions.  We intend to pursue acquisitions of real property interests from Landmark and its affiliates, such as our recent acquisition on April 8, 2015, as well as those real property interests subject to our right of first offer. We also intend to pursue acquisitions of real property interests from third parties, utilizing the expertise of our management and other Landmark employees to identify and assess potential acquisitions. When acquiring real property interests, we target infrastructure locations that are essential to the ongoing operations and profitability of our tenants, which we expect will result in continued high tenant occupancy and enhance our cash flow stability. We expect the vast majority of our acquisitions will include leases with our Tier 1 tenants or tenants whose sub-tenants are Tier 1 companies. Additionally, we will focus on infrastructure locations with characteristics that are difficult to replicate in their respective markets, and those with tenant assets that cannot be easily moved to nearby alternative sites or replaced by new construction. Although our portfolio is focused on wireless communication, outdoor advertising and renewable power generation assets in the United States, we intend to grow our portfolio of real property interests into other fragmented infrastructure asset classes and may seek acquisitions internationally.

  •
  Landmark.    We believe we will have opportunities to purchase additional real property interests through the right of first offer assets and other assets that Landmark or the Remaining Landmark Funds currently own, control or that Landmark may acquire in the future. We believe that Landmark has substantial incentives to provide us with acquisition opportunities due to its significant cash investment and overall ownership in us, including our incentive distribution rights.

  •
  Third Parties.    We believe the ownership of real property interests underlying infrastructure assets in our targeted industries is highly fragmented. Based on Landmark's proprietary database of over 200,000 tenant sites, we believe the average property owner owns between one and two of these tenant sites. We expect to pursue acquisitions of these real property interests independently or jointly with Landmark or its affiliates through (i) acquisitions of large portfolios from property owners who may wish to divest their holdings or (ii) acquisitions of real property interests directly from property owners who may seek to diversify or realize a tax-efficient transaction, which we can offer by exchanging their real property interests for our limited partner interests.

  •
  Increase Cash Flow Without Additional Capital Investment.  We seek to organically grow our cash flow without additional capital investment through (i) contractual fixed-rate or CPI-based rent escalators, (ii) rent increases based on equipment, technology or site modification upgrades at our infrastructure locations and (iii) revenue sharing arrangements based on tenant performance. These additional revenue opportunities are consistent with and supportive of our tenants' businesses and the increasing capital improvements they are making to their asset infrastructure. For example, wireless carrier tenants who upgrade or modify their assets to improve their networks may require lease modifications or amendments to facilitate the upgrades, providing us with additional revenue opportunities. Additionally, some of our cellular tower tenants may seek to add additional wireless carrier tenants to existing sites to increase co-location. Some of our tenant leases enable us to participate and share in the additional rent charged to the sub-tenant to accommodate such additions and modifications. We will also pursue rent increases in the outdoor advertising industry in connection with lease amendments to accommodate upgrades of static billboards to digital billboards, which generally earn higher rents from advertisers. Additionally, some of our outdoor advertising tenant leases provide us with revenue sharing in addition to the base monthly or annual rent, which enables us to participate in the additional revenue our billboard tenants receive.

  •
  Generate Stable Cash Flow through Effectively Triple Net Lease Arrangements and Portfolio Diversification.  We intend to focus on the acquisition and management of tenant sites with effectively triple net lease arrangements. We believe our focus on effectively triple net lease arrangements enhances our profitability and minimizes volatility in our cash flow. As of March 31, 2015, substantially all of our leased tenant sites were subject to effectively triple net lease arrangements. We seek to further diversify our portfolio to avoid dependence on any single real property interest or geographic region, and enhance our diversification across structure types, tenants and industries over time.

  •
  Maintain a Conservative Capital Structure.  We target a leverage profile of less than 50% total debt to total market capitalization, which we define as the market value of our limited partner interests and the principal amount of our debt. In addition, we actively manage our balance sheet to address interest rate risk and preserve flexibility. We believe we have highly predictable cash flow to service our financing obligations, pay distributions on our units and provide flexibility for growth. We believe our revolving credit facility provides us with an attractive capital structure and significant capacity to execute our acquisition growth plans. As of March 31, 2015, we had $97.0 million of outstanding borrowings under our revolving credit facility.

Business Strengths

        We believe we are well-positioned to execute our business strategies based on the following characteristics and strengths:

  •
  Strategic Relationship with Landmark.  We have a significant strategic relationship with our sponsor, Landmark, which we believe will enable us to rapidly grow our portfolio of real property interests. Members of Landmark's management team have significant experience and have overseen the acquisition of over 5,000 real property interests in our initial target industries. We believe Landmark's acquisition practices and the scalability of its proprietary technology platform should permit Landmark to substantially increase its acquisition volumes in the existing target market of several hundred thousand real property interests. We believe that we will have opportunities to purchase additional real property interests through the right of first offer assets, including the 994 tenant sites the Remaining Landmark Funds currently own, as well as other assets that Landmark owns or may identify for future acquisition. We believe that due to its substantial cash investment and significant ownership interest in us, Landmark has clear incentives to provide us with ongoing growth opportunities through acquisitions of assets it owns, controls or otherwise identifies for future acquisition. For example, we acquired a portfolio of real property interests at 73 tenant sites from an affiliate of Landmark for approximately $22.1 million on April 8, 2015.

  •
  Stable Cash Flow with Contracted Growth.  As of March 31, 2015, our portfolio includes 776 tenant sites at 586 infrastructure locations with an average remaining lease term of 17 years including renewal options and an average remaining lease term of four years excluding renewal options. In Landmark's five-year history, including assets that Landmark contributed to us in connection with the closing of the IPO, as well as assets held by the Remaining Landmark Funds, it has had 576 tenant sites come up for renewal and 572 (over 99%) have been renewed. Substantially all of our tenant lease arrangements are effectively triple net and require payment of fixed monthly or annual rent. For the three months ended March 31, 2015, we had no property operating expenses or maintenance capital expenditures, enhancing our cash flow stability. In addition, substantially all of our assets have contractual rent escalators, providing consistent organic growth of revenue and distributable cash flow. As of March 31, 2015, 95% of our tenant leases contained contractual rent escalators, 88% of which were fixed-rate, (with an average annual escalation rate of approximately 2.6%) and 7% of which were tied to CPI. Furthermore, under the omnibus agreement that we entered into at the closing of our IPO, we agreed to reimburse Landmark for expenses related to certain general and administrative services Landmark provides to us in support of our business, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. These transparent, capped general and administrative expenses, combined with predictable revenue and high tenant occupancy (historically, approximately 99% of the tenant sites in our portfolio have been occupied), should enable us to deliver consistent, growing distributions to our unitholders.

  •
  Strategic Locations Highly Desired by Tier 1 Tenants.  We believe our portfolio of assets consists of attractive real property interests underlying assets in strategically-desirable locations that are essential to the operations and profitability of our tenants.

  •
  Long Lived, Established Infrastructure Assets.    Our real property interests underlie infrastructure assets that are essential to our tenants' core businesses. We believe the substantial majority of our real property interests are in difficult-to-replicate locations or underlie essential assets in which our tenants have made considerable investments of capital and committed considerable resources. For example, substantially all of our tenants' cellular antennas are part of an interdependent wireless network and any changes to the network would require extensive capital outlays. Additionally, operators of infrastructure assets would incur substantial time and costs relocating equipment and structures, decommissioning an existing site and returning it to its former condition and permitting, constructing and installing equipment and structures at a new site; in combination, this represents a significantly greater cost than the rent they are committed to paying us. Similarly, many of our tenants' billboard assets cannot be moved or rebuilt in a similar location due to regulation and zoning restrictions, including assets that have "grandfathered" zoning status or would otherwise face local community resistance for the construction of new structures, and any real property interest we might acquire in the renewable power generation industry, underlying wind turbines and any solar arrays, will necessarily be located near power interconnection equipment.

  •
  Nationally Recognized Tenants.    Approximately 87% of our leased tenant sites are occupied by nationally-recognized companies or their affiliates, who we believe carefully selected these sites based on their specific business preferences and requirements. Our Tier 1 tenants are comprised of AT&T Mobility, Sprint, T-Mobile and Verizon in the wireless carrier industry, American Tower, Crown Castle and SBA

      Communications in the cellular tower industry and Clear Channel Outdoor, Lamar Advertising, and OUTFRONT Media (formerly CBS Outdoor) in the outdoor advertising industry. Our Tier 1 tenants are well-known, national industry leaders with established track records operating assets such as those located at our tenant sites.

    •
    Large Presence in Highly Populated Markets and Well-Trafficked Locations.    Approximately 54% of our tenant sites are located in Top 20-ranked Basic Trading Areas, or BTAs. BTAs are geographic regions ranked primarily by population, with the top BTAs comprising major metropolitan areas such as New York, Los Angeles and Chicago. We believe our locations in these major metropolitan areas are highly desirable for our tenants in the wireless communication and outdoor advertising industries seeking to reach a large customer base.

  •
  Low Concentration Risk from a Geographically Diversified Portfolio.  Our portfolio of 776 tenant sites, located in 43 states and the District of Columbia, is diversified in several ways. For the three months ended March 31, 2015, our largest lease generated less than 1.5% of our revenue. No single state accounted for more than 15% of our tenant sites as of March 31, 2015. Additionally, the average monthly GAAP rent per tenant site for the three months ended March 31, 2015 was approximately $1,600. Our significant geographic diversification, combined with the small size of each tenant site, substantially mitigates the risk of any single event resulting in a material decrease in our cash flow.

  •
  Opportunities to Increase Rent and Share Revenue Without Additional Capital Investments.  We expect to organically increase the rental revenue on our real property interests without additional capital investment by capturing additional rent as tenants request lease amendments and by sharing in incremental revenue related to certain tenant sites. We believe we are well positioned to negotiate higher rents in advance of lease expirations as tenants request lease amendments to accommodate equipment upgrades or additional tenant co-location. Many of our tenants have announced plans to invest significant capital over the next several years to upgrade their assets, including 4G LTE network upgrades for wireless carrier tenants and conversion of static billboards to digital billboards for our billboard tenants. In addition, where our tenants are able to negotiate higher rents with their customers, we may be entitled to receive higher rent through revenue sharing agreements and lease amendments. Currently, 59 of our tenant sites, primarily in the outdoor advertising industry, have leases containing revenue sharing provisions. We will be able to capture, in addition to minimum base rent, additional revenue from leases at these locations in the event that outdoor advertising revenue increases. In addition, to the extent our easements have additional space available for lease, we may be entitled to additional revenue generated anywhere within the prescribed easement.

  •
  Attractive Cost of Capital.  We believe that as a publicly traded partnership, we have a cost of capital advantage over our private competitors seeking to acquire real property interests in our target asset classes. Additionally, we believe that the ability to exchange our limited partner interests as consideration for assets (in addition to cash), will offer sellers a combination of benefits, including cash flow diversification, the ability to defer taxable gains, potential growth in value and the option to conveniently sell their limited partner interests in the marketplace when they wish to obtain cash. We believe that our ability to make acquisitions with both cash and limited partner interests expands our universe of potential acquisition opportunities and help us pursue further accretive growth for our unitholders.

Our Portfolio of Real Property Interests

        Our portfolio of property interests consists primarily of (i) long-term and perpetual easements combined with lease assignment contracts, which we refer to as our "lease assignments," (ii) lease assignments without easements and (iii) to a lesser extent, properties we own in fee simple. In connection with each real property interest, we have also acquired the rights to receive payment under pre-existing ground leases from property owners, which we refer to as our "tenant leases." Under our easements, property owners have granted us the right to use and lease the space occupied by our tenants, and when we have not been granted easements, we have acquired economic rights under lease assignments that are substantially similar to the economic rights granted under our easements, including the right to re-lease the same space if the tenant lease expires or terminates.

        The table below provides an overview of our portfolio of real property interests as of March 31, 2015.

Our Real Property Interests

		Available Tenant Sites (1)			Leased Tenant Sites
Real Property Interest	Number of Infrastructure Locations (1)	Number	Average Remaining Property Interest (Years)		Number	Average Remaining Lease Term (Years) (2)	Tenant Site Occupancy Rate (3)(4)	Average Monthly Effective Rent Per Tenant Site (5)(6)	Quarterly Rental Revenue (6)	Percentage of Quarterly Rental Revenue (6)
Tenant Lease Assignment with Underlying Easement
Wireless Communication	382	509	75.7	(7)	501	19.0			$2,531,032	66%
Outdoor Advertising	111	138	83.8	(7)	138	11.5			531,932	14%
Renewable Power Generation	2	3	23.0		3	22.4			9,941	—%

Subtotal	495	650	77.2	(7)	642	17.4			$3,072,905	80%

Tenant Lease Assignment only (8)
Wireless Communication	70	101	55.3		99	18.1			$620,476	16%
Outdoor Advertising	9	9	85.4		9	15.2			43,189	1%

Subtotal	79	110	57.8		108	17.9			$663,665	17%

Tenant Lease on Fee Simple
Wireless Communication	3	6	99.0	(7)	6	10.7			$38,513	1%
Outdoor Advertising	9	10	99.0	(7)	10	11.5			54,282	2%

Subtotal	12	16	99.0	(7)	16	11.2			$92,795	3%

Total	586	776	74.9	(9)	766	17.4			$3,829,365	100%

Aggregate Portfolio
Wireless Communication	455	616	72.6		606	18.8	98%	$1,653	$3,190,021	83%
Outdoor Advertising	129	157	84.8		157	11.7	100%	1,316	629,403	17%
Renewable Power Generation	2	3	23.0		3	22.4	100%	1,181	9,941	—%

Total (10)	586	776	74.9	(9)	766	17.4	99%	$1,583	$3,829,365	100%

(1)
"Available Tenant Sites" means the number of individual sites that could be leased. For example, if we have an easement on a single rooftop, on which three different tenants can lease space from us, this would be counted as three "tenant sites," and all three tenant sites would be at a single infrastructure location with the same address.

(2)
Assumes the exercise of all remaining renewal options of tenant leases. Assuming no exercise of renewal options, the average remaining lease terms for our wireless communication, outdoor advertising, renewable power generation and aggregate portfolios as of March 31, 2015 were 2.6, 6.6, 19.0 and 3.5 years, respectively.

(3)
Represents number of leased tenant sites divided by number of available tenant sites.

(4)
Occupancy and average monthly effective rent per tenant site are shown only on an aggregate portfolio basis by industry.

(5)
Represents total monthly revenue excluding the impact of amortization of above and below market lease intangibles divided by the number of leased tenant sites.

(6)
Represents GAAP rental revenue recognized under existing tenant leases for the three months ended March 31, 2015. Excludes interest income on receivables.

(7)
Fee simple ownership and perpetual easements are shown as having a term of 99 years for purposes of calculating the average remaining term.

(8)
Reflects "springing lease agreements" whereby the cancellation or nonrenewal of a tenant lease entitles us to enter into a new ground lease with the property owner (up to the full property interest term) and a replacement tenant lease. The remaining lease assignment term is, therefore, equal to or longer than the remaining lease term. Also represents properties for which the "springing lease" feature has been exercised and has been replaced by a lease for the remaining property interest term.

(9)
Excluding perpetual ownership rights, the average remaining property interest term on our tenant sites is approximately 61 years.

(10)
Information herein does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication tenant sites and 28 outdoor advertising tenant sites.

        The illustrations below depict common leasing arrangements associated with our real property interests. In the wireless communication industry example illustrated below, we own a real property interest underlying a cellular tower. The cellular tower structure is often owned by another company, who in turn charges one or more wireless carriers for the right to place wireless communication equipment atop the tower (however, the wireless carrier itself occasionally owns the tower). The wireless carriers pay rent to the tower owner for the use of the tower, and the tower owner, in turn, pays us pursuant to our lease with the tower owner to occupy our real property interest.

Wireless Communication Industry
Infrastructure Ownership and Cash Flow Structure

        In the outdoor advertising industry example illustrated below, we own a real property interest underlying an outdoor billboard. The billboard structure is owned by another company, who in turn rents the billboard to advertisers. The advertisers pay rent for the use of the billboard, and the billboard owner, in turn, pays us pursuant to our tenant lease with the billboard owner to occupy our real property interest.

 Outdoor Advertising Industry
Infrastructure Ownership and Cash Flow Structure

        In this example, we own a real property interest underlying a wind turbine. The wind turbine itself is owned by another company, who in turn sells power generated by the wind turbine to a utility. The utility pays for the power generated by the wind turbine, and the wind turbine owner, in turn, pays us pursuant to our tenant lease with the turbine owner to use our real property interest.

Renewable Power Generation Industry
Infrastructure Ownership and Cash Flow Structure

        Our real property interests entitle us to receive rental payments from tenant leases in the wireless communication, outdoor advertising and renewable power generation industries. The table below summarizes our Tier 1 tenants which comprised approximately 87% of our tenants as of March 31, 2015.

        Our real property interests underlie a diverse range of tenant structures. We evaluate assets based on a variety of attributes, including, but not limited to, the marketability of the underlying title, the stability of the rental cash flow stream and opportunity for rent increases, tenant quality, the desirability of the structure's geographic location, the importance of the structure to the ongoing operations and profitability of our tenants and the challenge and costs associated with tenants vacating sites. In certain instances, we lease a tenant site for our tenant's base station and equipment, but not the tenant's antenna array located on infrastructure owned by a third party. We refer to this type of arrangement as an "equipment only" lease. Within the wireless communication industry, our tenants' structure types include rooftop sites, wireless towers (including monopoles, self-supporting towers, stealth towers and guyed towers), other structures (including, for example, water towers and church steeples) and equipment only sites. In the outdoor advertising industry, our tenants' structure types include both static and digital billboards. Our real property interests in the renewable power generation industry currently underlie wind turbines but in the future we expect to also acquire real property interests that underlie solar arrays.

        The table below presents an overview of the structures underlying our real property interests, as of March 31, 2015:

Our Real Property Interests by Structure Type

		Available Tenant Sites (1)			Leased Tenant Sites
Structure Type	Number of Infrastructure Locations (1)	Number	Average Remaining Property Interest (Years) (2)		Number	Average Remaining Lease Term (Years) (3)	Quarterly Rental Revenue (4)	Percentage of Quarterly Rental Revenue (4)
Rooftops	154	226	65.7		220	17.1	$1,497,041	39%
Towers	201	229	75.6		226	19.1	1,025,555	27%
Billboards	129	157	84.8		157	11.7	629,403	17%
Other structures	84	94	81.3		94	21.5	387,656	10%
Equipment only (5)	16	67	73.1		66	17.3	279,769	7%
Wind turbines	2	3	23.0		3	22.4	9,941	—%

Total	586	776	74.9	(6)	766	17.4	$3,829,365	100%

(1)
"Available Tenant Sites" means the number of individual sites that could be leased. For example, if we have an easement on a single rooftop, on which three different tenants can lease space from us, this would be counted as three "tenant sites," and all three tenant sites would be at a single infrastructure location with the same address.

(2)
Fee simple ownership and perpetual easements are indicated as having a term of 99 years for purposes of calculating the average remaining term. Also includes "springing lease agreements" whereby the cancellation or nonrenewal of a tenant lease entitles us to enter into a new ground lease with the property owner (up to the full term) and a replacement tenant lease. The remaining lease assignment term is, therefore, in many cases, higher than the remaining tenant lease term.

(3)
Assumes the exercise of all remaining renewal options. Assuming no exercise of renewal options, the average remaining lease terms for our wireless communication, outdoor advertising, renewable power generation and total portfolio as of March 31, 2015 were 2.6, 6.6, 19.0 and 3.5 years, respectively.

(4)
Represents GAAP rental revenue recognized under existing tenant leases for the three months ended March 31, 2015. Excludes interest income on receivables.

(5)
In certain instances, we lease our tenant site for our tenant's base station and equipment, but the tenant's antenna array and related hardware are located on infrastructure owned by a third party. We refer to this type of arrangement as an "equipment only" lease. At 34 infrastructure locations, we have leased space for equipment together with other structures.

(6)
Excluding perpetual ownership rights, the average remaining property interest term on our tenant sites is approximately 61 years.

(7)
Information herein does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication tenant sites and 28 outdoor advertising tenant sites.

        We are geographically diversified with assets located in 43 states, plus the District of Columbia, and no single state accounted for more than 15% of our tenant sites as of March 31, 2015. Additionally, the majority of our wireless communication and outdoor advertising assets are located in major cities, significant intersections, and traffic arteries in the United States that benefit from high urban density, favorable demographic trends, strong traffic counts and strict zoning restrictions with legacy zoning rights (commonly referred to as "grandfather clauses.") These attributes enhance the long-term value of our real property interests, as our wireless communication and outdoor advertising tenants are focused on placing their assets in dense areas with large populations and along high-traffic corridors. Additionally, local zoning regulations often restrict the construction of new cellular towers, rooftop wireless structures and outdoor advertising and billboard structures, creating barriers to entry and a supply shortage. We believe this leads to improved value of our assets and further increases the likelihood for continued high occupancy.

Our Real Property Interest Locations (1)

The above map highlights the states in which our real property interests are located, shaded to indicate our concentration of tenant sites in different states.

(1)
As of March 31, 2015.

        The table below summarizes our real property interests by state, as of March 31, 2015. Our three renewable power generation tenant sites in Kansas are included in the "Total" column.

Our Real Property Interests by State

	Wireless Communication		Outdoor Advertising		Total (1)
	Number of Available Tenant Sites	Quarterly Rental Revenue (2)	Number of Available Tenant Sites	Quarterly Rental Revenue (2)	Number of Available Tenant Sites		Quarterly Rental Revenue (2)		Percentage of Quarterly Rental Revenue
Alaska	1	$3,314	—	$—	1		$3,314		0.1%
Alabama	3	9,433	1	9,143	4		18,576		0.5%
Arkansas	6	18,397	—	—	6		18,397		0.5%
Arizona	25	109,386	3	14,606	28		123,992		3.2%
California	91	515,049	5	42,330	96		557,379		14.6%
Colorado	19	93,953	4	9,270	23		103,223		2.7%
Connecticut	9	50,387	—	—	9		50,387		1.3%
District of Columbia	1	6,234	—	—	1		6,234		0.2%
Florida	32	193,605	23	89,140	55		282,745		7.4%
Georgia	9	50,000	20	77,940	29		127,940		3.4%
Iowa	3	9,158	1	2,250	4		11,408		0.3%
Illinois	48	267,147	22	116,191	70		383,338		10.0%
Indiana	2	16,624	4	7,117	6		23,741		0.6%
Kansas	3	11,663	1	2,100	7	(1)	23,704	(1)	0.6	% (1)
Kentucky	—	—	1	1,500	1		1,500		—%
Louisiana	6	12,480	1	1,310	7		13,790		0.4%
Massachusetts	29	177,163	—	—	29		177,163		4.6%
Maryland	3	12,401	—	—	3		12,401		0.3%
Maine	2	9,178	—	—	2		9,178		0.2%
Michigan	13	61,270	9	13,682	22		74,952		2.0%
Minnesota	4	13,948	2	8,162	6		22,110		0.6%
Missouri	14	68,038	21	82,241	35		150,279		3.9%
Mississippi	2	4,026	—	—	2		4,026		0.1%
Montana	1	4,548	—	—	1		4,548		0.1%
North Carolina	2	11,073	2	5,609	4		16,682		0.4%
North Dakota	1	1,080	—	—	1		1,080		—%
Nebraska	—	—	2	3,436	2		3,436		0.1%
New Jersey	57	422,624	—	—	57		422,624		11.1%
New Mexico	4	21,479	2	2,707	6		24,186		0.6%
Nevada	40	135,825	1	3,600	41		139,425		3.6%
New York	55	368,106	—	—	55		368,106		9.6%
Ohio	11	50,038	6	21,471	17		71,509		1.9%
Oklahoma	7	27,774	—	—	7		27,774		0.7%
Oregon	13	56,596	1	28,730	14		85,326		2.2%
Pennsylvania	16	71,134	2	15,542	18		86,676		2.3%
South Carolina	1	1,976	—	—	1		1,976		0.1%
South Dakota	7	13,660	—	—	7		13,660		0.4%
Tennessee	5	17,973	4	13,244	9		31,217		0.8%
Texas	46	138,651	18	57,399	64		196,050		5.1%
Utah	8	24,565	1	683	9		25,248		0.7%
Virginia	1	4,110	—	—	1		4,110		0.1%
Vermont	4	62,891	—	—	4		62,891		1.6%
Washington	5	29,847	—	—	5		29,847		0.8%
Wisconsin	7	13,217	—	—	7		13,217		0.3%

	616	$3,190,021	157	$629,403	776	(1)	$3,829,365	(1)	100.0%

(1)
Total includes three tenant sites in the renewable power generation industry.

(2)
Represents GAAP rental revenue recognized under existing tenant leases for the three months ended March 31, 2015. Excludes interest income on receivables.

(3)
Information herein does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication tenant sites and 28 outdoor advertising tenant sites.

        Approximately 69% and 79% of our tenant sites are located in Top-50 and Top-100 ranked BTAs, respectively, including New York, Los Angeles and Chicago. We believe our locations in major metropolitan population centers are highly desirable for our tenants in the wireless communication and outdoor advertising industries seeking to reach a large customer base.

        The table below summarizes our real property interests by BTA rank as of March 31, 2015.

Our Real Property Interests Ranked by Basic Trading Area (1)(2)

					Total (3)
	Wireless Communication		Outdoor Advertising
							Percentage of Quarterly Rental Revenue
BTA Rank	Number of Tenant Sites	Quarterly Rental Revenue (4)	Number of Tenant Sites	Quarterly Rental Revenue (4)	Number of Tenant Sites	Quarterly Rental Revenue (4)
1 - 5	225	$1,472,710	27	$161,247	252	$1,633,957	43%
6 - 10	45	171,696	29	108,967	74	280,663	7%
11 - 20	71	425,494	22	142,393	93	567,887	15%
21 - 50	84	358,803	32	124,025	116	482,828	13%
51 - 100	54	234,298	21	50,341	75	284,639	7%

Subtotal (Top 100)	479	2,663,001	133	586,973	610	3,249,974	85%
101+	137	527,020	26	42,430	163	569,450	15%

Total	616	$3,190,021	157	$629,403	773	$3,819,424	100%

(1)
Ranked by population.

(2)
Information herein does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication tenant sites and 28 outdoor advertising tenant sites.

(3)
Excludes tenant sites in the renewable power generation industry. BTA rank is not a relevant metric for the renewable power generation industry.

(4)
Represents GAAP rental revenue recognized under existing tenant leases for the three months ended December 31, 2014. Excludes interest income on receivables.

  Easements and Lease Assignments

        In most locations, our tenant leases were acquired together with an easement granted by the property owner in favor of Landmark, granting us the rights to the tenant site occupied by the tenant under the lease. For our tenant sites that were not accompanied by an easement, our lease assignments provide us with economic rights that are substantially similar to the economic rights granted under our easements, including the right to re-lease the same space if the tenant lease expires or terminates. In limited circumstances we lease the sites from property owners and then sub-lease those spaces to our tenants.

        The terms of our easements and lease assignments generally range from 40 years to 99 years with certain assets having perpetual easement terms. The average remaining term of our easements and lease assignments is approximately 75 years (assuming perpetual easements, which comprise approximately 39% of our total easements, have a term of 99 years). When we acquire an easement or lease assignment in connection with a property subject to a mortgage, we generally also enter into a non-disturbance agreement with the mortgage lender in order to protect us against potential foreclosure on the property owner at the infrastructure location, which foreclosure could, absent a non-disturbance agreement, extinguish our easement or lease assignment. In some instances where we obtain non-disturbance agreements, we still remain subordinated to some indebtedness. As of March 31, 2015, at least 90% of our tenant sites were either subject to non-disturbance agreements or had been otherwise recorded in local real estate records in senior positions to any mortgages.

        Our easements and lease assignments strengthen and protect our real property interests in any given infrastructure location by allowing us to control the use of the tenant site after the expiration of the primary lease term (plus extension options) and to prevent a property owner from interfering with the operations of our tenants. Additionally, we believe that our easements and lease assignments have been and will continue to be acquired and structured in a manner that mitigates additional risks in many ways, including the following:

  •
  We record our easements and lease assignments in local real property records, giving constructive notice of our real property interest to all successor property owners and other parties of interest (such as future lenders).

  •
  We perform a title search prior to the acquisition of the easement or lease assignment and obtain title insurance on the easement or lease assignment except where doing so would not be economic or otherwise feasible, and all material exceptions to title are typically addressed prior to purchase.

  •
  Our possessory use rights to the underlying property mitigate our liability exposure, and we are typically indemnified by the property owners or our tenants for environmental liability, if any, relating to the property. In addition, general liability insurance is typically provided by our tenants.

  •
  Our easements and lease assignments, together with our non-disturbance agreements, generally protect our real property interest in case of a foreclosure against the property owner.

  •
  The property owner is generally contractually responsible for their property-level operating expenses, including maintenance capital expenditures, taxes and insurance.

        Finally, in the event that one of our tenant leases expires without renewal or is terminated, all of our easements and substantially all of our lease assignments allow us to enter into a new lease of the same space for the same use within a specified period of time. If we do not enter into a new lease during the tenant replacement period (typically three to five years), in the case of an easement, the easement terminates and control of the space reverts back to the property owner, or in the case of a lease assignment, we forfeit our right to re-lease the space.

        In limited circumstances we have granted a landowner the right to re-acquire our lease assignment at a purchase price which we believe makes us economically whole for the loss of an asset. To date, no landowner has exercised this right.

  Fee Simple Properties

        Our portfolio of real property interests includes only twelve properties we own in fee simple. These properties have associated tenant leases in the wireless communication and outdoor advertising industry. These properties have associated operating and property tax expense for which we are responsible. For the three months ended March 31, 2015, we received less than $0.1 million in quarterly rental revenue related to these properties, representing only 2.4% of our quarterly rental revenue.

        The table below provides an overview of the remaining term and rental quarterly revenue under our easements, lease assignments and fee simple properties as of March 31, 2015.

Our Real Property Interests by Remaining Term(1)

		Leased Tenant Sites (3)
Remaining Term of Real Property Interest (2)	Number of Infrastructure Locations	Number	Average Remaining Lease Term (years) (4)	Quarterly Rental Revenue (5)	Percentage of Quarterly Rental Revenue (5)
Wireless Communication
Less than or equal to 20 years	3	7	18.8	$72,392	2%
20 to 29 years	22	28	18.7	185,411	5%
30 to 39 years	68	108	17.2	624,179	16%
40 to 49 years	52	94	16.6	548,896	14%
50 to 99 years	142	143	19.3	668,427	17%
Perpetual (6)	168	226	18.4	1,090,716	29%

Subtotal	455	606	18.5	$3,190,021	83%

Outdoor Advertising
20 to 29 years	3	6	7.0	8,917	—%
30 to 39 years	7	8	7.9	56,797	2%
40 to 49 years	6	7	9.0	23,068	1%
50 to 99 years	53	60	13.7	238,038	6%
Perpetual (6)	60	76	12.3	302,583	8%

Subtotal	129	157	12.3	$629,403	17%

Renewable Power Generation
30 to 39 years	2	3	22.4	$9,941	—%

Subtotal	2	3	22.4	$9,941	—%

Aggregate Portfolio
Less than or equal to 20 years	3	7	18.8	$72,392	2%
20 to 29 years	25	34	16.8	194,328	5%
30 to 39 years	77	119	16.9	690,917	18%
40 to 49 years	58	101	16.1	571,964	15%
50 to 99 years	195	203	17.7	906,465	23%
Perpetual (6)	228	302	17.0	1,393,299	37%

Total	586	766	17.4	$3,829,365	100%

(1)
Information herein does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication tenant sites and 28 outdoor advertising tenant sites.

(2)
Remaining term of real property interest is based on the assumption that the site is not vacant for a period longer than our tenant replacement period. This assumption is not used in calculating the remaining tenant lease terms and is inapplicable to the remaining term of real property interest of our fee simple properties.

(3)
"Leased Tenant Sites" means the number of individual sites that are leased. For example, if we have an easement on a single rooftop, on which three different tenants lease space from us, this would be counted as three "tenant sites," and all three tenant sites would be at a single infrastructure location with the same address.

(4)
Assumes the exercise of all remaining renewal options of tenant leases. Assuming no exercise of renewal options, the average remaining lease terms for our wireless communication, outdoor advertising, renewable power generation and aggregate portfolios as of March 31, 2015 were 2.6, 6.6, 19.0 and 3.5 years, respectively.

(5)
Represents GAAP rental revenue recognized under existing tenant leases for the three months ended March 31, 2015. Excludes interest income on receivables. Totals may not sum due to rounding.

(6)
Includes both fee simple and perpetual easement interests.

  Other Assets

        While we generate substantially all of our revenue from our ownership and leasing of real property interests, we also generate a small amount of revenue from other, non-core assets, which were in most cases acquired as part of a portfolio transaction of real property interests. These other assets include financing arrangements and management agreements whereby we purchased the right to receive a portion of a rental payment under a contract but are not a party to the lease and do not have a real property interest. Our other assets also include arrangements with T-Mobile whereby we purchased the right to retain a portion of a lease payment prior to passing the remainder to the property owner. These cash flow financing arrangements are accounted for as receivables in our financial statements. We generally will not seek to acquire assets that are similar to these cash flow financing arrangements.

  Tenant Leases

        The majority of our tenant leases were acquired from property owners, who assigned to us all of the property owner's rights, title and interest in and pursuant to (but generally excluding obligations under) a pre-existing lease between the property owner and a third-party tenant, such as a wireless carrier, cellular tower operator, billboard owner or renewable power producer. Generally, we do not assume the landlord's obligations under the tenant lease, such as the obligation to provide quiet enjoyment of the property or to pay property taxes. These leases previously provided the property owner with a stream of rental payments, typically paid monthly or annually, and were assigned to us in exchange for an up-front lump sum payment.

        Of our 766 leased tenant sites, 750 are subject to effectively triple net lease arrangements, meaning that our tenants or the underlying property owners are contractually responsible for property-level operating expenses, including maintenance capital expenditures, taxes and insurance. For this reason, we expect to have minimal ongoing expenses relating to our assets. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, our property operating and maintenance expenses and maintenance capital expenditures were collectively equal to less than 1% of revenue.

        We believe our effectively triple net lease arrangements support a stable, consistent and predictable cash flow profile due to the following characteristics:

  •
  no equipment maintenance costs or obligations (tenant is responsible for all maintenance and Landmark's role is limited to billing, collections and managing the ground lease);

  •
  no property-level maintenance capital expenditures; and

  •
  no property tax or insurance obligations (tenant or property owner is responsible for these costs).

        Our tenant leases are typically structured with five-year or ten-year initial terms and four additional, successive five-year renewal terms. The average remaining lease term of our tenant leases is 17 years including renewal terms, and the average remaining lease term of our tenant leases is four years excluding renewal terms. In Landmark's five-year history, including assets in our portfolio as well as assets held by the Remaining Landmark Funds, it has had 576 tenant sites come up for renewal and 572 (over 99%) have been renewed. Our tenant leases produce an average of approximately $1,600 per month in GAAP rental payments, but can range from as low as $30 per month to as much as $15,000 per month. In addition, most of our tenant leases include built-in rent escalators, which are typically structured as fixed amount increases, fixed percentage increases, or CPI-based increases and increase rent annually or on the renewal of the lease term. Furthermore, 59 of our tenant leases, primarily in the outdoor advertising industry, contain revenue sharing provisions. As of March 31, 2015, 95% of our tenant leases contained contractual rent escalators, 88% of which were fixed-rate (with an average annual escalation rate of approximately 2.6%) and 7% of which were tied to CPI.

        Though our tenant leases are typically structured as long-term leases with fixed rents and rent escalators, our tenants generally may cancel their leases upon 30 to 180 days' notice. However, occupancy rates under our tenant leases have historically been very high. As of March 31, 2015, we had an occupancy rate of 99%, with 766 tenant sites leased and ten tenant sites available for lease. We believe the infrastructure improvements and operations of the tenant assets located on our real property interests are essential to the ongoing operations and profitability of our tenants. We believe that the importance of these assets, combined with the challenges and costs of relocating these infrastructure improvements, make it likely that we will continue to enjoy high tenant retention and occupancy rates.

        We believe that by focusing on high-quality real property interests we increase the likelihood that our tenants will renew their leases upon expiration. In Landmark's history, including assets in our portfolio as well as assets held by the Remaining Landmark Funds, it has had 576 tenant sites come up for renewal and 572 (over 99%) have been renewed.

        We monitor tenant credit quality on an ongoing basis by reviewing, where available, the publicly filed financial reports, press releases and other publicly available industry information regarding the parent entities of our tenants. In addition, we monitor payment history data for all of our tenants. We are otherwise generally not entitled to financial results or other credit-related data from our tenants.

        The tables below summarize the remaining lease terms under our tenant leases as of March 31, 2015.

Our Tenant Sites by Remaining Tenant Lease Terms
(assuming full exercise of remaining renewal terms)

Remaining Lease Term	Number of Leased Tenant Sites	Quarterly Rental Revenue (1)	Percentage of Quarterly Rental Revenue (1)
Less than or equal to 5 years	84	$372,539	10%
5 to 9 years	116	570,971	15%
10 to 14 years	123	620,102	16%
15 years or more	443	2,265,753	59%

Total (2)	766	$3,829,365	100%

(1)
Represents GAAP rental revenue recognized under existing tenant leases for the three months ended March 31, 2015. Excludes interest income on receivables.

(2)
Information herein does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication tenant sites and 28 outdoor advertising tenant sites.

Our Tenant Sites by Remaining Tenant Lease Terms
(assuming no exercise of remaining renewal terms)

Remaining Lease Term	Number of Leased Tenant Sites	Quarterly Rental Revenue (1)	Percentage of Quarterly Rental Revenue (1)
Less than 1 year	189	$955,107	25%
1 to 2 years	128	674,440	18%
2 to 5 years	348	1,743,394	45%
5 years or more	101	456,424	12%

Total (2)	766	$3,829,365	100%

(1)
Represents GAAP rental revenue recognized under existing tenant leases for the three months ended March 31, 2015. Excludes interest income on receivables.

(2)
Information herein does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication tenant sites and 28 outdoor advertising tenant sites.

Our Tenants

        Our tenants operate in the wireless communication, outdoor advertising and renewable power generation industries. They are generally large, publicly traded companies (or their affiliates) with a national footprint. Approximately 87% of our rental revenue for the three months ended March 31, 2015 was derived from our Tier 1 tenants. In the course of evaluating acquisition opportunities, we assess the desirability of an infrastructure location to our tenants and factors impacting demand of their customers.

        Below is a summary of our tenants as of March 31, 2015.

Our Tenants By Industry

Tenant (1)	Number of Leased Tenant Sites	% of Total	Quarterly Rental Revenue (2)	% of Total
Wireless Communication (Carriers)
AT&T Mobility	75	10%	$410,579	11%
T-Mobile	113	15%	740,298	19%
Verizon	115	15%	591,906	15%
Sprint	73	10%	446,263	11%
Others	59	7%	255,915	7%

Wireless Communication (Carriers) Subtotal (3)	435	57%	$2,444,961	63%
Wireless Communication (Tower Companies)
Crown Castle	107	14%	$420,544	11%
American Tower	29	4%	146,569	4%
SBA Communications	21	3%	110,827	3%
Others	14	2%	67,120	2%

Wireless Communication (Tower Companies) Subtotal (3)	171	23%	$745,060	20%
Outdoor Advertising
Outfront Media (formerly CBS Outdoor)	48	6%	$243,323	6%
Clear Channel Outdoor	42	5%	188,571	5%
Lamar Advertising	40	5%	103,351	3%
Others	27	4%	94,158	3%

Outdoor Advertising Subtotal (3)	157	20%	$629,403	17%
Renewable Power Generation
Others	3	—%	$9,941	—%

Total (3)	766	100%	$3,829,365	100%

(1)
Includes affiliates and subsidiaries.

(2)
Represents GAAP rental revenue recognized under existing tenant leases for the three months ended March 31, 2015. Excludes interest income on receivables.

(3)
Information herein does not include the April 8, 2015 acquisition of 73 tenant sites and related real property interests, consisting of 45 wireless communication tenant sites and 28 outdoor advertising tenant sites.

  Wireless Communication

        Our wireless communication tenants consist primarily of wireless carriers (and their affiliates), such as AT&T Mobility, Sprint, T-Mobile and Verizon, and tower companies (and their affiliates) such as American Tower, Crown Castle and SBA Communications. These tenants generally lease from us space underlying their cellular towers that contain antennas, radios and other electronic communications equipment. Our wireless communication sites also include space on existing buildings and structures, such as building rooftops, especially in dense urban areas and other locations where it is impossible or uneconomical to place a traditional cellular tower.

        We have strong renewal rates among our wireless communication tenants. We believe that this trend will continue because the decommissioning and repositioning of a current site in an existing wireless carrier's network is expensive and often requires the reconfiguration of several other sites within the wireless carrier's network, which may impact the wireless carrier's network quality and coverage. In addition, zoning restrictions may significantly delay, hinder or prevent entirely the construction of new sites. Construction, decommissioning and relocation of a current site may also require the wireless carrier to obtain additional governmental permits, further increasing the cost of non-renewal of a lease with us. In addition, as thousands of new tenant sites are constructed each year, many of these sites will be co-located on towers and other structures located on our real property interests. We believe each of these attributes helps us achieve stable, consistent and predictable cash flow, which will lead to consistent distributions for our unitholders.

        Rental rates associated with wireless communication assets are tied to various factors, including:

  •
  infrastructure location;

  •
  amount, type and function of the tenant's equipment on the infrastructure location;

  •
  ground space necessary for the tenant's base station and other infrastructure required for the transmission and reception of radio signal;

  •
  remaining capacity at the infrastructure location;

  •
  shared back-up power availability;

  •
  type of structure (e.g., stealth tower, rooftop, water tower); and

  •
  location of the customer's antennas on the infrastructure location.

  Outdoor Advertising

        Our outdoor advertising tenants include companies (and their affiliates) that own and manage billboards, such as Clear Channel Outdoor, Lamar Advertising and OUTFRONT Media (formerly CBS Outdoor). These tenants generally lease space from us underlying billboards, typically along highly trafficked freeways and intersections.

        We have strong renewal rates among our outdoor advertising tenants. We believe that this trend will continue because billboards are the primary revenue generating assets of our outdoor advertising tenants. The outdoor advertising market is characterized by strict local regulations and zoning laws, which have made it extremely difficult to erect new billboards in many markets. Additionally, many existing sites are "non-conforming" with regard to current zoning standards but have been "grandfathered" in (and therefore not required to be removed) as they have been in place for long periods of time prior to the change in zoning standards. As such, there is typically a very high rate of lease renewal among our outdoor advertising tenants, and we believe that these renewals will continue to provide stable, growing revenue.

        Rental rates associated with outdoor advertising assets are tied to various factors, including:

  •
  infrastructure location;

  •
  illumination for night-time visibility;

  •
  display and face size;

  •
  roadside position with respect to traffic flow;

  •
  angle to the road for maximum visibility;

  •
  street type (e.g., highway, interstate, cross-section);

  •
  traffic count;

  •
  viewer traffic metrics;

  •
  type of display (e.g., static face, digital billboard, tri-vision); and

  •
  height above ground level.

  Renewable Power Generation

        Our renewable power generation tenant on our two wind turbines is NextEra Energy Resources and its counterparty is Tennessee Valley Authority, an investment-grade rated utility. Our tenant currently leases space from us underlying wind turbines, and we anticipate future tenants will lease space from us underlying wind turbines, solar arrays and other renewable power generation assets. We believe our renewable power generation tenants and their counterparties will consist of credit rated utility companies and experienced developers (and their affiliates). We expect renewable power generation to be an area of growth for our portfolio.

        We believe we will have strong renewal rates among our renewable power generation tenants. The renewable power generation industry is characterized by long development periods and projects of significant scale, typically requiring large capital commitments and several years of due diligence by the project operator to ensure suitability of the project location prior to commencement of project construction. In the case of wind turbines, a three-year wind study is typically completed by the developer to study the wind patterns at the proposed project location. Similarly, prior to the construction of a commercial solar project, the developer will typically complete a review of historical weather patterns to evaluate the amount of uninterrupted access to sunlight at the project location. Developers must also consider accessibility to transmission infrastructure and power connects when selecting a project site, significantly restricting the ability to relocate a renewable power project.

        We intend to target renewable power projects that have been developed within the last five years, have the most current and efficient equipment with the longest useful life and the highest energy output. When seeking real property interests in this industry, we will seek assets that have a power purchase agreement is in place between the owner of the project and a utility or municipality. The power purchase agreement defines the terms between the counterparties and sets the sales price of the power generated for an extended period of time, typically twenty years. We believe these attributes lead to a very high rate of lease renewal and will help us achieve stable cash flow from the renewable power generation industry.

        Rental rates associated with renewable power generation assets are tied to various factors, including:

  •
  Infrastructure location;

  •
  Ground space necessary for the project;

  •
  Interconnecting power grid infrastructure;

  •
  Proximity and access to transmission lines;

  •
  Value of underlying real estate royalty percentage (if applicable) negotiated into the lease with the project developer;

  •
  Location's geographical and meteorological characteristics which expect to yield the highest energy production; and

  •
  Competition by multiple developers for the same property.

Our Relationship with Landmark

        One of our principal strengths and greatest competitive advantages is our relationship with Landmark. Landmark is one of the largest and most active acquirers of real property interests underlying infrastructure assets in the wireless communication, outdoor advertising and renewable power generation industries. As of March 31, 2015, Landmark, headquartered in El Segundo, California, has approximately 137 employees and has offices and origination team members who work across the United States and Australia.

        Landmark has stated that it intends to continue to acquire additional real property interests in the wireless communication, outdoor advertising, renewable power generation and other fragmented industries, and that it intends to facilitate our growth through the sale of additional assets to us. In connection with the closing of our IPO, Landmark purchased 2,066,995 subordinated units at the initial public offering price of our common units. Upon the closing of this offering, Landmark will own our general partner, all of our incentive distribution rights and a 30.3% limited partner interest in us (assuming no exercise of the underwriters' option to purchase additional common units), consisting entirely of subordinated units. Given its substantial cash investment and significant ownership in us, we believe Landmark will promote and support the successful execution of our business strategies.

        We believe Landmark is incentivized to support us. However, there are no restrictions on the ability of Landmark or its affiliates, including the Remaining Landmark Funds and new private funds that Landmark may form, to compete with us, including for the acquisition of future real property interests. We entered into an omnibus agreement with Landmark and the Remaining Landmark Funds pursuant to which the Remaining Landmark Funds granted us a right of first offer on real property interests that they currently own or acquire in the future before selling or transferring those assets to any third party. The assets subject to the right of first offer are comprised of 994 tenant sites that the Remaining Landmark Funds currently own and additional real property interests they acquire in the future in our target industries. Neither Landmark nor any of the Remaining Landmark Funds are obligated to offer to sell us any additional assets, except pursuant to our right of first offer, which the Remaining Landmark Funds are obligated to offer to sell to us, but only if and when those funds otherwise decide, in their sole discretion, to dispose of such assets. Landmark or the Remaining Funds may need to obtain third-party consents in order to transfer certain of the assets subject to the right of first offer. In addition, we are under no obligation to buy any additional assets from Landmark or the Remaining Landmark Funds. The consideration to be paid by us for those assets, as well as the consummation and timing of any acquisition by us of those assets, would depend upon, among other things, the timing of Landmark's decision to sell those assets and our ability to successfully negotiate a price and other purchase terms for those assets. Please read "Risk Factors—Risks Related to Our Business—If we are unable to make accretive acquisitions of real property interests, our growth could be limited" and "Conflicts of Interest."

Right of First Offer Assets

        The Remaining Landmark Funds have granted us a right of first offer on real property interests that they currently own or acquire in the future before selling or transferring those assets to any third party. Neither Landmark nor any of the Remaining Landmark Funds are obligated to offer to sell us any additional assets, except pursuant to our right of first offer, which the Remaining Landmark Funds are obligated to offer to sell to us, but only if and when those funds otherwise decide, in their sole discretion, to dispose of such assets. We believe the right of first offer assets have attributes (e.g. tenants, geography, lease terms) similar to the assets we currently own. The following map shows the geographic distribution of the right of first offer assets:

Right of First Offer Assets Locations

        The right of first offer assets include the following assets currently owned by the Remaining Landmark Funds as of March 31, 2015:

Right of First Offer Assets

		Available Tenant Sites (1)			Leased Tenant Sites
Industry	Number of Infrastructure Locations	Number	Average Remaining Property Interest (Years) (2)		Number	Average Remaining Lease Term (Years) (3)
Wireless Communication	510	673	78.4		667	20.6
Outdoor Advertising	281	315	87.4		314	13.1
Renewable Power Generation	6	6	37.2		6	43.5

Total	797	994	81.0	(4)	987	18.3

(1)
"Available Tenant Sites" means the number of individual sites that could be leased. For example, if we have an easement on a single rooftop, on which three different tenants can lease space from us, this would be counted as three "tenant sites," and all three tenant sites would be at a single infrastructure location with the same address. Tenant sites included in this table reflect only those owned by the Remaining Landmark Funds, which are subject to our right of first offer, and do not include any tenant sites owned directly by Landmark.

(2)
Fee simple ownership and perpetual easements are shown as having a term of 99 years for purposes of calculating the average remaining term.

(3)
Assumes the exercise of all remaining renewal options. Assuming no exercise of renewal options, the average remaining lease terms for the wireless communication, outdoor advertising, renewable power generation and total portfolios of right of first offer assets as of March 31, 2015 were 2.8, 7.3, 23.5 and 4.4 years, respectively.

(4)
Excluding perpetual ownership rights, the average remaining property interest term on the tenant sites subject to the right of first offer is approximately 76 years.

Landmark's Acquisition Platform

        Landmark's senior management team has an average of over 17 years of experience with high volume, small balance real property asset originations in industries with fragmented real property ownership. The team has an established track record and deep domain expertise across all aspects of the business including lead generation, origination, underwriting, acquisition, financing and asset management.

        The real property interests Landmark seeks to acquire generally range in value from $50,000 to $500,000. As a result, Landmark must assemble large pools of assets to achieve portfolio critical mass and diversification. To accomplish this, highly trained groups within Landmark use custom information technology systems and processes developed over the past decade to sequentially manage workflow while providing management with the ability to monitor and direct activity in real-time. During 2014, Landmark negotiated over 3,500 real property transactions with one to two real property interests per transaction. Through this proprietary process, Landmark efficiently evaluates assets to ensure they meet Landmark's stringent underwriting criteria. Landmark believes that the small individual asset size, together with the expertise and discipline required to close high acquisition volumes, creates a significant barrier to entry for prospective competitors. We expect to benefit greatly from Landmark's acquisition platform, which we believe will continue to facilitate the acquisition of attractive assets for our business.

  Asset Life Cycle through the Acquisition Platform

        The Landmark process has been specifically designed for better customer engagement and to be as seamless and efficient for the owner as possible (and, in doing so, more efficient for Landmark as well). Landmark has customized its processes and documentation for its specific business, emphasizing customer interaction and delivering a high-quality transaction experience. For example, Landmark has developed a one-page purchase option agreement, making the documentation less intimidating and easier for the property owner to understand. In addition, documentation is requested from the property owner in a concise, straightforward manner and expectations and timing are discussed with the owner, making the transaction process transparent and the property owner a real participant in the process who is accountable and responsible for various aspects of the deal process. In this way, the property owner is engaged, there are limited surprises and the closing process is more of a joint exercise between Landmark and the property owner, resulting in a better customer experience.

        Landmark's high volume, small balance real property acquisition and asset management platform has four primary phases which include: (1) Lead Generation; (2) Sales Origination; (3) Underwriting and Closing; and (4) Asset Management.

  Lead Generation

        Landmark developed a proprietary lead-generation system that expedites the identification of small balance real property interests in fragmented real property ownership industries. This system, used by its employees to identify asset prospects, facilitates the aggregation of directly-sourced field data. Once an infrastructure location prospect has been identified, Landmark's team leverages a variety of proven data and technology resources and strategies to obtain preliminary contact information for the property owner, referred to as a "lead". Leads are qualified by a dedicated team that validates data directly with the owner of the infrastructure location. Once the property owner's address and contact information is confirmed, an account is created and an appointment is arranged.

  Sales Origination

        The sales origination process begins with a meeting between a Landmark sales professional and the property owner. In 2014, Landmark's sales professionals engaged in nearly fifteen thousand meetings with property owners to establish a relationship, discuss the owner's needs and objectives, and educate the owner on the value of Landmark's proposed transaction. During these meetings, sales professionals evaluate the appropriateness of Landmark's proposed transaction for the property owner and their interest level in selling their real property interest. Once Landmark obtains a copy of the lease from the property owner, relevant data is input into Landmark's proprietary asset evaluation system to generate an acquisition option agreement. The option agreement terms are negotiated with the property owner and, upon acceptance of the agreement, Landmark uploads the executed agreement and necessary documentation to its proprietary technology platform for further diligence by the dedicated underwriting and closing team.

  Underwriting and Closing

        After Landmark's proposal has been accepted by the property owner and an option agreement has been executed, the transaction is moved to Landmark's dedicated underwriting and closing team. The account enters a comprehensive due diligence process to ensure consistent quality across Landmark's portfolio of asset acquisitions. Curative measures are taken to clear title on the real property interest (for example, an outstanding creditor's lien) simultaneous with the underwriting and due diligence process. Given its considerable experience, depth of resources, and proven processes, Landmark is able to perform a comprehensive and efficient underwriting of the risk and value assessment on its high-volume acquisition pipeline. We believe this is one of Landmark's greatest strengths and competitive advantages and is driven by (i) Landmark's extensive database of comparable transactions and leases, and (ii) its thorough understanding of applicable underwriting factors (such as which intersections or highways tend to have the most traffic, applicable zoning regulations and the availability of nearby wireless or advertising sites). In the underwriting stage, Landmark reviews various transaction materials and documents for compliance with Landmark's underwriting criteria, including, but not limited to, the following:

  •
  current industry macro and micro risks;

  •
  tenant counterparty risk;

  •
  lease economics;

  •
  lease terms;

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  "seasoning," or whether the property has a proven track record of tenant lease payments, and the details of that track record;

  •
  evaluation of real estate and infrastructure based in part on site visits and surveys;

  •
  site demographics;

  •
  competitive landscape analysis; and

  •
  rent analysis based on Landmark's proprietary database of comparative rents in the target area.

        Once a transaction is deemed to meet Landmark's due diligence and underwriting standards, it proceeds to Landmark's investment committee for approval of the acquisition. Pending approval, legal closing documents are prepared, executed and delivered. Due to its streamlined proprietary acquisition process, Landmark has the ability to quickly close acquisitions. We expect to continue to benefit from Landmark's higher acquisition volumes and more efficient, scalable processes.

  Asset Management

        After funding, tenants are notified of the acquisition and notarized payment re-direction letters are sent advising the tenant to redirect rental payments to Landmark. All post-closing items are revisited, the lease data is re-verified and moved to Landmark's asset administration system, where compliance is monitored on an ongoing basis. The tenant management phase includes collections, tenant payment conversion, tenant relations, development of sponsored programs, and tenant contact management. The asset management phase includes the negotiation of lease renewals, modifications, cancellations, reductions, document and consent requests, landlord and tenant complaints and new leasing of available tenant sites. The objective of the asset management function is to ensure that Landmark efficiently receives and processes its rental income while optimizing its ability to capitalize on opportunities for additional revenue opportunities.

Regulation

  Environmental Matters

        Laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment are applicable to our business and operations, and also to the businesses and operations of our lessees, property owners and other surface owners or operators. Federal, state and local government agencies issue regulations that often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and that may result in injunctive obligations for non-compliance. These laws and regulations often require permits before operations commence, restrict the types, quantities and concentrations of various substances that can be released into the environment, require remediation of released substances, and limit or prohibit construction or operations on certain lands (e.g. wetlands). We do not conduct any operations on our properties, but we or our tenants may maintain small quantities of materials that, if released, would be subject to certain environmental laws. Similarly, our property owners, lessees and other surface interest owners may have liability or responsibility under these laws which could have an indirect impact on our business. These laws include but are not limited to the federal Resource Conservation and Recovery Act ("RCRA"), and comparable state statutes and regulations promulgated thereunder (which impose requirements on the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes) and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), and analogous state laws (which generally impose liability, without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of hazardous substances into the environment, including the current and former owners or operators of a site. It is not uncommon for neighboring property owners and other third-parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. Therefore, governmental agencies or third parties may seek to hold us, our lessees, property owners and other surface interest owners responsible under CERCLA and comparable state statutes for all or part of the costs to cleanup sites at which hazardous substances have been released. Our agreements with our lessees, property owners and other surface owners generally include environmental representations, warranties, and indemnities to minimize the extent to which we may be financially responsible for liabilities arising under these laws.

Seasonality

        We receive fixed rental payments under our tenant leases that are typically paid on a monthly basis, and we expect to experience some seasonal effect on our cash flow due to rents paid annually. Additionally, we have revenue sharing provisions under a portion of our tenant leases, which may result in some seasonal effect on our cash flow if our tenants' revenue are seasonal.

Competition

        We face competition in the acquisition and leasing of our real property interests in each of our target industries. Some of the competitors are larger than us and include public entities with greater access to capital and scale of operations than us. In addition, Landmark and its affiliates will compete with us for acquisitions and the leasing of real property interests. Please read "Risk

Factors—Risks Inherent in an Investment in Us—Landmark and the Remaining Landmark Funds may compete with us, and Landmark, as owner of our general partner, will decide when, if and how we complete acquisitions."

        In the acquisition of real property interests underlying our tenants' infrastructure, our principal competitors include our tenants and private independent acquirers focused on individual industries. In the wireless communication industry, the principal competitors include tower companies such as American Tower, Crown Castle International and SBA Communications and private independent acquirers such as APWIP, Melody Wireless Infrastructure, Unison Site Management Corporation and Wireless Capital Partners. In the outdoor advertising industry, the principal competitors include billboard companies such as Clear Channel Outdoor, Lamar Advertising and OUTFRONT Media (formerly CBS Outdoor). In the renewable power generation industry, the principal competitor is AWCC Capital. We believe the most significant factors affecting the competitive environment in the acquisition of real property interest underlying our tenant's infrastructure include the relationship with the property owner, price offered, structure and terms of the acquisition, time to closing and surety of closing.

        In the leasing of real property interests in the wireless communication industry, our principal competitors include our tenants, private property owners, Real Estate Investment Trusts or "REITs" and the government. In the wireless communication industry, our principal competitors include wireless carriers that own their own tower networks, tower companies such as American Tower Corporation, Crown Castle and SBA Communications, private independent owners of portfolios of real property interest such as APWIP, Unison and Wireless Capital, real estate owners, REITs, utilities, municipalities and other companies that provide structures upon which wireless communication equipment may be installed. In the outdoor advertising industry, the principal competitors include private real estate owners, REITs and municipalities. In the renewable power generation industry, the principal competitors include private real estate owners and municipalities. We believe the most significant factors affecting the competitive environment in the leasing of real property interest underlying our tenant's infrastructure include site location and capacity, quality of service, density within a geographic market and, to a lesser extent, price.

Employees

        We are managed and operated by the board of directors and executive officers of Landmark Infrastructure Partners GP LLC, our general partner. Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by affiliates of our general partner. As of March 31, 2015, our general partner and its affiliates have approximately 20 employees performing services for our operations. We believe that our general partner and its affiliates have a satisfactory relationship with those employees.

Legal Proceedings

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not a party to any litigation or governmental or other proceeding that we believe will have a material adverse impact on our financial condition or results of operations.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of certain of our investment, financing and other policies. These policies may be amended or revised from time to time by the board of directors of our general partner without a vote of our unitholders.

Investment Policies

  Investments in Real Estate or Interests in Real Estate

        Our objective is to maximize unitholder value by seeking superior risk-adjusted returns, with an emphasis on stable revenue, by acquiring, owning and managing a portfolio of real property interests that we lease to companies in the wireless communication, outdoor advertising and renewable power generation industries and other industries with fragmented real property ownership. We generally seek to acquire real property interests subject to effectively triple net lease arrangements. For a discussion of our properties and our business strategies and strengths, please read "Business and Properties."

        We expect to pursue our objective primarily through the ownership of a diversified portfolio of long-term and perpetual easements, tenant lease assignments and, to a lesser extent, fee simple property. Our strategy targets assembling a diversified asset portfolio across a variety of industries, tenants and locations throughout the United States.

        While we consider the foregoing when making investments, we have made and will continue to make opportunistic investments that do not meet one or more of these criteria, and we may make additional investments that do not meet one or more of these criteria if we believe the opportunity is sufficiently attractive.

  Investments in Real Property Interest Related Assets

        While our portfolio primarily consists of, and our business strategies emphasize, the ownership and leasing of real property interests, we also generate a small amount of revenue from other, non-core assets. These other assets include arrangements where we purchased the right to receive a portion of a rental payment under a contract but do not have a real property interest. There are no restrictions on the proportion of our assets that may be invested in a type of asset or any single asset. However, we do not intend to have a significant portion of our portfolio invested in receivables.

  Investments in Other Securities

        We do not intend to invest in securities such as bonds, preferred stock, common stock or limited partner units.

Dispositions

        In order to maximize the performance and manage the risks within our portfolio, we intend to selectively dispose of any of our real property interests that we determine are inappropriate for long-term investment purposes based upon management's review of our portfolio.

Financings and Leverage Policy

        We anticipate using a number of different sources to finance our acquisitions and operations, including cash flow from operations, draws under (or assumptions of secured debt that is converted into a portion of) our revolving credit facility, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general partnership purposes.

        Although we are not required to maintain any particular leverage ratio, we intend to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general partnership purposes. Our partnership agreement does not limit the amount of debt that we may incur, and the board of directors of our general partner has not adopted a policy limiting the total amount of debt that we may incur.

        Our general partner will consider a number of factors in determining the amount of debt that we may incur. The board of directors of our general partner may from time to time modify its views regarding the appropriate amount of financing in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common units, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our unitholders.

Equity Capital Policies

        To the extent that the board of directors of our general partner determines to raise additional capital, we may issue debt or equity securities (including senior securities), retain funds from our operations (subject to the provisions of our partnership agreement) or pursue a combination of these methods. Existing unitholders will have no preemptive right to securities offered by us, and any such offering might cause dilution of a unitholder's investment in us.

        We may, under certain circumstances, purchase our units or other securities in the open market or in private transactions with our unitholders, provided that those purchases are approved by our general partner. Our general partner has no present intention of causing us to repurchase any limited partner units or other securities, and any such action would only be taken in conformity with applicable federal and state laws and our partnership agreement.

        In connection with the closing of the IPO, we issued our common and subordinated units in exchange for certain of our real property interests and cash, and we may issue limited partner interests in exchange for additional real property interests or cash in the future.

        We have not and do not intend to engage in trading, underwriting or agency distribution or sale of securities.

        We have not and do not intend to make loans to other persons.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between our interests and the interests of our general partner and its employees, directors and officers. However, we cannot assure you that these policies or provisions will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of unitholders.

Reporting Policies

        We will make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also make available summary financial information within 50 days after the close of each quarter.

MANAGEMENT

Management of Landmark Infrastructure Partners LP

        We are managed by the directors and executive officers of our general partner, Landmark Infrastructure Partners GP LLC. Our general partner is not elected by our unitholders and will not be subject to election or re-election by our unitholders in the future. Landmark indirectly owns all of the membership interests in our general partner. Our general partner has a board of directors, and our unitholders are not entitled to elect the directors or directly or indirectly to participate in our management or operations. Our general partner is liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend to incur indebtedness that is nonrecourse to our general partner.

        Our general partner has eight directors, three of whom are independent as defined under the independence standards established by NASDAQ and the Exchange Act. NASDAQ does not require a listed publicly traded limited partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating and corporate governance committee. We are, however, required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by NASDAQ and the Exchange Act.

        The executive officers of our general partner allocate their time between managing our business and affairs and the business and affairs of Landmark. The amount of time that our executive officers will devote to our business and the business of Landmark will vary in any given period based on a variety of factors. We expect that our general partner's executive officers will devote as much time as is necessary for the proper conduct of our business and affairs.

        Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations. All of the employees and other personnel that conduct our business are employed or contracted by our general partner and its affiliates, including Landmark, but we sometimes refer to these individuals in this prospectus as our employees because they provide services directly to us.

  Committees of the Board of Directors

        The board of directors of our general partner has established an audit committee and a conflicts committee, and may have such other committees as the board of directors shall determine from time to time. Each of the standing committees of the board of directors has the composition and responsibilities described below.

  Audit Committee

        We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by NASDAQ and Rule 10A-3 promulgated under the Exchange Act. Thomas Carey White III, Ronald W. Readmond, and Gerald A. Tywoniuk serve as members of our audit committee. Our audit committee assists the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. Our audit committee has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. Our audit committee is responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has unrestricted access to our audit committee.

  Conflicts Committee

        At least two independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is adverse to the interest of the partnership. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including Landmark, and must meet the independence standards established by NASDAQ and the Exchange Act to serve on an audit committee of a board of directors along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Directors and Executive Officers of Landmark Infrastructure Partners GP LLC

        Directors are appointed by the sole member of our general partner and hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. Executive officers are appointed by, and serve at the discretion of, the board of directors. The following table shows information for the directors and executive officers of Landmark Infrastructure Partners GP LLC.

Name	Age	Position with Landmark Infrastructure Partners GP LLC
Arthur P. Brazy, Jr.	56	Chief Executive Officer and Director
Jeffrey J. Knyal	49	Vice Chairman
George P. Doyle	45	Chief Financial Officer and Treasurer
Keith M. Drucker	45	Senior Vice President—Investments
Daniel E. Rebeor	47	Senior Vice President—Real Estate Operations
Daniel R. Parsons	51	Senior Vice President—Information Systems and Technology
Matthew P. Carbone	49	Chairman of the Board of Directors
James F. Brown	50	Director
Jonathan A. Contos	30	Director
Edmond G. Leung	34	Director
Ronald W. Readmond	72	Director
Thomas Carey White III	49	Director
Gerald A. Tywoniuk	53	Director

        Arthur P. Brazy, Jr. was appointed Chief Executive Officer and a Director of our general partner in July 2014. Mr. Brazy has served as President of our sponsor, Landmark Dividend LLC, since co-founding the company in February 2010, and as a member of the board of managers of Landmark Dividend Holdings LLC and its predecessor since February 2010. From December

2005 to March 2009, Mr. Brazy served as Chief Executive Officer of Church Mortgage Acceptance Co., LLC, a private company he co-founded focused on direct lending to churches. From January 2001 to December 2005, Mr. Brazy served as Chief Executive Officer of Lakefront Ventures LLC, a private investment firm specializing in commercial and mortgage finance, private equity, real estate and structured finance advisory services. Prior to this, Mr. Brazy founded and led numerous private investment partnerships including Atherton Capital and worked as an officer of Eastdil Secured, a real estate investment bank. Mr. Brazy holds a B.S. in Economics from the California Institute of Technology and an M.B.A. from Stanford University. In addition to his other skills and qualifications, we believe that Mr. Brazy's extensive experience with private investment funds, his in-depth knowledge of the real property industry generally and in successfully operating several different companies makes him qualified to be Chief Executive Officer and a member of the Board of Directors of our general partner.

        Jeffrey J. Knyal was appointed Vice Chairman of our general partner in August 2014. Mr. Knyal has served as Chief Executive Officer of our sponsor, Landmark Dividend LLC, since co-founding the company in February 2010, and as a member of the board of managers of Landmark Dividend Holdings LLC and its predecessor since February 2010. From June 2001 to July 2009, Mr. Knyal served as Chief Operating Officer and Chief Financial Officer of Wireless Capital Partners LLC, a private company he co-founded, focused on the wireless ground lease acquisition industry. Prior to joining Wireless Capital Partners LLC, Mr. Knyal served as Vice President at RBS Greenwich Capital Markets, Chief Operating Officer and co-founder of Franchise Mortgage Acceptance Company, and an Analyst at Dean Witter Reynolds Inc. Mr. Knyal holds a B.S. in Finance from the University of Illinois and an M.B.A. from the University of Chicago. In addition to his other skills and qualifications, we believe that Mr. Knyal's extensive experience in the ground lease acquisition industry and in successfully operating several different companies makes him qualified to be Vice Chairman of our general partner.

        George P. Doyle was appointed Chief Financial Officer and Treasurer of our general partner in July 2014. Mr. Doyle has served as Chief Financial Officer and Treasurer of our sponsor, Landmark Dividend LLC, since August 2011. From June 2010 to October 2010, Mr. Doyle served as the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Clearview Hotel Trust, Inc., a REIT that invests primarily in the hospitality industry. Prior to joining Clearview Hotel Trust, Inc., Mr. Doyle served, from November 2009 to June 2010, as the Vice President of Finance for Steadfast Income Advisor, LLC, the external advisor for Steadfast Income REIT, Inc., a REIT that invests primarily in multi-family residential properties. Mr. Doyle was also the Chief Accounting Officer for Steadfast Income REIT, Inc. Previously, Mr. Doyle served in various capacities from November 2003 to June 2009, including from July 2004 to June 2009 as the Senior Vice President—Chief Accounting Officer, at HCP, Inc., an S&P 500 REIT traded on the NYSE that invests primarily in real estate serving the healthcare industry. From September 1995 to October 2003, Mr. Doyle served in various positions with the accounting firm KPMG LLP, including as a senior manager. Mr. Doyle holds a B.A. in Business Administration from Western Washington University and a Certificate of Accounting from Seattle University. Mr. Doyle is a Certified Public Accountant. We believe that Mr. Doyle's extensive financial and accounting background and experience with several different real estate companies makes him qualified to be Chief Financial Officer and Treasurer of our general partner.

        Keith M. Drucker was appointed Senior Vice President—Investments of our general partner in August 2014. Mr. Drucker has served as Chief Operating Officer of our sponsor, Landmark Dividend LLC, since April 2010. From October 2008 to April 2010, Mr. Drucker served as Business Development Manager of TowerCo LLC, a tower company founded in 2004 by veterans of the tower industry. From February 2007 to September 2008, Mr. Drucker served as Senior Vice President of Operations of Wireless Capital Partners, a private company focused on the acquisitions of cell site ground leases. From December 2002 to March 2006, he served as Vice President of Corporate Development and Operations for Global Signal, Inc., a provider of wireless, Internet, and broadband communication facilities, where he managed the acquisition and integration of nearly 8,000 real estate assets. Prior to his role at Global Signal, Mr. Drucker served as a Director for SpectraSite Communications, Inc., now American Tower, and he also served as Network Operations Manager and Account Executive at SBA Communications, Inc. Mr. Drucker received a B.S. in Business Communications from Bentley University. We believe that Mr. Drucker's experience in the wireless communication, cellular and ground lease industries makes him qualified to be Senior Vice President—Investments of our general partner.

        Daniel E. Rebeor was appointed as Senior Vice President—Real Estate Operations of our general partner in August 2014. Mr. Rebeor has served as Executive Vice President of Operations, since August 2011, and General Counsel, since June 2014 (Acting General Counsel from October 2012 to June 2014) of our sponsor, Landmark Dividend LLC. From August 2007 to July 2011, Mr. Rebeor served as Senior Director, National Real Estate of Cricket Communications, Inc., a national prepaid provider of wireless voice, text, and data services (Cricket was acquired by AT&T Inc. in 2013). While at Cricket, Mr. Rebeor led the team responsible for all of Cricket's real estate activities, including cell site management, retail and office site selection, leasing, property management, lease administration and retail and office construction. From August 2005 to August 2007, Mr. Rebeor served as Director of Operations and Director of Real Estate in the Building Solutions Group of American Tower Corporation, an independent owner, operator and developer of wireless and broadcast communication real estate in the United States and internationally. From November 2000 to August 2005, Mr. Rebeor served as Director, Real Estate Operations of SpectraSite Communications, Inc. prior to its merger with American Tower Corporation. Mr. Rebeor received a B.S. in Communications/Media from the State University of New York, College at Fredonia and a J.D. from the University of Dayton School of Law. We believe that Mr. Rebeor's experience in the wireless communication, cellular and ground lease acquisition industries makes him qualified to be Senior Vice President—Real Estate Operations of our general partner.

        Daniel R. Parsons was appointed as Senior Vice President—Information Systems and Technology of our general partner in August 2014. Mr. Parsons has served as Chief Information Officer of our sponsor, Landmark Dividend LLC, since May 2010. From January 1998 to May 2010, Mr. Parsons served as the Chief Information Officer of Budget Finance Company, a company specializing in residential and commercial mortgage loans. Previous to this, Mr. Parsons worked in the software development and technology management sectors for 12 years. Mr. Parsons received a B.S. in Business Administration and an M.B.A. from the University of Southern California. We believe that Mr. Parsons' experience in the software development and technology management fields makes him qualified to be Senior Vice President—Information Systems and Technology of our general partner.

        Matthew P. Carbone was appointed as Chairman of the Board of Directors of our general partner in October 2014 in connection with his affiliation with Landmark Dividend LLC, which controls our general partner. Mr. Carbone was elected as Chairman of the board of managers of Landmark Dividend Holdings LLC in December 2012. Mr. Carbone has been a Managing Director of American Infrastructure MLP Funds ("AIM") since he co-founded AIM in July 2006. Mr. Carbone has served on the boards of a number of AIM portfolio companies, including as a director of the general partner of Oxford Resource Partners, L.P. from August 2007 to December 2014, as a director of the general partner of American Midstream Partners, L.P. from November

2009 to May 2012, as Chairman of the board of managers of Nordic Cold Storage Holdings, LLC since July 2011, as a director of the general partner of Tunnel Hill Partners, L.P. since July 2008, and as a member of the board of managers of Granite Communities LLC since November 2012. He received a B.A. in Neuroscience from Amherst College and an M.B.A. from Harvard Business School. We believe that Mr. Carbone's extensive investing and corporate finance experience, as well as his in depth knowledge of the real property industry generally and our sponsor, Landmark Dividend LLC, in particular, provide him with the necessary skills to be a member of the Board of Directors of our general partner.

        James F. Brown was appointed a Director of our general partner in October 2014 in connection with his affiliation with Landmark Dividend LLC, which controls our general partner. Mr. Brown has served as Managing Director of AVG Holdings, LP ("AVG"), a diversified private investment firm, since July 2009 and as a member of the board of managers of Landmark Dividend Holdings LLC since February 2010. From 2002 to June 2009, Mr. Brown was an independent investor involved in a number of real estate and technology companies. In connection with his service as Managing Director of AVG, he currently serves on the board of a number of private portfolio companies, including Bellicum Pharmaceuticals, Inc., Pacific GeneTech Ltd., Secondcap, Ltd. and SmartLogic Ltd. From 1999 to 2002, Mr. Brown served as Executive Vice President, General Manager and General Counsel of OpenTV, Inc., a technology and media company which he helped to guide through its initial public offering. Prior to joining OpenTV, Inc., Mr. Brown was a Partner in the law firm of McDermott, Will & Emery in Menlo Park, and then previously a Partner with the law firm of Pillsbury Madison & Sutro in San Francisco, California. Mr. Brown received a B.S. in Accounting from Weber State University and a J.D. from Brigham Young University. Mr. Brown is a certified public accountant (inactive) and a member of the bar in California. We believe that Mr. Brown's diverse legal and financial background and his experience as a director and investor in diverse real estate and technology companies makes him qualified to be a member of the Board of Directors of our general partner.

        Jonathan A. Contos was appointed a Director of our general partner in October 2014 in connection with his affiliation with Landmark Dividend LLC, which controls our general partner. Mr. Contos has served as a member of the board of directors of the general partner of StoneMor Partners L.P., a leading owner and operator of cemeteries and funeral homes, since August 2014, and as a member of the board of managers of Landmark Dividend Holdings LLC since December 2012. Mr. Contos has been a Vice President of AIM since December 2013 and was a Senior Associate from September 2012 to December 2013. From June 2011 to August 2011, Mr. Contos worked for TaylorMade-adidas Golf, a leading provider of golf and sporting goods equipment. From August 2008 to June 2010, Mr. Contos was an Associate in the North American Buyouts Group at TPG Capital. Prior to his time at TPG, Mr. Contos was an investment banking Analyst in Morgan Stanley's Corporate Finance Group. Mr. Contos received an A.B. in Economics from Harvard College and an M.B.A. from Stanford University. We believe that Mr. Contos's experience with various financial and investment matters, and his familiarity with the business of our sponsor and the real estate industry in general, provide him with the necessary skills to be a member of the Board of Directors of our general partner.

        Edmond G. Leung was appointed a Director of our general partner in October 2014 in connection with his affiliation with Landmark Dividend LLC, which controls our general partner. Mr. Leung was elected as a member of the board of managers of Landmark Dividend Holdings LLC in December 2012. Mr. Leung has been a Principal of AIM since December 2013, and was a Vice President with AIM from January 2010 until November 2013 and an Associate from September 2007 to December 2009. Mr. Leung has served as a member of the board of managers of Nordic Cold Storage LLC, an AIM portfolio company, since July 2011. Mr. Leung received a B.A. in Economics and a B.S. in Business Administration from University of California, Berkeley. We believe that Mr. Leung's extensive investing and corporate finance experience, as well as his in depth knowledge of the real property industry generally and our sponsor, Landmark Dividend LLC, in particular, provide him with the necessary skills to be a member of the Board of Directors of our general partner.

        Ronald W. Readmond was appointed a Director of our general partner in November 2014. Mr. Readmond has served as a Senior Advisor with Kelly Park Capital LLC, an investment advisory and consulting firm, since March 2009. Mr. Readmond previously served as Founder and Chief Executive Officer of Milestone International Asset Management, Inc., a private wealth management firm, from 2004 to 2007. Prior to that, Mr. Readmond served as Interim Chief Executive Officer of TruMarkets, an electronic fixed income trading platform, from January 2001 to June 2001, as a director of ProBusiness Services, Inc. from February 1997 to June 2003, and as President and Co-Chief Executive Officer of Wit Capital Corporation, now Soundview Technology Group, a part of UBS, from June 1998 to June 2000. From 1989 to 1996, Mr. Readmond served in various capacities, including Chief Operating Officer and Vice Chairman, at Charles Schwab & Co., Inc., a brokerage and investing company. Mr. Readmond has also previously served as a General Partner and Managing Director of Alex Brown & Sons, as Chairman of International Equity Partners, and as a director of NASDAQ. Mr. Readmond received a B.A. in Economics from Western Maryland College. We believe that Mr. Readmond's significant financial expertise and experience provide him with the necessary experience to be a member of the Board of Directors of our general partner.

        Thomas Carey White III was appointed a Director of our general partner in November 2014. Mr. White has served as the Chief Executive Officer of Positive Arts LLC, a systems architecture, engineering and management firm, since January 2011. Mr. White has also served as Chief Financial Officer of Active Sports Clubs, a healthy lifestyle company with ten club locations, since January 2014, and as Chief Financial Officer of Itrim US, LLC, a fitness and health company, since November 2011. Mr. White has also served as the Chairman of Feeding Your Kids Foundation, a nonprofit organization that runs an international program focused on teaching parents how to feed their children healthier food, since he cofounded the Foundation in May 2010. Mr. White also served as the Chief Financial Officer and Chief Technology Officer of Club One, a fitness company, from January 2004 to December 2010. Mr. White received a BA from Stanford University and an MBA from Harvard Business School. We believe that Mr. White's expertise in accounting and financial matters, along with his extensive management experience, qualifies him for service as a Director of our general partner.

        Gerald A. Tywoniuk was appointed a Director of our general partner in January 2015. Mr. Tywoniuk currently serves on the board of directors of Westmoreland Resources GP, LLC, the general partner of Westmoreland Resource Partners, LP (formerly Oxford Resource Partners, LP), and chairs the board's audit committee. He also serves as an independent director and audit committee chairperson at American Midstream GP, LLC, the general partner of American Midstream Partners, L.P. From June 2008 through August 2013, Mr. Tywoniuk served Pacific Energy Resources Ltd. in various senior roles (Senior Vice President, Finance beginning June 2008, Chief Financial Officer beginning August 2008, acting Chief Executive Officer and CFO beginning September 2009, Plan Representative beginning December 2010). He held these positions as an employee until May 2010 and as a consultant on a part-time basis until August 2013. Pacific Energy Resources Ltd. was an oil and gas acquisition, exploitation and development company. Mr. Tywoniuk joined the company in June 2008 to help the management team work through the company's financially distressed situation. The board of the company elected to file for Chapter 11 protection in March 2009. In December 2009, the company completed the sale of its assets, and in August 2013 completed its liquidation. Mr. Tywoniuk has over 32 years of experience in accounting and finance and has previously served a number of public companies in senior executive and management roles, including as chief financial officer and director of MarkWest Energy Partners, L.P. in connection with its initial public offering. Mr. Tywoniuk received a B.Comm from the University of Alberta and is a Canadian chartered accountant. We believe that Mr. Tywoniuk's expertise in accounting and financial matters, along with his extensive management experience, qualifies him for service as a Director of our general partner.

Board Leadership Structure

        Directors of the board of directors of our general partner are designated or elected by Landmark. Accordingly, unlike holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business or governance, subject in all cases to any specific unitholder rights contained in our partnership agreement. The board of directors of our general partner has no policy with respect to the separation of the offices of chairman of the board of directors and chief executive officer. Instead, that relationship is defined and governed by the amended and restated limited liability company agreement of our general partner, which permits the same person to hold both offices.

Board Role in Risk Oversight

        Our governance guidelines provide that the board of directors of our general partner is responsible for reviewing our process for assessing the major risks facing us and our options for mitigation. This responsibility is largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our registered public accounting firm our major risk exposures and the policies management has implemented to monitor such risk exposures, including our financial risk exposure and risk management policies.

Compensation of Our Officers and Directors

  Executive Compensation

        We do not employ any of the persons responsible for managing our business. Our general partner, under the direction of its board of directors is responsible for managing our operations and for obtaining the services of the employees that operate our business. Our general partner's executive officers are employed and compensated by Landmark and have responsibilities to both us and Landmark. Our general partner's executive officers allocate their time between managing our business and managing the business of Landmark. Our general partner's executive officers currently devote substantially less than a majority of their working time to matters relating to us and we currently expect our general partner's executive officers to continue for the foreseeable future to devote substantially less than a majority of their working time to matters relating to us. We currently do not have a compensation committee, and we do not plan to have one. Pursuant to the omnibus agreement entered into in connection with the closing of the IPO, we agreed to reimburse Landmark for expenses related to certain general and administrative services Landmark provides to us in support of our business, including certain executive management services by certain officers of our general partner and compensation expense for all employees required to manage and operate our business, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. This cap on expenses will last until the earlier to occur of: (i) the date on which our revenue for the immediately preceding four consecutive fiscal quarters exceeded $80.0 million and (ii) November 19, 2019.

The full amount of general and administrative expenses incurred will be reflected on our income statements, and to the extent such general and administrative expenses exceed the cap amount, the amount of such excess will be reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

        Except with respect to any equity incentive awards in us that may be granted under our 2014 Long-Term Incentive Plan, or "LTIP," our general partner's executive officers will not receive any separate amounts of compensation for their services to us and all compensation decisions for our general partner's executive officers will be made by Landmark, without input from our general partner's board of directors or any committees thereof. Any awards granted to our general's partner's executive officers under our LTIP will be determined and granted by our general partner's board of directors or one of its applicable committees. No such awards were granted to any of our executive officers in 2014.

  Compensation of our Directors

        In connection with the closing of the IPO, the board of directors of the General Partner adopted the Landmark Infrastructure Partners GP LLC Non-Employee Director Compensation Plan (the "Non-Employee Director Compensation Plan"). The Non-Employee Director Compensation Plan provides each director that is neither an officer of the General Partner nor an employee or an affiliate of the General Partner with annualized compensation consisting of $35,000 in cash, payable quarterly, an annual grant of Common Units valued at $35,000 and additional cash compensation for attending meetings of the board of directors of the General Partner or a committee thereof. Pursuant to the Non-Employee Director Compensation Plan, the chairman of the audit committee of the board of directors shall be entitled to additional annualized cash compensation of $10,000 and the chairman of any other committee of the board of directors, as may be established at any time, shall be entitled to an amount in cash as determined by the board of directors. Such directors will also receive reimbursement for out-of-pocket expenses associated with attending board or committee meetings and director and officer liability insurance coverage. Officers, employees or paid consultants or advisors of us or our general partner or Landmark or its affiliates who also serve as directors will not receive additional compensation for their service as directors. All directors will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

        The following table sets forth the total compensation paid to our non-employee directors as compensation for their partial year of service to us in 2014.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Total
Ronald W. Readmond	$11,750	$11,750
Thomas Carey White III	$14,250	$14,250

(1)
Amounts shown represent a pro-rated retainer for 2014 and meeting fees. None of our non-employee directors received any grants of Common Units in 2014 or held any outstanding equity awards in us. The first equity grants made to our non-employee directors pursuant to the Non-Employee Director Compensation Plan occurred in January 2015.

  Our Long-Term Incentive Plan

        In connection with the closing of our IPO, our general partner adopted the Landmark Infrastructure Partners LP 2014 Long-Term Incentive Plan, or the LTIP, for officers, directors and employees of our general partner or its affiliates, and any consultants, affiliates of our general partner or other individuals who perform services for us. Our general partner may issue executive officers, employees and other service providers long-term equity-based awards under the plan. These awards are intended to compensate the recipients based on the performance of our common units and the recipient's continued service during the vesting period, as well as to align recipients' long-term interests with those of our unitholders. The plan is administered by our general partner's board of directors or any committee thereof that may be established for such purpose or to which the board or such committee may delegate such authority, subject to applicable law. All determinations with respect to awards to be made under our LTIP are made by the plan administrator and we are responsible for the cost of awards granted under our LTIP. The following description reflects the terms that are currently expected to be included in the LTIP.

        General.    The LTIP provides for the grant, from time to time at the discretion of the plan administrator or any delegate thereof, subject to applicable law, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The purpose of awards under the LTIP is to provide additional incentive compensation to employees and any other individuals providing services to us, and to align the economic interests of such employees and individuals with the interests of our unitholders. The plan administrator may grant awards under the LTIP to reward the achievement of individual or partnership performance goals; however, no specific performance goals that might be utilized for this purpose have yet been determined. In addition, the plan administrator may grant awards under the LTIP without regard to performance factors or conditions. The LTIP initially limits the number of units that may be delivered pursuant to vested awards to 785,000 common units, subject to proportionate adjustment in the event of unit splits and similar events. The number of common units that may be delivered pursuant to vested awards will be increased annually on the first day of each calendar year beginning January 1, 2016 and ending on and including January 1, 2024 by a number of common units equal to the least of (i) 1,570,000 common units, (ii) 2% of the total number of common and subordinated units outstanding on the last day of the immediately preceding calendar year and (iii) such smaller number of common units as determined by our general partner's board of directors. Common units subject to awards that are cancelled, forfeited, withheld to satisfy exercise prices or tax withholding obligations, or otherwise terminated without delivery of the common units will be available for delivery pursuant to other awards.

        Restricted Units and Phantom Units.    A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the plan administrator, cash equal to the fair market value of a common unit. The plan administrator of the LTIP may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The plan administrator may, in its discretion, base vesting on the grantee's completion of a period of service, upon the achievement of specified financial objectives or other criteria, upon a change of control (as defined in the LTIP), or as otherwise described in an award agreement.

        Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units.

        Distribution Equivalent Rights.    The plan administrator, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units, or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.

        Unit Options and Unit Appreciation Rights.    The LTIP may also permit the grant of options and appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the plan administrator may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

        Unit Awards.    Awards covering common units may be granted under the LTIP with such terms and conditions, including restrictions on transferability, as the administrator of the LTIP may establish.

        Profits Interest Units.    Awards granted to grantees who are partners, granted to grantees in anticipation of the grantee becoming a partner, or granted as otherwise determined by the administrator, may consist of profits interest units. The administrator will determine the applicable vesting dates, conditions to vesting and restrictions on transferability and any other restrictions for profits interest awards.

        Other Unit-Based Awards.    The LTIP may also permit the grant of "other unit-based awards," which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of another unit-based award may be based on a participant's continued service, the achievement of performance criteria, or other measures. On vesting or on a deferred basis upon specified future dates or events, another unit-based award may be paid in cash and/or in units (including restricted units), or any combination thereof as the plan administrator may determine.

        Source of Common Units.    Common units to be delivered with respect to awards may be newly issued units, common units acquired by us or our general partner in the open market, common units already owned by us or our general partner, common units acquired by our general partner directly from us or any other person, or any combination of the foregoing.

        Anti-Dilution Adjustments and Change in Control.    If an "equity restructuring" event occurs that could result in an additional compensation expense under applicable accounting standards if adjustments to awards under the LTIP with respect to such event were discretionary, the plan administrator will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event and will adjust the number and type of units with respect to which future awards may be granted under the LTIP. With respect to other similar events, including, for example, a combination or exchange of units, a merger or consolidation or an extraordinary distribution of our assets to unitholders, that would not result in an accounting charge if adjustment to awards were discretionary, the plan administrator shall have discretion to adjust awards in the manner it deems appropriate and to make equitable adjustments, if any, with respect to the number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, upon any such event, including a change in control of us or our general partner, or a change in any law or regulation affecting the LTIP or outstanding awards thereunder or any relevant change in accounting principles, the plan administrator will generally have discretion to (i) accelerate the time of exercisability, vesting or payment of an award, (ii) require awards to be surrendered in exchange for a cash payment or substitute other rights or property for the award, (iii) provide for the award to be assumed by a successor or one of its affiliates, with appropriate adjustments thereto, (iv) cancel unvested awards without payment, or (v) make other adjustments to awards as the administrator deems appropriate to reflect the applicable transaction or event.

        Termination of Service.    The consequences of the termination of a grantee's employment, membership on our general partner's board of directors or other service arrangement will generally be determined by the plan administrator under the terms of the relevant award agreement.

        Amendment or Termination of Long-Term Incentive Plan.    The plan administrator, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The plan administrator also has the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Code.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units of Landmark Infrastructure Partners LP held by beneficial owners of 5% or more of the units, by each director and named executive officer of Landmark Infrastructure Partners GP LLC, our general partner, and by all directors and executive officers of our general partner as a group as of May 12, 2015. The percentage of units beneficially owned is based on a total of 7,207,715 common units and 3,135,109 subordinated units that will be outstanding immediately following this offering, assuming the underwriters' option to purchase additional common units is not exercised. Unless otherwise indicated in the footnotes to the table below, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the units and the business address of each such beneficial owner is c/o Landmark Infrastructure Partners LP, 2141 Rosecrans Avenue, Suite 2100, El Segundo, CA 90245.

	Common Units			Subordinated Units		Total Partnership Interests
Name of beneficial owner (1)	Number	Percent		Number	Percent	Percent
Landmark Dividend LLC (2)	—	—%		3,135,109	100%	30.3%
Directors/Named Executive Officers
Arthur P. Brazy, Jr.	5,502	*		—	—	*
Jeffrey J. Knyal	—	—		—	—	—
George P. Doyle	—	—		—	—	—
Keith M. Drucker	—	—		—	—	—
Daniel E. Rebeor	—	—		—	—	—
Daniel R. Parsons	—	—		—	—	—
Matthew P. Carbone	—	—		—	—	—
James F. Brown	—	—		—	—	—
Jonathan A. Contos	—	—		—	—	—
Edmond G. Leung	—	—		—	—	—
Ronald W. Readmond	2,525	*		—	—	*
Thomas Carey White III	2,525	*		—	—	*
Gerald A. Tywoniuk	1,000	*		—	—	*

All Directors and Executive Officers as a group (13 persons)	13,572	*	%	—	—%	*	%

(1)
Unless otherwise indicated, the address for all beneficial owners in this table is 2141 Rosecrans Avenue, Suite 2100, P.O. Box 3429, El Segundo, CA 90245.

(2)
Landmark Dividend LLC is indirectly owned and managed by Landmark Dividend Holdings LLC. Landmark Dividend Holdings LLC is managed by a board of managers. The board of managers of Landmark Dividend Holdings LLC is comprised of Matthew P. Carbone, Edmond G. Leung, Jonathan A. Contos, Fenton R. Talbott, Jeffrey J. Knyal, Arthur P. Brazy, Jr., James F. Brown, Trevor J. Brock and David L. Hollon. AIM Landmark Holdings, LLC is the record holder of approximately 57% of the limited liability company interests of Landmark Dividend Holdings, LLC and is entitled to elect the majority of the members of the board of managers of Landmark Dividend Holdings LLC. AIM Landmark Holdings, LLC is controlled by AIM Universal Holdings, LLC. AIM Universal Holdings, LLC is managed by Robert B. Hellman, Matthew P. Carbone and Judy N. Bornstein, and voting and investment determinations with respect to the securities held by Landmark Dividend LLC are ultimately controlled by the following AIM Universal Holdings, LLC persons: Robert B. Hellman, Jr., Matthew P. Carbone, Brian Barlow, Ryan Barnes, Judith Bornstein, Edward Diffendal, Jonathan A. Contos, Matthew Garibaldi, Nancy Katz and Edmond G. Leung. Each of the foregoing persons and each member of the board of managers of Landmark Dividend Holdings LLC, disclaims beneficial ownership of such securities. Each of AIM Universal Holdings, LLC, AIM Landmark Holdings, LLC and Landmark Dividend Holdings, LLC may be deemed to indirectly beneficially own the securities held by Landmark Dividend LLC, but disclaim beneficial ownership except to the extent of their respective pecuniary interest therein. The principal business address of AIM Universal Holdings, LLC is 950 Tower Lane, Suite 800, Foster City, California 94404.

*
The percentage of units beneficially owned by each director or each executive officer does not exceed 1% of the common units outstanding. The percentage of units beneficially owned by all directors and executive officers as a group does not exceed 1% of the common units outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After completion of this offering (assuming the underwriters' option to purchase additional common units is not exercised), Landmark will own 3,135,109 subordinated units, representing a 30.3% limited partner interest in us. In addition, our general partner owns a non-economic general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

        The following table summarizes the distributions and payments made by us to our general partner and its affiliates in connection with our ongoing operation and liquidation. These distributions and payments were and will be determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

  Operational stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions to the unitholders pro rata, including Landmark, as holder of an aggregate of 3,135,109 subordinated units. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, our incentive distribution rights held by our general partner entitle our general partner to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.
Assuming we generate sufficient distributable cash flow to support the payment of the full minimum quarterly distribution on all of our outstanding units for four quarters, Landmark would receive an annual distribution of $3,605,375 on its subordinated units.

Payments to our general partner and its affiliates	Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement, our general partner determines the amount of these expenses and such determinations must be made in good faith under the terms of our partnership agreement. Under the terms of our omnibus agreement, we agreed to reimburse Landmark for expenses related to certain general and administrative services Landmark provides to us in support of our business, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. This cap on expenses will last until the earlier to occur of: (i) the date on which our revenue for the immediately preceding four consecutive fiscal quarters exceeded $80.0 million and (ii) November 19, 2019. The expenses of other employees are allocated to us based on the amount of time actually spent by those employees on our business. These reimbursable expenses also include an allocable portion of the compensation and benefits of employees and executive officers of other affiliates of our general partner who provide services to us. We will also reimburse Landmark for any additional out-of-pocket costs and expenses incurred by Landmark and its affiliates in providing general and administrative services to us. Please read "—Agreements Governing the Transactions—Omnibus Agreement" below and "Management—Compensation of Our Directors." In connection with third party acquisitions, Landmark is obligated to provide certain acquisition services to us. We must pay Landmark reasonable fees, as mutually agreed to by Landmark and us, for providing any such acquisition services we choose to utilize. These acquisition services fees will not be subject to the cap on general and administrative expenses. However, we are under no obligation to utilize Landmark for acquisition services, and may utilize the services of third parties in connection with acquisitions.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.

  Liquidation stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Our Agreements with Landmark

  Contribution Agreement

        In connection with the closing of the IPO, we entered into a contribution, conveyance and assignment agreement, which we refer to as our contribution agreement, with Landmark and our general partner under which Landmark contributed all of our initial assets to us.

  Omnibus Agreement

        In connection with the closing of the IPO, we entered into an omnibus agreement with Landmark and the Remaining Landmark Funds, and our general partner that addressed the following matters:

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  our obligation to reimburse Landmark for all costs and expenses incurred by Landmark in providing us partnership, general and administrative services (which reimbursement is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement);

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  an indemnity by Landmark for certain liabilities associated with our assets; and

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  our right of first offer to acquire real property interests that the Remaining Landmark Funds currently own or acquire in the future before selling or transferring those assets to any third party.

        So long as Landmark controls our general partner, the omnibus agreement will remain in full force and effect. If Landmark ceases to control our general partner, either party may terminate the omnibus agreement, provided that the indemnification obligations will remain in full force and effect in accordance with their terms.

        We will reimburse Landmark quarterly for the expenses incurred by Landmark and its affiliates in providing these services. Landmark has agreed that our obligation to reimburse Landmark for certain of these general and administrative services during any calendar quarter will be capped at the greater of (i) $162,500 and (ii) 3% of our revenue during the preceding calendar quarter. The full amount of general and administrative expenses incurred will be reflected on our income statements, and to the extent such general and administrative expenses exceed the cap amount, the amount of such excess will be reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

        The cap on our obligations to reimburse Landmark will not apply to other general and administrative expenses, including expenses in connection with acquisitions, dispositions, financings and the License Agreement. The cap will last until the earlier of: (i) the date on which our revenue for the immediately preceding four consecutive fiscal quarters exceeded $80.0 million and (ii) November 19, 2019. All other general and administrative services provided by Landmark or its affiliates for our benefit will not be subject to the cap, and we will reimburse Landmark for any expenses incurred in providing those services.

  Right of First Offer

        Under the omnibus agreement, the Remaining Landmark Funds granted us a right of first offer on real property interests that they currently own or will acquire in the future before selling or transferring those assets to any third party.

  Acquisition Services

        In connection with third party acquisitions, Landmark is obligated to provide acquisition services to us, including asset identification, underwriting and due diligence, negotiation, documentation and closing, at the reasonable request of our general partner, but we are under no obligation to utilize such services. We will pay Landmark reasonable fees, as mutually agreed to by Landmark and us, for providing these services. These fees will not be subject to the cap on general and administrative expenses described above.

  Indemnification

        Environmental Indemnification by Landmark.    Under the omnibus agreement, Landmark will indemnify us for all violations of environmental laws and all environmental remediation or corrective action that is required by environmental laws, in each case to the extent related to the assets contributed to us by Landmark in connection with the closing of the IPO and arising prior to the closing of the IPO, or relating to a condition existing as of closing that continues after closing, under laws in existence prior to the closing of the IPO. Landmark will not be obligated to indemnify us for any environmental losses unless Landmark is notified of such losses prior to November 19, 2019. Furthermore, Landmark will not be obligated to indemnify us for any environmental losses of $50,000 or less, nor will Landmark be obligated to indemnify us until our aggregate indemnifiable losses exceed a $500,000 deductible (and then Landmark will only be obligated to indemnify us for amounts in excess of such deductible). The aggregate amount that Landmark is obligated to indemnify us for is capped at $5,000,000.

        Title and Permit Indemnification by Landmark.    For a period of five years after the closing of the IPO, Landmark will indemnify us for losses relating to our failure to have at closing any title, right of way, consent, license, permit, or approval necessary for us to own or operate our assets in substantially the same manner that the assets were owned or operated immediately prior to the closing of the IPO and as described herein, subject to a $50,000 per incident deductible.

        Tax Indemnification by Landmark.    For a period up to 60 days past the expiration of any applicable statute of limitations, Landmark will indemnify us for any federal, state and local tax liability attributable to the operations or ownership of the assets contributed to us arising prior to the closing of the IPO or otherwise related to Landmark's contribution of those assets to us in connection with the closing of the IPO, or that arises under Treasury Regulation Section 1.1502-6.

        Indemnification by Us.    We have agreed to indemnify Landmark for events and conditions associated with the ownership or operation of our assets that occur after the closing of the IPO (other than any environmental liabilities for which Landmark is specifically required to indemnify us as described above). There is no limit on the amount for which we will indemnify Landmark under the omnibus agreement.

        License of Trademarks.    Landmark granted us a nontransferable, nonexclusive, royalty-free worldwide right and license to use certain trademarks and trade names owned by Landmark.

Other Agreements with Landmark and Related Parties

  Patent License Agreement

        In connection with the closing of the IPO, we entered into a Patent License Agreement ("License Agreement") with American Infrastructure Funds, LLC ("AIF"), an affiliate of the controlling member of Landmark. Under the License Agreement, AIF granted us a nonexclusive, perpetual license to practice certain patented methods related to the apparatus and method for combining easements under a master limited partnership. We have agreed to pay AIF a license fee of $50,000 for the second year of the License Agreement, and thereafter, an amount equal to the greater of (i) one-tenth of one percent (0.1%) of our gross revenue received during such contract year; and (ii) $100,000.

Procedures for Review, Approval and Ratification of Related Person Transactions

        The board of directors of our general partner adopted a related party transactions policy that provides that the board of directors of our general partner or its authorized committee will review on at least a quarterly basis all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

        The related party transactions policy provides that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (1) whether there is an appropriate business justification for the transaction; (2) the benefits that accrue to us as a result of the transaction; (3) the terms available to unrelated third parties entering into similar transactions; (4) the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, shareholder, member or executive officer); (5) the availability of other sources for comparable products or services; (6) whether it is a single transaction or a series of ongoing, related transactions; and (7) whether entering into the transaction would be consistent with the code of business conduct and ethics.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and executive officers of our general partner have fiduciary duties to manage our general partner in a manner that is in the best interests of its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner that is in the best interests of our partnership.

        Whenever a conflict of interest arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner ("special approval") or from our unitholders ("unitholder approval"), but our general partner is not required to do so. There is no requirement under our partnership agreement that our general partner seek special approval for the resolution of any conflict of interest, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. The board of directors of our general partner will decide whether to refer a matter to the conflicts committee or to our unitholders on a case-by-case basis. In determining whether to refer a matter to the conflicts committee or to our unitholders for approval, the board of directors of our general partner will consider a variety of factors, including the nature of the conflict, the size and dollar amount involved, the identity of the parties involved and any other factors the board of directors deems relevant in determining whether it will seek special approval or unitholder approval. Whenever the board of directors of our general partner makes a determination to seek special approval, to seek unitholder approval or to adopt a resolution or course of action that has not received special approval or unitholder approval, then the general partner is acting in its individual capacity, which means that it may act free of any duty or obligation whatsoever to us or our unitholders and will not be required to act in good faith or pursuant to any other standard or duty imposed by our partnership agreement or under applicable law. For a more detailed discussion of the duties applicable to our general partner, as well as the implied contractual covenant of good faith and fair dealing, please read "—Duties of the General Partner."

        Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

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  approved by special approval, which our partnership agreement defines as approval by a majority of the members of the conflicts committee; or

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  approved by unitholder approval, which our partnership agreement defines as the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

        If our general partner seeks special approval or unitholder approval, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not obtain special approval or unitholder approval, then our general partner, the board of directors of our general partner or any committee of the board of directors of our general partner, as applicable, will make such determination or take or decline to take any action in good faith, and none of our general partner, the board of directors of our general partner or any committee of the board of directors of our general partner (including the conflicts committee), as applicable, will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that, in making its decision, our general partner, the board of directors of our general partner or any committee of the board of directors of our general partner (including the conflicts committee), as applicable, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee of our general partner's board of directors may consider any factors it determines in good faith to consider when resolving a conflict. A determination or the taking or declining to take an action will be conclusively deemed to be in "good faith" for purposes of our partnership agreement if the person or persons making such determination or taking or declining to take such action subjectively believes (i) that the determination or other action is in the best interests of the partnership, or (ii) in the case of any provision of the partnership agreement that provides an express standard or required determination, that such express standard or required determination has been met. In taking such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. If that person has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement.

        It is possible, but we believe it is unlikely, that our general partner would approve a matter that the conflicts committee has previously declined to approve or declined to recommend that the full board of directors approve. If the conflicts committee does not approve or does not recommend that the full board of directors approve a matter that has been presented to it, then, unless the board of directors of our general partner has delegated exclusive authority to the conflicts committee, the board of directors of our general partner may subsequently approve the matter. In such a case, although the matter will not have received "special approval" under our partnership agreement, the board of directors of our general partner could still determine to resolve the conflict of interest solely under the good faith standard. In making any such determination, the board of directors of our general partner may take into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Please read "Management—Management of Landmark Infrastructure Partners LP—Conflicts Committee" for information about the conflicts committee of our general partner's board of directors.

        Conflicts of interest could arise in the situations described below, among others.

  Landmark and the Remaining Landmark Funds may compete with us, and Landmark, as owner of our general partner, will decide when, if, and how we complete acquisitions.

        Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than acting as our general partner (or as general partner or managing member of another entity of which we are a partner or member) or those activities incidental to its ownership of interests in us. However, affiliates of our general partner, including

Landmark, are not prohibited from engaging in other businesses or activities, including those that might compete with us. Specifically, Landmark will continue to manage the Remaining Landmark Funds and may form new companies and investment funds, any of which could compete with us for the acquisition of real property interests.

        Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, do not apply to our general partner or any of its affiliates, including its executive officers, directors and Landmark. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, Landmark may compete with us for acquisition opportunities, may own an interest in entities that compete with us and will have no obligation to provide us with any real property interest acquisition opportunities.

  Our general partner is allowed to take into account the interests of parties other than us, such as Landmark, in resolving conflicts of interest.

        Our partnership agreement contains provisions that reduce and modify the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duty or obligation to us and our unitholders. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires, and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner. Examples of decisions that our general partner may make in its individual capacity include the allocation of corporate opportunities among us and our affiliates, whether to exercise its limited call right and its registration rights, how to exercise its voting rights with respect to the units it owns, whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to our partnership agreement and whether to refer or not refer any potential conflict of interest to the conflicts committee for special approval or to seek or not to seek unitholder approval.

  Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, and limits our general partner's liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our limited partners for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner;

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  provides that the general partner will have no liability to us or our limited partners for decisions made in its capacity as a general partner so long as such decisions are made in good faith reliance on the provisions of our partnership agreement;

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  generally provides that in a situation involving a transaction with an affiliate or other conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of another conflict of interest does not receive special approval or unitholder approval then our general partner will make such determination or take or decline to take any action in good faith, and neither our general partner nor the board of directors of our general partner will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that in making its decision, our general partner (including the board of directors of our general partner) acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such decision, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the cases may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

        By purchasing a common unit, a common unitholder will be deemed to have agreed to become bound by the provisions in our partnership agreement, including the provisions discussed above.

  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

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  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

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  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the distribution of our cash;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our partners;

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  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

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  the entry into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Our partnership agreement provides that our general partner must act in good faith when making decisions on our behalf in its capacity as our general partner, and our partnership agreement further provides that in order for a determination to be made in good faith, our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. When our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners. Please read "Our Partnership Agreement—Voting Rights" for information regarding matters that require unitholder approval.

  Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

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  the amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings and repayments of indebtedness;

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  the issuance of additional partnership interests; and

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  the creation, reduction or increase of reserves in any quarter.

        Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

        In addition, our general partner may use an amount, initially equal to $10.0 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

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  enabling our general partner or its affiliates, including Landmark, to receive distributions on any subordinated units held by them or our incentive distribution rights; or

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  accelerating the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow working capital funds, which would enable us to make this distribution on all outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, or our operating company and its operating subsidiaries.

  We reimburse our general partner and its affiliates for expenses.

        We reimburse our general partner and its affiliates, including Landmark, for costs incurred in managing and operating us. Our partnership agreement provides that our general partner determines the expenses that are allocable to us in good faith, and it charges on a fully allocated cost basis for services provided to us. Our omnibus agreement with Landmark also addresses our payment of annual amounts to, and our reimbursement of, our general partner and its affiliates for these costs and services. Please read "Certain Relationships and Related Party Transactions."

  Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf, and will determine, in good faith, the terms of any arrangements or transactions. While neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations, we believe the terms of all of our initial agreements with our general partner and its affiliates are no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into in the future will not be required to be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the conflicts committee may make a determination on our behalf with respect to such arrangements.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

  Our general partner intends to limit its liability regarding our contractual and other obligations.

        Our general partner intends to limit its liability under contractual arrangements and other obligations so that counterparties to such agreements have recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

  Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of any duty or liability to us or our unitholders, in determining whether to exercise this right. As a result, a common unitholder may have to sell its common units at an undesirable time or price. Please read "Our Partnership Agreement—Limited Call Right."

  Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or our conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of our conflicts committee or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for each of the prior four consecutive calendar quarters, to reset the target distribution levels at higher levels based on our cash distribution level at the time of the exercise of the reset election. Furthermore, our general partner has the right to transfer all or any portion of our incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two calendar quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights."

Duties of the General Partner

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in our partnership agreement does not provide for a clear course of action.

        As permitted by the Delaware Act, our partnership agreement contains various provisions replacing the fiduciary duties that might otherwise be owed by our general partner with contractual standards governing the duties of our general partner and contractual methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that might otherwise be prohibited by state- law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has duties to manage our general partner in a manner that is in the best interests of its owners in addition to the best interests of our partnership. Without these provisions, our general partner's ability to make decisions involving conflicts of interest would be restricted. These provisions enable our general partner to take into consideration the interests of all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to such unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transactions were entirely fair to the partnership.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and our general partner will not be subject to any higher standard under our partnership agreement or applicable law. If our general partner has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement. In taking such action, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners. These contractual standards replace the obligations to which our general partner would otherwise be held. If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek special approval from our conflicts committee or unitholder approval, then our general partner will make such determination or take or decline to take any action in good faith, and neither our general partner nor the board of directors of our general partner will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that, in making its decision, our general partner (including the board of directors of our general partner) acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of the partnership agreement.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read "Our Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Common Units

        The common units represent limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Our Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Computershare Trust Company, N.A. serves as the registrar and transfer agent for our common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by our unitholders:

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  surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        Unless our general partner determines otherwise in respect of some or all of any classes of our partner interests, our partner interests will be evidenced by book entry notation on our partnership register and not by physical certificates.

        There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

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  represents and warrants that the transferee has the right, power, authority and capacity to enter into our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

        Our common units are listed on the NASDAQ Global Market under the symbol "LMRK".

OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions";

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  with regard to the duties of our general partner, please read "Conflicts of Interest and Duties";

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

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  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences."

Organization and Duration

        Our partnership was organized on July 28, 2014, and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of acquiring real property interests, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

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  after the subordination period, the approval of a majority of the outstanding common units.

        In voting their common units and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

Issuance of additional units	No approval rights.
Amendment of our partnership agreement

Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "Amendment of Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read "Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "Termination and Dissolution."
Withdrawal of the general partner

Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2024, in a manner which would cause a dissolution of our partnership. Please read "Withdrawal or Removal of Our General Partner."

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "Withdrawal or Removal of Our General Partner."

Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its non-economic general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2024. Please read "Transfer of General Partner Interest."

Transfer of incentive distribution rights

Our general partner may transfer any or all of our incentive distribution rights to an affiliate or another person without a vote of our unitholders. Please read "Transfer of Incentive Distribution Rights."

Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval right. Please read "Transfer of Ownership Interests in Our General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not pay a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in 43 states and the District of Columbia, and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partner interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partner interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partner interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partner interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Amendment of Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would, among other actions:

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  enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

        The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon the completion of this offering, Landmark will own          % of our total outstanding common units and subordinated units on an aggregate basis.

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal office, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974 ("ERISA"), each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partner interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

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  mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

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  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partner interests as compared to other classes of partner interests;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion of counsel.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partner interests in relation to other classes of partner interests will require the approval of at least a majority of the type or class of partner interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partner interests to be issued by us in such merger do not exceed 20% of our outstanding partner interests immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  the entry of a decree of judicial dissolution of our partnership; or

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  there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

        Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability of any limited partner; and

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  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2024, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' written notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. At the closing of this offering, assuming the underwriters' option to purchase additional common units is not exercised, Landmark will own 30.3% of our total outstanding common units and subordinated units on an aggregate basis.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

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  the subordination period will end, and all outstanding subordinated units will immediately and automatically convert into common units on a one- for-one basis;

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  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

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  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its non-economic general partner interest to (1) an affiliate of our general partner (other than an individual), or (2) another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any part of its general partner interest to another person prior to December 31, 2024, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates, including Landmark, may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

        At any time, Landmark and its affiliates may sell or transfer all or part of their membership interest in our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        At any time, our general partner may sell or transfer our incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Landmark Infrastructure Partners GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read "—Withdrawal or Removal of Our General Partner."

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' written notice.

        The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units."

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

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  any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary of custodial services; and

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  any person designated by our general partner because such person's status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries' business and affairs.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Some of the expenses for which we are required to reimburse our general partner are not subject to any caps or other limits. Please read "Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement."

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books are maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

        We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

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  copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

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  certain information regarding the status of our business and financial condition.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates (other than individuals) or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

Exclusive Forum

        Our partnership agreement provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any of our, or our general partner's, directors, officers, or other employees, or owed by our general partner, to us or our partners, (4) asserting a claim against us arising pursuant to any provision of the Delaware Act or (5) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

        If any person brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys' fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

        Additionally, any person who brings any of the aforementioned claims, suits, actions or proceedings irrevocably waives a right to trial by jury.

        By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

UNITS ELIGIBLE FOR FUTURE SALE

        Landmark holds, and following this offering will hold, 3,135,109 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. All of the common units and subordinated units held by our general partner and its affiliates are subject to lock-up restrictions described below. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. None of the directors or officers of our general partner own any common units prior to this offering. Additionally, any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1% of the total number of the common units outstanding, which will equal approximately 72,077 units immediately after this offering, assuming the underwriters' option to purchase additional common units is not exercised; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        At the closing of this offering, the following common units will be restricted and may not be resold publicly except in compliance with the registration requirements of the Securities Act, Rule 144 or otherwise.

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  common units owned by our general partner and its affiliates;

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  any units acquired by our general partner or any of its affiliates; and

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  common units distributed to the legacy members of the Contributing Landmark Funds in connection with the closing of the IPO.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement and Registration Rights

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "Our Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates, other than individuals, have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units or other limited partner interests to require registration of any of these common units or other limited partner interests and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years after it ceases to be our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Our general partner and its affiliates also may sell their common units or other limited partner interests in private transactions at any time, subject to compliance with applicable laws.

Lock-up Agreements

        We, our general partner, our general partner's executive officers and directors and Landmark, have agreed that for a period of 90 days from the date of this prospectus they will not, without the prior written consent of Raymond James & Associates, Inc., dispose of any common units or any securities convertible into or exchangeable for our common units. Please read "Underwriting" for a description of these lock-up provisions.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Landmark Infrastructure Partners LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

        No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        Notwithstanding the above, and for the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes, "rents from real property," gains from the sale of real property, interest (other than from a financial business), dividends and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. In order to qualify as rents from real property, several requirements must be met.

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  The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

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  Rents do not qualify if we own 10% or more by vote or value of the tenant, whether directly or after application of attribution rules. While we intend not to lease property to any party if rents from that property would not qualify as rents from real property, application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control.

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  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

  •
  Rent attributable to services furnished or rendered to the tenants of the property will not qualify unless such services are customarily provided to similarly-situated tenants in the same geographic market area.

        We estimate that less than 7% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current-year gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

  •
  we will be classified as a partnership for federal income tax purposes; and

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  each of our operating subsidiaries, except for Landmark Infrastructure Asset OpCo LLC, will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

  •
  neither we nor any of our operating subsidiaries, other than Landmark Infrastructure Asset OpCo LLC, has elected or will elect to be treated as a corporation;

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  for each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code;

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  all leases, lease and easement purchase agreements and easements will be substantially in the form of leases, lease and easement purchase agreements and easements reviewed by Latham & Watkins LLP; and

  •
  all property from which rental income is derived is either raw land or a structure, such as a building, that is permanently attached to the ground, not intended to be moved and likely to sustain substantial damage if moved.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income,

gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Tax Treatment of Income Earned Through Corporate Subsidiary

        Latham & Watkins LLP is unable to opine as to the qualifying nature of the income generated by certain portions of our operations. We currently conduct a portion of our business related to these operations in a separate subsidiary that is treated as a corporation for U.S. federal income tax purposes.

        Such corporate subsidiary is subject to corporate-level federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%, and will also likely pay state (and possibly local) income tax at varying rates, on its taxable income. Any such entity level taxes will reduce the cash available for distribution to our unitholders. Distributions from any such corporate subsidiary will generally be taxed again to unitholders as qualified dividend income to the extent of current and accumulated earnings and profits of such corporate subsidiary. As of January 1, 2015, the maximum federal income tax rate applicable to such qualified dividend income which is allocable to individuals is generally 20%. An individual unitholder's share of dividend and interest income from any corporate subsidiary would constitute portfolio income that could not be offset by the unitholder's share of our other losses or deductions.

Limited Partner Status

        Unitholders of Landmark Infrastructure Partners LP will be treated as partners of Landmark Infrastructure Partners LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Landmark Infrastructure Partners LP for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Landmark Infrastructure Partners LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Landmark Infrastructure Partners LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of taxable income

        Subject to the discussion below under "—Tax Consequences of Unit Ownership—Entity-Level Collections" we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of his common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of taxable income to distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2017, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 50% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenue, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

        The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of our common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

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  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

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  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of common units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in Treasury Regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Limitations on deductibility of losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or the unitholder's salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on interest deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable)

qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

Entity-level collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of income, gain, loss and deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the unitholders' share of nonrecourse debt.

        Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to us by Landmark and its affiliates (or by a third party) that exists at the time of such contribution, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as "Section 704(c) Allocations," to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts (subject to certain adjustments), if negative capital accounts (subject to such adjustments) nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate such negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

Treatment of short sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  while not entirely free from doubt, all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on this issue relating to partnership interests, Latham & Watkins LLP is unable to render an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder's net investment income and (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 election

        We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property that is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than many tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting method and taxable year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

Initial tax basis, depreciation and amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to such offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and tax basis of our properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of gain or loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between transferors and transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The U.S. Department of the Treasury and the IRS have issued proposed

Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification requirements

        A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive termination

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. Tax-exempt entities and non-U.S. persons should consult a tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. A substantial portion of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (1) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (2) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information returns and audit procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional withholding requirements

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on rents, interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

        To the extent we have FDAP Income or Gross Proceeds that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

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  a person that is not a U.S. person;

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  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

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  a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority"; or

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  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5.0 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2.0 million in any single year, or $4.0 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Administrative Matters—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Administrative Matters—Accuracy-Related Penalties";

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress and the President have periodically considered substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to satisfy the requirements of the exception pursuant to which we are treated as a partnership for federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which such unitholders reside. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We own property and do business throughout the United States. Many states impose an income tax on individuals, corporations and other entities. Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because his income from that jurisdiction falls below the filing and payment requirements, unitholders will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit

Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

INVESTMENT IN LANDMARK INFRASTRUCTURE PARTNERS LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, "Similar Laws." For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, collectively, "Employee Benefit Plans." Among other things, consideration should be given to:

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  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

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  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

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  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors"; and

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  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving "plan assets" with parties that, with respect to the Employee Benefit Plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed "plan assets." Under these rules, an entity's assets would not be considered to be "plan assets" if, among other things:

  a)
  the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  b)
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  c)
  there is no significant investment by "benefit plan investors," which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above. The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING

        Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated and RBC Capital Markets, LLC are serving as book-running managers of this offering and Raymond James & Associates, Inc. is serving as representative of the underwriters named below. We and the underwriters named below have entered into an underwriting agreement with respect to the common units being offered hereby. Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name in the following table.

Underwriter	Number of Common Units
Raymond James & Associates, Inc.
Robert W. Baird & Co. Incorporated
RBC Capital Markets, LLC
Wunderlich Securities, Inc.
Janney Montgomery Scott LLC

Total	2,500,000

        The underwriters are committed to take and pay for all of the common units offered by us, if any are taken, other than the common units covered by the underwriters' option to purchase additional common units described below. The obligations of the underwriters under the underwriting agreement may be terminated upon the occurrence of certain stated events, including that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

        We have granted the underwriters an option to buy up to 375,000 additional common units to cover sales by the underwriters which exceed the number of common units specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option. If any common units are purchased pursuant to this option, the underwriters will severally purchase common units in approximately the same proportion as set forth in the table above. If any additional common units are purchased, the underwriters will offer the additional common units on the same terms as those on which the common units are being offered.

        The underwriters propose to offer the common units directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per common unit.

        The underwriting fee is equal to the initial public offering price per common unit, less the amount paid by the underwriters to us per common unit. The underwriting fee is $             per common unit. The following table sets forth the per common unit and total underwriting discounts and commissions to be paid to the underwriters, assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional                    common units.

Total Fees Paid by Us
	No Exercise	Full Exercise
Per common unit
Total

        We estimate that the total expenses of this offering, including registration, filing, listing and printing fees, legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $500,000, which will be paid by us. We have agreed to reimburse the underwriters for certain fees and expenses incurred in connection with the review and qualification of the offering by the Financial Industry Regulatory Authority, Inc. (FINRA) in an amount not to exceed $25,000. Such reimbursement is deemed to be underwriting compensation by FINRA.

        We, our general partner, our general partner's executive officers and directors and Landmark, have agreed with the underwriters, subject to certain limited exceptions, not to sell or transfer any common units or securities convertible into, exchangeable for, exercisable for, or repayable with common units, for 90 days after the date of this prospectus without first obtaining the written consent of Raymond James & Associates, Inc. Specifically, we and such other persons have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any common units, or any options or warrants to purchase any common units, or any securities convertible into, exchangeable for or that represent the right to receive common units, whether now owned or hereinafter acquired, owned directly by us or such other persons (including holding as a custodian) or with respect to which we or such other persons have beneficial ownership within the rules and regulations of the SEC. We and such other persons have agreed that these restrictions expressly preclude us and such other persons from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of our or such other persons' common units if such common units would be disposed of by someone other than us or such other persons. Prohibited hedging or other transactions includes any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of our or such other persons' common units or with respect to any security that includes, relates to or derives any significant part of its value from such common units.

        The foregoing restrictions do not apply to:

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  the sale of common units pursuant to the underwriting agreement hereunder;

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  issuances by us of common units or any securities convertible or exchangeable into common units as payment of the purchase price for any acquisitions or strategic investments by us, provided that any recipient of such securities must agree in writing to be bound by these lock-up provisions for the remainder of the 90 day lock-up period;

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  our common units issued upon the exercise of options granted under existing equity compensation or management incentive plans described in the prospectus;

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  other exceptions, including transfers of common units or any securities convertible into, exchangeable for, exercisable for, or repayable with common units (i) by will or intestacy, provided such transferee agrees to the applicable lock-up restrictions, (ii) as a bona fide gift or gifts, provided such transferee agrees to the applicable lock-up restrictions, (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of a security holder or the immediate family of such security holder, provided such transferee agrees to the applicable lock-up restrictions or (iv) pursuant to an order of a court or regulatory agency.

        The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of common units offered by them. The public offering price of this offering will be determined by negotiations among us and the representative of the underwriters.

        Our common units are listed on the NASDAQ Global Market under the symbol, "LMRK".

        We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act.

Stabilization, Short Positions, Penalty Bids and Passive Market Making

        In connection with this offering, the underwriters may effect certain transactions in our common units in the open market in order to prevent or retard a decline in the market price of our common units while this offering is in progress. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. "Covered" shorts are short positions in an amount not greater than the underwriters' option described herein, and "naked" shorts are short positions in excess of that amount. In determining the source of common units to close out a "covered" short, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option. A "covered" short may be covered by either exercising the underwriters' option or purchasing common units in the open market. A "naked" short is more likely to be created if underwriters are concerned that there may be downward pressure on the price of our common units in the open market prior to the completion of the offering, and may only be closed out by purchasing common units in the open market. Stabilizing transactions consist of various bids for or purchases of our common units made by the underwriters in the open market prior to the completion of the offering.

        In addition, the underwriters may, pursuant to Regulation M of the Securities Act, also impose a penalty bid, which is when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased common units sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or slowing a decline in the market price of our common units, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. If these activities are commenced by the underwriters, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise.

        The underwriters may also engage in passive marketing making transactions in our common units on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our common units in this offering and extending through the completion of the offering. A passive market maker must display its bid at a price no higher than the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common units to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may discontinue passive market making activities at any time.

Electronic Distribution

        In connection with this offering, certain of the underwriters may distribute prospectuses by electronic means, such as email. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers, and allocate a limited number of common units for sale to its online brokerage customers. A prospectus in electronic format is being made available on the website maintained by one or more of the bookrunners of this offering and may be made available on websites maintained by the other underwriters. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not a part of the prospectus or the registration statement, of which this prospectus forms a part.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, investment research, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may provide from time to time in the future, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses. Specifically, an affiliate of Raymond James & Associates, Inc. is a lender under our revolving credit facility.

        In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may from time to time effect transactions for their own account or the account of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities (including related derivative securities) and financial instruments (including bank loans), and may continue to do so in the future. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Because FINRA views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE COMMON UNITS

        The validity of our common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

        The consolidated and combined financial statements of Landmark Infrastructure Partners LP as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 appearing in Landmark Infrastructure Partners LP's Current Report on Form 8-K filed on May 11, 2015 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-11 regarding our common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

        The documents listed below have been filed by us pursuant to the Exchange Act and are incorporated by reference in this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 26, 2015 (except for items 6, 7 and 15 and Exhibit 23.1, which have been superseded by the Current Report on Form 8-K, filed on May 11, 2015);

  •
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed May 7, 2015;

  •
  the description of our common units contained in our Registration Statement on Form 8-A, filed November 7, 2014; and

  •
  our Current Reports on Forms 8-K, filed on January 20, 2015, January 26, 2015, February 26, 2015, March 5, 2015 (as amended by Form 8-K/A filed on March 27, 2015), April 8, 2015 (as amended by Form 8-K/A filed on May 11, 2015) and May 11, 2015.

        The SEC maintains a website on the internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's website and can also be inspected and copied at the offices of the                                        .

        We file annual, quarterly and other reports with and furnish other information to the SEC. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website on the Internet is located at http://www.landmarkmlp.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "will," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by and involve assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from the results contemplated by such forward-looking statements, including the following:

  •
  the number of real property interests that we are able to acquire, and whether we are able to complete such acquisitions on favorable terms, which could be adversely affected by, among other things, general economic conditions, operating difficulties, and competition;

  •
  the prices we pay for our acquisitions of real property;

  •
  our management's and our general partner's conflicts of interest with our own;

  •
  the rent increases we are able to negotiate with our tenants, and the possibility of further consolidation among a relatively small number of significant tenants in the wireless communication and outdoor advertising industries;

  •
  our relative lack of experience with real property interest acquisition in the renewable power segment and abroad;

  •
  changes in the price and availability of real property interests;

  •
  changes in prevailing economic conditions;

  •
  unanticipated cancellations of tenant leases;

  •
  a decrease in our tenants' demand for real property interest due to, among other things, technological advances or industry consolidation;

  •
  inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change, unanticipated ground, grade or water conditions, and other environmental hazards;

  •
  inability to acquire or maintain necessary permits;

  •
  changes in laws and regulations (or the interpretation thereof), including zoning regulations;

  •
  difficulty collecting receivables and the potential for tenant bankruptcy;

  •
  additional difficulties and expenses associated with being a publicly traded partnership;

  •
  our ability to borrow funds and access capital markets, and the effects of the fluctuating interest rate on our existing and future borrowings;

  •
  restrictions in our revolving credit facility on our ability to issue additional debt or equity or pay distributions; and

  •
  certain factors discussed elsewhere in this prospectus.

        All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

APPENDIX A

GLOSSARY OF TERMS

4G LTE	An acronym for Long Term Evolution (or Fourth Generation). This standard for wireless communication provides for high-speed transfer of data and video for mobile devices, while providing enhanced voice quality. 4G LTE is designed to provide IP-based voice, data and multimedia at speeds of at least 100 Mbit per second at up to as fast as 1 gigabyte per second.
Adjusted EBITDA

EBITDA before impairments, acquisition-related costs, straight line rental adjustments, amortization of above and below market lease intangibles, unrealized gain or loss on derivative financial instruments and the capital contribution to fund our general and administrative expense reimbursement. Please read "Summary Historical Combined Financial Data—Non-GAAP Financial Measures."

BTA

A geographic region designed by Rand McNally to reflect business centers. The BTA scheme was adopted by the U.S. Federal Communications Commission for the licensing of Personal Communications Services, as well as other wireless services. BTAs are composed of several neighboring counties. The United States is comprised of 493 BTAs. BTAs are ranked based on population with BTA 1 as the largest. Please read "Business and Properties—Our Portfolio of Real Property Interests."

Contributing Landmark Funds	Fund A and Fund D, collectively.
CPI	The Consumer Price Index, a government-published measure of inflation based on a basket of consumer goods.
Easement

A real property interest that provides a possessory right of use and/or entry onto real property owned by another person for a specific purpose. An easement can run for a set period of time or into perpetuity.

EBITDA	Net income before interest, taxes, depreciation and amortization. Please read "Non-GAAP Financial Measures."
Exchange Act	The Securities Exchange Act of 1934, as amended, together with the regulations promulgated thereunder.
Fee Simple

An estate in land created where absolute and complete ownership of the land is conveyed for an unlimited duration. A fee simple interest represents the highest form of ownership that can be held in real property.

Fund A	Landmark Dividend Growth Fund-A LLC.
Fund D	Landmark Dividend Growth Fund-D LLC.

GAAP	Accounting principles generally accepted in the United States of America.
General Partner	Landmark Infrastructure Partners GP LLC, a Delaware limited liability company and wholly owned subsidiary of Landmark.
Infrastructure Location	A unique property address where one or more tenant sites are located.
IRS	The United States Internal Revenue Service.
JOBS Act	The Jumpstart our Business Startups Act of 2012.
Landmark

Landmark Dividend LLC, our sponsor and a leader in the real property interest acquisition industry. Please read "Prospectus Summary—Our Relationship with Landmark" and "Business and Properties—Our Relationship with Landmark."

Landmark Infrastructure Partners Predecessor	Our predecessor for accounting purposes.
Lease Assignment

An agreement that we have entered into with a property owner, assigning us the property owner's rights to receive rental payments under a tenant lease. Our lease assignments also typically give us the right to re-lease the same space leased in the tenant lease, within a specified period of time, if the lease is terminated or expires.

Predecessor	The Landmark Infrastructure Partners Predecessor.
Real Property Interest	An easement, lease assignment or fee simple property.
Remaining Landmark Funds

Landmark Dividend Growth Fund-C LLC, Landmark Dividend Growth Fund-E LLC, Landmark Dividend Growth Fund-F LLC, Landmark Dividend Growth Fund-G LLC, and Landmark Dividend Growth Fund-H LLC, collectively.

Rent Escalator

A contractual provision that raises the rent payable under a lease according to pre-agreed terms. Often the rent will increase by either (a) a certain percentage of base rent per year or lease term, (b) a fixed dollar amount per year or lease term or (c) an amount tied to the CPI, although other methods of setting the rent increase are possible.

SEC	The United States Securities and Exchange Commission.
Securities Act	The Securities Act of 1933, as amended, together with the regulations promulgated thereunder.
Sponsor	Landmark.

Tenant Lease

A ground lease between a property owner and a tenant, such as a wireless carrier or tower operator, leasing the space underlying infrastructure assets such as antennas or cellular towers. We have acquired the right to receive rental payments under tenant leases through our lease assignments.

Tenant Site	A specific location or space, which we have the right, pursuant to a real property interest, to lease to a tenant.
Tier 1 Tenant

Our tenants who are large, publicly traded companies (or affiliates thereof), with a national footprint. Our Tier 1 tenants are comprised of AT&T Mobility, Sprint, T-Mobile and Verizon in the wireless carrier industry, American Tower, Crown Castle and SBA Communications in the cellular tower industry and Clear Channel Outdoor, Lamar Advertising, and OUTFRONT Media (formerly CBS Outdoor) in the outdoor advertising industry.

Total Market Capitalization	The total market value of our limited partner interests plus the principal amount of our outstanding debt.
Triple Net Lease

A lease under which the tenant is contractually responsible for property-level operating expenses, including maintenance capital expenditures, property taxes and insurance. An "effectively triple net lease arrangement" is a series of agreements, generally between a tenant, an underlying property owner and Landmark, including the lease between the tenant and the underlying property owner and the lease assignment to us or Landmark, pursuant to which we or Landmark are effectively in the same position as if we or Landmark had a triple net lease directly with the tenant.

Landmark Infrastructure Partners LP

2,500,000 Common Units

Representing Limited Partner Interests

Prospectus
                      , 2015

Raymond James
Baird
RBC Capital Markets
 Wunderlich
Janney Montgomery Scott

        Through and including                  , 2015 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

Information Not Required in the Prospectus

Item 31.    Other expenses of issuance and distribution

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NASDAQ listing fee, the amounts set forth below are estimates.

SEC registration fee	$5,974
FINRA filing fee	8,211
NASDAQ listing fee	16,000
Printing and engraving expenses	150,000
Fees and expenses of legal counsel	300,000
Accounting fees and expenses	100,000
Transfer agent and registrar fees	5,000
Miscellaneous	14,815

Total	$600,000

*
To be provided by amendment.

Item 33.    Recent sales of unregistered securities

        On July 28, 2014, in connection with the formation of the partnership, Landmark Infrastructure Partners LP issued (i) to Landmark Infrastructure Partners GP LLC, the non-economic general partner interest in the Partnership and (ii) to Landmark, all of the limited partner interest in the Partnership for $1,000 in an offering exempt from registration under Section 4(a)(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

        On November 19, 2014, in connection with the initial public offering of Landmark Infrastructure Partners LP, we issued an aggregate of 2,052,665 common units and 1,068,114 subordinated units to Landmark Dividend Growth Fund A-LLC and Landmark Dividend Growth Fund-D LLC as partial consideration for the acquisition of our initial assets, and we issued 2,066,995 subordinated units to Landmark for cash consideration of $39,272,905, in each case in an offering exempt from registration under Section 4(2) of the Securities Act.

Item 34.    Indemnification of directors and officers

        The section of the prospectus entitled "Our Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 8 of the Underwriting Agreement to be filed as an exhibit to this registration statement in which Landmark Infrastructure Partners LP and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 36.    Exhibits

        The following documents are filed as exhibits to this registration statement:

Exhibit number	Description
1.1	Form of Underwriting Agreement (including form of Lock-up Agreement)
3.1
Certificate of Limited Partnership of Landmark Infrastructure Partners LP (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form S-11 (Registration No. 333-199221), initially filed on October 8, 2014, as amended)
3.2
First Amended and Restated Agreement of Limited Partnership of Landmark Infrastructure Partners LP (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on November 25, 2014)
5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1	Opinion of Latham & Watkins LLP relating to tax matters
10.1	Revolving Credit Agreement (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on November 25, 2014)
10.2	Contribution, Conveyance and Assumption Agreement (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on November 25, 2014)
10.3	Landmark Infrastructure Partners LP 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K filed on November 25, 2014)
10.4
Landmark Infrastructure Partners LP 2014 Long-Term Incentive Program Phantom Unit Agreement with Distribution Equivalent Rights (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form S-11 (Registration No. 333-199221), initially filed on October 8, 2014, as amended)
10.5
Landmark Infrastructure Partners LP 2014 Long-Term Incentive Program Phantom Unit Agreement without Distribution Equivalent Rights (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form S-11 (Registration No. 333-199221), initially filed on October 8, 2014, as amended)
10.6	Omnibus Agreement (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on November 25, 2014)
10.7	Patent License Agreement (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed on November 25, 2014)
10.8	Subordinated Unit Subscription Agreement (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on November 18, 2014)
10.9
Asset Purchase Agreement between Landmark Infrastructure Holding Company LLC and Landmark Infrastructure Operating Company LLC, dated March 4, 2015 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on March 5, 2015.
10.10
Asset Purchase Agreement between Landmark Infrastructure Holding Company LLC and Landmark Infrastructure Operating Company LLC, dated April 8, 2015 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on April 8, 2015.
21.1	List of Subsidiaries of Landmark Infrastructure Partners LP (incorporated by reference to Exhibit 21.1 of our Annual Report on Form 10-K filed on February 26, 2015)

Exhibit number		Description
23.1		Consent of Ernst & Young LLP
23.2	*	Consent of SNL Financial LC
23.3		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.4		Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24.1		Powers of Attorney

*
Previously filed.

Item 37.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that,

          (i)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with Landmark or its subsidiaries (including the registrant's general partner) and of fees, commissions, compensation and other benefits paid, or accrued to Landmark or its subsidiaries (including the registrant's general partner) for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the company.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on May 12, 2015.

Landmark Infrastructure Partners LP
By:	Landmark Infrastructure Partners GP LLC, its General Partner
By:	/s/ GEORGE P. DOYLE
	Name:	George P. Doyle
	Title:	Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 12, 2015.

Signature	Title	Date

* Arthur P. Brazy, Jr.	Director and Chief Executive Officer (Principal Executive Officer)	May 12, 2015
/s/ GEORGE P. DOYLE George P. Doyle	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 12, 2015
* Matthew P. Carbone	Chairman of the Board of Directors	May 12, 2015
* James F. Brown	Director	May 12, 2015
* Jonathan A. Contos	Director	May 12, 2015
* Edmond G. Leung	Director	May 12, 2015
* Ronald W. Readmond	Director	May 12, 2015

Signature		Title	Date

* Thomas Carey White III		Director	May 12, 2015
* Gerald A. Tywoniuk		Director	May 12, 2015
*By:	/s/ GEORGE P. DOYLE George P. Doyle Attorney-in-fact

Exhibit Index

Exhibit number		Description
1.1		Form of Underwriting Agreement (including form of Lock-up Agreement)
3.1
Certificate of Limited Partnership of Landmark Infrastructure Partners LP (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form S-11 (Registration No. 333-199221), initially filed on October 8, 2014, as amended)
3.2
First Amended and Restated Agreement of Limited Partnership of Landmark Infrastructure Partners LP (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on November 25, 2014)
5.1		Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1		Opinion of Latham & Watkins LLP relating to tax matters
10.1		Revolving Credit Agreement (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on November 25, 2014)
10.2		Contribution, Conveyance and Assumption Agreement (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on November 25, 2014)
10.3		Landmark Infrastructure Partners LP 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K filed on November 25, 2014)
10.4
Landmark Infrastructure Partners LP 2014 Long-Term Incentive Program Phantom Unit Agreement with Distribution Equivalent Rights (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form S-11 (Registration No. 333-199221), initially filed on October 8, 2014, as amended)
10.5
Landmark Infrastructure Partners LP 2014 Long-Term Incentive Program Phantom Unit Agreement without Distribution Equivalent Rights (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form S-11 (Registration No. 333-199221), initially filed on October 8, 2014, as amended)
10.6		Omnibus Agreement (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on November 25, 2014)
10.7		Patent License Agreement (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed on November 25, 2014)
10.8		Subordinated Unit Subscription Agreement (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on November 18, 2014)
10.9
Asset Purchase Agreement between Landmark Infrastructure Holding Company LLC and Landmark Infrastructure Operating Company LLC, dated March 4, 2015 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on March 5, 2015.
10.10
Asset Purchase Agreement between Landmark Infrastructure Holding Company LLC and Landmark Infrastructure Operating Company LLC, dated April 8, 2015 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on April 8, 2015.
21.1		List of Subsidiaries of Landmark Infrastructure Partners LP (incorporated by reference to Exhibit 21.1 of our Annual Report on Form 10-K filed on February 26, 2015)
23.1		Consent of Ernst & Young LLP
23.2	*	Consent of SNL Financial LC
23.3		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

Exhibit number	Description
23.4	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (contained on the signature page to this Registration Statement)

*
Previously filed.